SCHEDULE 14A INFORMATION

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AMETEK, Inc.
(Name of Registrant as Specified In Its Charter)

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Notice of 2012

Annual Meeting

Proxy Statement

Annual Financial Information

and Review of Operations

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 1, 2012

11:00 a.m. Eastern Daylight Time

InterContinental The Barclay New York

Sutton Room

111 East 48th Street

New York, NY 10017

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2012 Annual Meeting of Stockholders of AMETEK, Inc. At the Annual Meeting, you will be asked to:

1.	Elect three Directors for a term of three years;

2.	Cast an advisory vote to approve named executive officer compensation;

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012; and

4.	Transact any other business properly brought before the Annual Meeting.

Only stockholders of record at the close of business on March 16, 2012 will be entitled to vote at the Annual Meeting. Your vote is important. You can vote in one of four ways: (1) via the Internet, (2) by telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Please refer to your proxy card for specific proxy voting instructions.

We have included the annual financial information relating to our business and operations in Appendix A to the Proxy Statement. We also have enclosed a Summary Annual Report.

We hope that you take advantage of the convenience and cost savings of voting by computer or by telephone. A sizable electronic response would significantly reduce return-postage fees.

Whether you expect to attend the meeting or not, we urge you to vote your shares via the Internet, by telephone or by mailing your proxy as soon as possible. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to, as your proxy is revocable at your option. We appreciate your interest in AMETEK.

Sincerely,

Frank S. Hermance

Chairman of the Board

and Chief Executive Officer

Berwyn, Pennsylvania

Dated: March 23, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2012

Our Notice of 2012 Annual Meeting of Stockholders, Proxy Statement and Annual Report

are available at: http://www.ametek.com/2012proxy

Principal executive offices

1100 Cassatt Road

P.O. Box 1764

Berwyn, Pennsylvania 19312-1177

PROXY STATEMENT

We are mailing this Proxy Statement and proxy card to our stockholders of record as of March 16, 2012 on or about March 23, 2012. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES

Your vote is very important. It is important that your views be represented whether or not you attend the Annual Meeting. Stockholders who hold AMETEK shares through a broker, bank or other holder of record receive proxy materials and a Voting Instruction Form – either electronically or by mail – before each Annual Meeting. Prior to 2010, if you did not transmit your voting instructions before the Annual Meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine. Your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the Voting Instruction Form or following the instructions provided to you to vote your shares via the Internet or by telephone. For your vote to be counted, you now need to communicate your voting decisions to your broker, bank or other holder of record before the date of the Annual Meeting.

Who can vote? Stockholders of record as of the close of business on March 16, 2012 are entitled to vote. On that date, 160,727,448 shares of our Common Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I vote? You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You can designate the individuals named on the enclosed proxy card as your proxies by mailing a properly executed proxy card, via the Internet or by telephone. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy card bearing a later date or by appearing in person and casting a ballot at the Annual Meeting.

To submit your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote via the Internet or by telephone by following the instructions on your proxy card. Your Internet or telephone vote authorizes the persons named on the proxy card to vote your shares in the same manner as if you marked, signed and returned the proxy card to us.

If you hold your shares through a broker, bank or other holder of record, that institution will send you separate instructions describing the procedure for voting your shares.

What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted through the Internet or by telephone will serve as voting instructions to the plan trustee.

How are shares voted? If you return a properly executed proxy card or submit voting instructions via the Internet or by telephone before voting at the Annual Meeting is closed, the individuals named as proxies on the enclosed proxy card will vote in accordance with the directions you provide. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card or a vote via the Internet or by telephone also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. Your proxy voting instructions must be received by April 26, 2012 to enable the savings plan trustee to tabulate the vote of the plan shares prior to the Annual Meeting.

How many votes are required? A majority of the shares of our outstanding Common Stock entitled to vote at the Meeting must be represented in person or by proxy in order to have a quorum present at the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Directors are elected by a plurality of the votes cast, subject to the Company’s Corporate Governance Guidelines regarding resignations for Directors who do not receive a majority of “for” votes. “Plurality” means that the nominees receiving the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the Annual Meeting. The approval of the advisory vote on executive compensation and the ratification of the appointment of Ernst & Young LLP require the affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. Abstentions and broker non-votes are not counted as votes for or against these proposals. The advisory vote on executive compensation is not binding upon the Company. However, the Board and Compensation Committee will take into account the outcome of this vote when considering future executive compensation arrangements.

Who will tabulate the vote? Our transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by independent inspectors of election.

Is my vote confidential? It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

Who is the proxy solicitor? We have retained Georgeson, Inc. to assist in the distribution of proxy materials and solicitation of votes. We will pay Georgeson, Inc. a fee of $8,000, plus reimbursement of reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and our Certificate of Incorporation and By-laws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.

Our Board of Directors currently consists of seven members. They are Anthony J. Conti, Frank S. Hermance, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, Elizabeth R. Varet and Dennis K. Williams. The biographies of the continuing Directors and Director nominees appear on page 13. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders.

Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission. Our Code of Ethics and Business Conduct sets forth rules of conduct that apply to all of our Directors, officers and employees. We also have adopted a separate Code of Ethical Conduct for our Chief Executive Officer and senior financial officers. The Guidelines and Codes are available at the Investors section of www.ametek.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). The Board of Directors and our management do not intend to grant any waivers of the provisions of either Code. In the unlikely event a waiver for a Director or an executive officer occurs, the action will be disclosed promptly at our Web site address provided above. If the Guidelines or the Codes are amended, the revised versions also will be posted on our Web site.

Meetings of the Board. Our Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors frequently communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the Directors.

The independent Directors meet in executive session at least once a year outside of the presence of any management Directors and other members of our management. The presiding Director at the executive sessions rotates annually among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. The presiding Director at the executive sessions for 2012 is Mr. Klein, the chairperson of the Compensation Committee. During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.

Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the Annual Meeting of Stockholders. Our Board met in person a total of four times and three times by telephone in 2011. Each of the Directors attended at least 75% of the meetings of the Board and the Committees to which the Director was assigned. All of the Directors attended the 2011 Annual Meeting of Stockholders.

Independence. The Board of Directors has affirmatively determined that each of the current non-management Directors, Anthony J. Conti, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, Elizabeth R. Varet and Dennis K. Williams, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and, therefore, is an independent Director within the meaning of the New York Stock Exchange rules. The Board has further determined that each member of the Audit, Compensation and Corporate Governance/Nominating Committees is independent within the meaning of the New York Stock Exchange rules. The members of the Audit Committee also satisfy Securities and Exchange Commission regulatory independence requirements for audit committee members.

The Board has established the following standards to assist it in determining Director independence: A Director will not be deemed independent if: (i) within the previous three years or currently, (a) the Director has been employed by us; (b) someone in the Director’s immediate family has been employed by us as an executive officer; or (c) the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of our present executive officers; (ii) (a) the Director is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) someone in the Director’s immediate family is a current partner of such a firm; (c) someone in the Director’s immediate family is a current employee of such a firm and personally works on the Company’s audit; or (d) the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on the Company’s audit within the last three years; (iii) the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as our employee (other than an executive officer). The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from us for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent of the other company’s consolidated gross revenues, whichever is greater, or (ii) if the Director is a current executive officer of a charitable organization, and we made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that do not exceed $1 million or two percent of the charitable organization’s consolidated gross revenues, whichever is greater. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the New York Stock Exchange’s corporate governance rules.

All independent Directors satisfied these categorical standards.

Communication with Non-Management Directors and Audit Committee. Stockholders and other parties who wish to communicate with the non-management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, address your correspondence to the Corporate Secretary Department, Attention: Non-Management Directors, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177.

You may address complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee by calling 1-866-531-3079 (Domestic – English only) or 1-866-551-8006 (International – Other Languages).

Committees of the Board. Our Board Committees include Audit, Compensation, Corporate Governance/Nominating, and Executive. The charters of the Audit, Compensation and Corporate Governance/Nominating Committees are available at the Investors section of www.ametek.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). Each of the Audit, Compensation and Corporate Governance/Nominating Committees conducts an annual assessment to assist it in evaluating whether, among other things, it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations effectively. Each Committee may retain advisors to assist it in carrying out its responsibilities.

The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate our independent auditors. In addition, the Audit Committee is responsible for:

•	review and approval in advance of all audit and lawfully permitted non-audit services performed by the independent auditors;

•

review and discussion with management and the independent auditors regarding the annual audited financial statements and quarterly financial statements included in our Securities and Exchange Commission filings and quarterly sales and earnings announcements;

•	oversight of our compliance with legal and regulatory requirements;

•	review of the performance of our internal audit function;

•	meeting separately with the independent auditors and our internal auditors as often as deemed necessary or appropriate by the Committee; and

•	review of major issues regarding accounting principles, financial statement presentation and the adequacy of internal controls.

The Committee met nine times during 2011. The Board of Directors has determined that Anthony J. Conti is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s regulations. The members of the Committee are Anthony J. Conti – Chairperson, Steven W. Kohlhagen, James R. Malone and Dennis K. Williams.

The Compensation Committee is responsible for, among other things:

•	establishment and periodic review of our compensation philosophy and the adequacy of the compensation plans for our officers and other employees;

•	establishment of compensation arrangements and incentive goals for officers at the Corporate Vice President level and above and administration of compensation plans;

•	review of the performance of officers at the Corporate Vice President level and above and award of incentive compensation, exercising discretion and adjusting compensation arrangements as appropriate;

•	review and monitoring of management development and succession plans; and

•	periodic review of the compensation of non-employee Directors.

The Committee met six times during 2011. The members of the Committee are Charles D. Klein – Chairperson, James R. Malone and Elizabeth R. Varet. In carrying out its duties, the Compensation Committee made compensation decisions for 39 officers as of December 31, 2011, including all executive officers. The Committee’s charter provides that, in setting compensation for the Chief Executive Officer, the Committee will review and evaluate the Chief Executive Officer’s performance and leadership, taking into account the views of other members of the Board. The charter further provides that, with the participation of the Chief Executive Officer, the Committee is to evaluate the performance of other officers and determine compensation for these officers. In this regard, Compensation Committee meetings are regularly attended by the Chief Executive Officer. The Chief Executive Officer does not participate in the determination of his own compensation. The Compensation Committee has authority under the charter to retain and set compensation for compensation consultants and other advisors that the Committee may engage. The Compensation Committee charter does not provide for delegation of the Committee’s duties and responsibilities other than to one or more members of the Committee when appropriate.

Management engaged Pay Governance LLC to provide executive and Director compensation consulting services. Pay Governance provided no other services for the Company.

We ask Pay Governance to provide comparative data regarding compensation levels for seasoned managers who have job functions and responsibilities that are similar to those of our executives. Specifically, we ask Pay Governance to compare our executives’ compensation to the 50th percentile of compensation for similarly positioned executives in a general industry group consisting of over 500 companies. Based on this data, our human resources department develops summaries for the Compensation Committee, indicating competitive compensation levels for our executives that would correspond to the 50th percentile, thereby assisting the Compensation Committee in its evaluation of our executives’ compensation. See “Compensation Discussion and Analysis – 2011 Compensation – Determination of Competitive Compensation” for further information.

The Corporate Governance/Nominating Committee is responsible for, among other things:

•	selection of nominees for election as Directors, subject to ratification by the Board;

•	recommendation of a Director to serve as Chairperson of the Board;

•	recommendation to the Board of the responsibilities of Board Committees and each Committee’s membership;

•	oversight of the annual evaluation of the Board and the Audit and Compensation Committees; and

•	review and assessment of the adequacy of our Corporate Governance Guidelines.

The Committee met five times during 2011. The members of the Committee are James R. Malone – Chairperson, Charles D. Klein and Dennis K. Williams.

The Pension Investment Committee was originally established to supervise and monitor the investment activities of our retirement plan’s assets, to review the administration of the plan, including compliance, and investment manager and trustee performance related to the plan, and to consider the results of independent audits of the plan. The Committee met two times in 2011. The Board determined that the management of the Company can itself perform the tasks of the Committee and dissolved the Committee on May 3, 2011.

The Executive Committee has limited powers to act on behalf of the Board whenever the Board is not in session. The Committee did not meet during 2011. The members of the Committee are Frank S. Hermance – Chairperson, Charles D. Klein, Elizabeth R. Varet and Dennis K. Williams.

Board Leadership Structure. We currently utilize the traditional U.S. board leadership structure, under which our Chief Executive Officer also serves as Chairman of the Board of Directors. We believe that this leadership structure is in the best interests of our Company. The CEO serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Having one person serve as both CEO and Chairman of the Board provides clear leadership for our Company, with a single person setting the tone and having primary responsibility for managing our operations. Splitting the role of CEO and Chairman of the Board would create the potential for confusion or duplication of efforts, and would weaken our Company’s ability to develop and implement strategy. In contrast, we believe that our Company’s current leadership structure with the combined Chairman/CEO leadership role enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent Directors.

In addition, our Board and Committee composition ensures independence and protects against too much power being placed with the Chairman and CEO. Currently, all of our Directors (other than Mr. Hermance) and each member of the Audit, Corporate Governance/Nominating and Compensation Committees meet the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines’ categorical standards for determining Director independence. Pursuant to our Corporate Governance Guidelines, each independent Director has the ability to raise questions directly with management and request that topics be placed on the Board agenda for discussion. Currently, independent Directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of Directors and the development and implementation of the Company’s corporate governance policies and structures. Further, the Compensation Committee conducts an annual performance review of the Chairman and CEO and, based upon this review, approves the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.

We do not have a designated lead independent Director. It is our policy that independent Directors meet in executive session at least once a year outside of the presence of any management Directors or any other members of our management. The presiding Director at the executive sessions rotates among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. This policy provides for leadership at all meetings or executive sessions without making it necessary to designate a lead Director who would be required to expend substantial extra time in order to perform these same duties.

Risk Oversight. In accordance with New York Stock Exchange rules and our Audit Committee’s charter, our Audit Committee has primary responsibility for overseeing risk management for the Company. Nevertheless, our entire Board of Directors, and each other Committee of the Board, is actively involved in overseeing risk management. Our Board of Directors, and each of its Committees, regularly consider various potential risks at their meetings during discussion of the Company’s operations and consideration of matters for approval. In addition, the Company has an active risk management program. A committee composed of senior executives, including the Chief Executive Officer, the Chief Financial Officer, the Comptroller and the Group Presidents, meets several times a year to review our internal risks, including those relating to our operations, strategy, financial condition, compliance and employees, and our external risks, including those relating to our markets, geographic locations, regulatory environment and economic outlook. The committee analyzes various potential risks for severity, likelihood and manageability, and develops action plans to address those risks. The committee presents its findings to the Audit Committee of the Board on a quarterly basis and to the full Board of Directors annually.

Consideration of Director Candidates. The Corporate Governance/Nominating Committee seeks candidates for Director positions who help create a collective membership on the Board with varied backgrounds, experience, skills, knowledge and perspective. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The Committee also seeks a Board that reflects diversity, including but not limited to race, gender, ethnicity, age and experience. This is implemented by the Committee when it annually considers diversity in the composition of the Board prior to recommending candidates for nomination as Directors. The Committee solicits input from Directors regarding their views on the sufficiency of Board diversity. This occurs through the annual self-assessment process. The Committee assesses the effectiveness of Board diversity by considering the various skills, experiences, knowledge, backgrounds and perspectives of the members of the Board of Directors. The Committee then considers whether the Board possesses, in its judgment, a sufficient diversity of those attributes.

Stockholders can recommend qualified candidates for Director by writing to the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177. Stockholder submissions must include the following information: (1) the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending shareholder; (3) the consent of the candidate to serve as a Director; and (4) proof of the number of shares of our Common Stock that the recommending stockholder owns and the length of time that the shares have been owned. To enable consideration of a candidate in connection with the 2013 Annual Meeting, a stockholder must submit materials relating to the recommended candidate no later than November 22, 2012. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above in the same manner as for other candidates. The Corporate Governance/Nominating Committee also may seek additional information regarding the candidate. After full consideration by the Corporate Governance/Nominating Committee, the stockholder proponent will be notified of the decision of the Committee.

Director Compensation. Standard compensation arrangements for Directors in 2011 are described below.

•

Fees – Non-employee Directors received an annual fee of $55,000. Mr. Klein, the Chairman of the Compensation Committee, and Mr. Malone, the Chairman of the Corporate Governance/Nominating Committee, both received an annual fee of $62,500. Mr. Kohlhagen, the Chairman of the Pension Investment Committee, which Committee was dissolved on May 3, 2011, received $57,555 which was the pro rata portion of his annual fee. Mr. Gordon, who retired from the Board and resigned as the Chairman of the Audit Committee on May 3, 2011, received $25,549 which was the pro rata portion of his annual fee. Mr. Steinmann, who retired from the Board on May 3, 2011, received $18,736 which was the pro rata portion of his annual fee. Mr. Conti, who replaced Mr. Gordon as the Chairman of the Audit Committee on May 3, 2011, received $68,242 which was the pro rata portion of his annual fee. In addition, non-employee Directors received $3,750 for each of the four in-person meetings of the Board of Directors they attended. There were no additional fees for attendance at the Board meetings held by telephone or Committee meetings.

•

Restricted Stock – On May 3, 2011, under our 2007 Omnibus Incentive Compensation Plan, each non-employee Director received a restricted stock award of 1,000 shares of our Common Stock. These restricted shares vest on the earliest to occur of:

•	the closing price of our Common Stock on any five consecutive trading days equaling or exceeding $89.48,

•	the death or disability of the Director,

•	the Director’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control, or

•	the second anniversary of the date of grant, namely May 3, 2013, provided the Director has served continuously through that date.

•

Restricted Stock Vestings – On April 6, 2011, the price-related event for accelerated vesting of the restricted stock granted on April 23, 2009 to Messrs. Gordon, Klein, Kohlhagen, Malone, Steinmann and Williams and Ms. Varet occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on April 6, 2011 ($44.62), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

Also, on April 25, 2011, the 4-year cliff vesting of the restricted stock granted on April 24, 2007 to Messrs. Gordon, Klein, Kohlhagen, Malone, Steinmann and Williams and Ms. Varet occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on April 25, 2011 ($46.18), multiplied by the number of shares acquired on vesting, minus the par value per share paid by the Director, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

•

Options – On May 3, 2011, under our 2007 Omnibus Incentive Compensation Plan, each non-employee Director received an option to purchase 2,700 shares of our Common Stock, at an exercise price equal to the closing price of AMETEK’s Common Stock, as reported on the New York Stock Exchange consolidated tape on that date. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant.

The following table provides information regarding Director compensation in 2011, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board, Committee and AMETEK business meetings, and approved educational seminars. In addition, the table does not address compensation for Mr. Hermance, which is addressed under “Executive Compensation” beginning on page 15. Mr. Hermance does not receive additional compensation for serving as a Director.

DIRECTOR COMPENSATION – 2011

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Anthony J. Conti	$83,242	$44,740	$30,672	—	$—	$432	$159,086
Sheldon S. Gordon	29,299	—	—	—	131,600	75,114	236,013
(retired on May 3, 2011)
Charles D. Klein	77,500	44,740	30,672	—	25,800	1,015	179,727
Steven W. Kohlhagen	72,555	44,740	30,672	—	—	1,015	148,982
James R. Malone	77,500	44,740	30,672	—	72,000	1,015	225,927
David P. Steinmann	22,486	—	—	—	105,700	75,114	203,300
(retired on May 3, 2011)
Elizabeth R. Varet	70,000	44,740	30,672	—	64,200	1,015	210,627
Dennis K. Williams	70,000	44,740	30,672	—	—	1,015	146,427

(1)	The amounts shown for stock awards relate to restricted shares granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation, which we refer to below as “ASC 718,” but without giving effect to estimated forfeitures related to service-based vesting conditions. At December 31, 2011, Messrs. Klein, Kohlhagen, Malone, and Williams and Ms. Varet each held 4,360 restricted shares and Mr. Conti held 2,032 restricted shares.
(2)	The amounts shown for option awards relate to stock options granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in Note 11 to our Consolidated Financial Statements on page 40 of Appendix A to this proxy statement. At December 31, 2011, Messrs. Klein, Kohlhagen, Malone and Williams each held options to purchase 30,907 shares of our Common Stock, Ms. Varet held options to purchase 36,757 shares of our Common Stock and Mr. Conti held options to purchase 5,871 shares of our Common Stock.
(3)	The amounts shown for Messrs. Gordon and Steinmann include lump sum cash payments, in the amount of $75,013 each, in recognition of their long and valued service to the Board.

Directors who first became members of the Board of Directors prior to January 1, 1997 participate in a retirement plan for Directors. Under this plan, each non-employee Director who has provided at least three years of service to us as a Director receives an annual retirement benefit equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. Ms. Varet has accrued an annual retirement benefit of $70,000. Messrs. Klein and Malone have accrued an annual retirement benefit of $77,500.

Directors who first became members of the Board of Directors prior to July 22, 2004 participate in our Death Benefit Program for Directors. Messrs. Klein and Malone and Ms. Varet participate in this program. Under this program, each non-employee Director has an individual agreement that pays the Director (or the Director’s beneficiary in the event of the Director’s death) an annual amount equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. The payments are made for 10 years beginning at the earlier of (a) the Director’s being retired and having attained age 70 or (b) the Director’s death. The program is funded by individual life insurance policies that we purchased on the lives of the Directors. In addition, non-employee Directors who first became members of the Board of Directors prior to July 27, 2005 have a group term life insurance benefit of $50,000. We retain the right to terminate any of the individual agreements under certain circumstances.

Directors, on or after June 1, 2011, are able to participate in a deferred compensation plan for Directors. Under this plan, a Director may defer payment of his or her fees. In advance of the year in which the fees will be paid, a Director may elect to defer all or part of his or her fees into a notional investment in our Common Stock, in an interest-bearing account, or in both. A Director generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to five annual installments commencing on a date specified by the Director in his or her distribution election. Payments may commence sooner upon the Director’s earlier separation from service, upon the death of the Director, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.

Mandatory Retirement. The retirement policy for our Board of Directors prohibits a Director from standing for re-election following his or her 75th birthday.

Certain Relationships and Related Transactions. Mr. Hermance’s son is employed by us in a non-executive officer capacity as a Divisional Vice President and received total compensation, as such amount is calculated for the named executive officers in the Summary Compensation Table on page 23, of approximately $400,000 in 2011.

Under our written related party transactions policy, transactions that would require disclosure under SEC regulations must be approved in advance by the Audit Committee. Applicable SEC regulations generally require disclosure of all transactions since the beginning of a corporation’s last fiscal year, or any currently proposed transaction, exceeding $120,000 in which the corporation or any of its subsidiaries is participating and in which any of the following “related persons” had, or will have, a direct or indirect material interest: (1) any of the corporation’s directors, director nominees, or executive officers, (2) any beneficial owner of more than 5% of the corporation’s common stock and (3) any member of the immediate family of any of the foregoing persons. The term “immediate family” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the same household as the person.

Prior to entering into a transaction covered by the policy, the person proposing to enter into the transaction must provide a notice to our Vice President - Corporate Compliance and Auditing, who must promptly forward the notice to the Chairman of the Audit Committee. Following such inquiry as the Audit Committee deems appropriate, the transaction is permissible if the Audit Committee finds that, notwithstanding the involvement of a related person, there is an appropriate business reason to approve the transaction.

The transaction described above was ratified by the Audit Committee under the policy.

ADVANCE NOTICE PROCEDURES

In accordance with our By-Laws, stockholders must give us notice relating to nominations for Director or proposed business to be considered at our 2013 Annual Meeting of Stockholders no earlier than December 31, 2012 and no later than January 30, 2013. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement or for recommending candidates for consideration by the Corporate Governance/Nominating Committee, nor do they apply to questions a stockholder may wish to ask at the Annual Meeting. Stockholders may request a copy of the By-Law provisions discussed above from the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177.

STOCKHOLDER PROPOSALS FOR THE 2013 PROXY STATEMENT

To be considered for inclusion in the proxy statement for the 2013 Annual Meeting of Stockholders, stockholder proposals must be received at our executive offices no later than November 22, 2012.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee are set forth in its charter, which is accessible at the Investors section of www.ametek.com. Among other things, the charter charges the Committee with the responsibility for reviewing AMETEK’s audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, AMETEK’s independent registered public accounting firm, the audited financial statements contained in AMETEK’s 2011 Annual Report on Form 10-K and included in Appendix A to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Committee received the written disclosures and letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

The Committee discussed with AMETEK’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK’s disclosure control process and internal control over financial reporting, and the overall quality of AMETEK’s financial reporting. The Committee held nine meetings during 2011, which included telephone meetings prior to quarterly earnings announcements.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in AMETEK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee:

Anthony J. Conti, Chairperson

Steven W. Kohlhagen

James R. Malone

Dennis K. Williams

Dated: March 23, 2012

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

The nominees for election at this year’s Annual Meeting are James R. Malone, Elizabeth R. Varet and Dennis K. Williams. Messrs. Malone and Williams and Ms. Varet have been nominated to serve as Class III Directors and, if elected, will serve until the Annual Meeting in 2015.

All proxies received will be voted for the election of the nominees unless the stockholder submitting the proxy gives other instructions. Nominees will be elected by holders of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. Under our Company’s Corporate Governance Guidelines, in an uncontested election, any nominee for Director who receives a greater number of “withheld” votes than “for” votes is required to promptly tender his or her resignation for consideration by the Corporate Governance/Nominating Committee of the Board of Directors. The Committee will promptly consider the resignation tendered by the Director and will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will weigh all factors deemed relevant to the Committee, including the reasons for the “withheld” votes by stockholders, the length of service and qualifications of the Director, and the Director’s contributions to the Company. No Director whose tendered resignation is under consideration will participate in the deliberation process as a member of the Corporate Governance/Nominating Committee or the process of the Board described below. The Board will act on the Corporate Governance/Nominating Committee’s recommendation within 90 days following certification of the stockholder vote. In considering the Corporate Governance/Nominating Committee’s recommendation, the Board will weigh the factors considered by the Committee and any additional information deemed relevant by the Board. To the extent that one or more Directors’ resignations are accepted by the Board, the Corporate Governance/Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, unless the Board determines to reduce the number of Directors. The Directors’ biographies are set forth on page 13.

Your Board of Directors Recommends a Vote FOR Each of the Nominees.

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

(Proposal 2 on Proxy Card)

In accordance with the results of the advisory vote at the Company’s 2011 Annual Meeting, our Board determined to implement an annual non-binding stockholder vote on our executive compensation (commonly referred to as “Say-on-Pay”). Our Board has had a long-standing commitment to good corporate governance and recognizes the interest that investors have in executive compensation. We also are committed to achieving a high level of total return to our stockholders.

We encourage you to review the Compensation Discussion and Analysis beginning on page 15 of this proxy statement, as well as the 2011 Summary Compensation table and related compensation tables and narrative, appearing on pages 23 through 34, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers. We believe that our compensation program is designed to attract, motivate and retain the talent required to achieve the short- and long-term performance goals necessary to create shareholder value. Our balanced approach to executive compensation through a combination of base pay, annual incentives and long-term incentives, with a mix of cash and non-cash awards, aligns with creating and sustaining stockholder value. The result of our compensation program is reflected in the total return to our stockholders.

In 2011, our Company’s total return to stockholders, including cash and stock dividends, was 8% compared with 2% for the Russell 1000 and -9% for the Dow Jones U.S. Electronic Equipment Index. For the last three years ended December 31, 2011, our total return to stockholders has been 29% compounded annually as compared to 15% for the Russell 1000 and 21% for the Dow Jones U.S. Electronic Equipment Index. When compared to the total stockholder returns generated by Pay Governance’s general industry group used for compensation comparisons (see pages 15-16), our Company’s total stockholder returns were in the top quartile for the one-, three- and five-year periods. For the year ended December 31, 2011, we grew our revenues by 21% and our earnings per share by 35%, resulting in the most profitable year in the history of our Company.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this Proxy Statement).”

Although the vote is non-binding, our Board and Compensation Committee will take into account the outcome of the vote when making future decisions about the Company’s executive compensation policies and procedures.

Your Board of Directors Recommends a Vote FOR the Approval of the Company’s Executive Compensation.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3 on Proxy Card)

The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Ernst & Young LLP and its predecessor has served continuously as our independent auditors since our incorporation in 1930. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.

Fees billed to us by Ernst & Young LLP for services rendered in 2011 and 2010 totaled $5,251,000 and $5,750,000 respectively, and consisted of the following:

	2011	2010
Audit fees	$4,203,000	$4,186,000
Audit-related fees	326,000	258,000
Tax fees	720,000	1,304,000
All other fees	2,000	2,000

Total	$5,251,000	$5,750,000

“Audit fees” includes amounts for statutory audits and attestation services related to our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The amounts shown for “Audit-related fees” primarily include fees for audits of employee benefit plans and due diligence in connection with acquisitions.

The amounts shown for “Tax fees” relate to federal and state tax advice, acquisition tax planning, assistance with international tax compliance and international tax consulting.

The amounts shown for “All other fees” primarily relate to online accounting research subscriptions.

The affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote FOR Ratification.

THE BOARD OF DIRECTORS

As discussed under “Consideration of Director Candidates”, the Corporate Governance/Nominating Committee analyzes a number of factors when considering Directors for selection to the Board. Each of our Directors has been selected based on their demonstrated leadership and significant experience in areas significant to our Company; ability to offer advice and guidance based upon that experience and expertise; sound business judgment; and character and integrity that support the core values of the Company. The biographical information set forth below includes a description of each Director’s background that supported the Board’s consideration of that Director for nomination. Unless we indicate otherwise, each Director has maintained the principal occupation and directorships described below for more than five years.

Class III: Nominees for election at this Annual Meeting for terms expiring in 2015:

JAMES R. MALONE Director since 1994 Age 69	Mr. Malone is founder and Managing Partner of Qorval LLC. Mr. Malone brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of four Fortune 500 companies, and as a director of a number of other public companies. He has extensive acquisition experience and knowledge specific to our markets with over 25 years experience in our industry. Mr. Malone is currently a Director of Regions Financial Corp. and Chairman of the Board of Governors of Citizens Property Insurance Corp.

ELIZABETH R. VARET Director since 1987 Age 68	Ms. Varet is a Managing Director of American Securities Management L.P. and chairman of the corporate general partner of several affiliated entities. Ms. Varet brings to the Board expertise in finance and investment through her extensive management and investment experience at private equity and other investment firms.

DENNIS K. WILLIAMS Director since 2006 Age 66	Mr. Williams is retired from his position as President, Chief Executive Officer and Chairman of the Board of IDEX Corporation. Mr. Williams brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of IDEX Corporation. He has extensive acquisition experience and knowledge specific to our markets with over 30 years experience in our industry. Mr. Williams is currently a Director of Owens-Illinois, Inc. and Actuant Corporation. He was a Director of Washington Group International, Inc. from November 2001 to November 2007.

Class I: Directors whose terms continue until 2013:

CHARLES D. KLEIN Director since 1980 Age 73	Mr. Klein is a Managing Director of American Securities LLC and an executive officer of several affiliated entities. Mr. Klein brings to the Board expertise in financing and investment through his extensive management, acquisition and investment experience at private equity and other investment firms, and through his current and past experience as a Director of a number of public and private companies.

STEVEN W. KOHLHAGEN Director since 2006 Age 64	Mr. Kohlhagen is a retired financial executive. Mr. Kohlhagen brings to the Board expertise in financial accounting, finance and risk management through his extensive experience in, and knowledge of, the financial, securities and foreign exchange markets. He was a Director of the IQ Investment Advisors family of Merrill Lynch funds from January 2005 to September 2010.

Class II: Directors whose terms continue until 2014:

ANTHONY J. CONTI Director since 2010 Age 63	Mr. Conti is retired from his position as a Partner (from October 1980 to December 2009) of PricewaterhouseCoopers. Mr. Conti brings to the Board expertise in financial accounting, finance, strategy, risk management and human resources management with his over 35 years experience at a public accounting firm.

FRANK S. HERMANCE Director since 1999 Age 63	Mr. Hermance is Chairman of the Board and Chief Executive Officer of AMETEK. Mr. Hermance brings to the Board extensive knowledge of our Company and the markets in which we operate through his more than 30 years experience in our industry. He is currently a Director of IDEX Corporation and UGI Corporation.

EXECUTIVE OFFICERS

Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information about our executive officers as of March 16, 2012 is shown below:

Name	Age	Present Position with AMETEK
Frank S. Hermance	63	Chairman of the Board and Chief Executive Officer
John J. Molinelli	65	Executive Vice President–Chief Financial Officer
Timothy N. Jones	55	President–Electromechanical Group
John W. Hardin	47	President–Electronic Instruments
David A. Zapico	47	President–Electronic Instruments
Robert R. Mandos, Jr.	53	Senior Vice President and Comptroller

Frank S. Hermance’s employment history with us and other directorships held during the past five years are described under the section “The Board of Directors” on page 13. Mr. Hermance has 21 years of service with us.

John J. Molinelli was elected Executive Vice President–Chief Financial Officer effective April 22, 1998. Mr. Molinelli has 43 years of service with us.

Timothy N. Jones was elected President–Electromechanical Group effective February 1, 2006. Mr. Jones has 32 years of service with us.

John W. Hardin was elected President–Electronic Instruments effective July 23, 2008. Previously he served as Senior Vice President and General Manager of the Aerospace and Defense Division from October 2004 to July 2008. Mr. Hardin has 13 years of service with us.

David A. Zapico was elected President–Electronic Instruments effective October 1, 2003. Mr. Zapico has 22 years of service with us.

Robert R. Mandos, Jr. was elected Senior Vice President and Comptroller effective October 1, 2004. Mr. Mandos has 30 years of service with us.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”

Each year, the Compensation Committee, in consultation with an independent compensation consultant, carefully reviews our compensation policies and procedures to determine if they are in the best interests of our stockholders and employees. The Compensation Committee conducted this review in the fall of 2011. In light of the strong level of stockholder approval of our executive compensation that we received at our 2011 Annual Meeting of Stockholders (approximately 89% of the advisory vote), the Compensation Committee determined that it is in the best interests of our stockholders as well as our employees to maintain our compensation policies and procedures which have been in effect for a number of years and which are described in this Compensation Discussion and Analysis.

2011 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2011 was designed to meet the following objectives:

•

Provide compensation that is competitive with compensation for other companies’ executive officers who provide comparable services, taking into account the size of our Company or operating group, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned various components of our 2011 compensation payments and awards to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Short-Term Incentive Awards,	Competitive Compensation,
Restricted Stock Awards and	Performance Incentives,
Stock Option Grants	Stakeholder Incentives and
Retention Incentives

Determination of Competitive Compensation

In assessing competitive compensation, we referenced current year data provided to us by an independent compensation consultant, Pay Governance. Pay Governance used the 50th percentile of the general industry group (a collection of over 500 companies) as a reference point. Our approach provides us reference information, allowing us to compete effectively in the marketplace for top talent, while providing us the flexibility to respond to our changing business conditions and the performance of each individual.

We used the following process to determine a reference point for the compensation for each named executive officer in 2011:

•	We provided to the compensation consultant a description of the responsibilities for each named executive officer.

•

The compensation consultant employed its standard methodology to provide reference compensation levels for comparable executives. Comparable executives are seasoned executives having similar responsibilities. The competitive compensation information was based on general industry data derived principally from the compensation consultant’s executive compensation database. The data was adjusted to reflect the estimated revenues of our Company and the relevant operating groups. The compensation consultant advised us that it used general industry data rather than data relating only to electronics and electronic component companies because general industry data provides a much larger sampling of companies, and does not differ meaningfully from the data produced by an electronics and electronic component subset.

In considering the data provided by the compensation consultant, we believe that compensation is competitive if it is within a range of 20 percent above or 20 percent below the compensation reference points at the 50th percentile for comparable executives. We believe that variations within this range typically occur due to differences in experience, responsibilities and performance.

Salaries

The salary amounts set forth in the Summary Compensation Table for 2011 reflect salary decisions made by the Compensation Committee of our Board of Directors in 2010. All named executive officers’ salaries were within the competitive compensation guideline of 20 percent above or below salaries for comparable executives at the 50th percentile.

Short-Term Incentive Program

The principal objective of our short-term incentive program is to provide a performance incentive. We set performance targets such that total cash compensation will be within 20 percent above or below the total cash compensation guideline at the 50th percentile for comparable executives. However, larger variations, both positive and negative, may result based on actual performance.

Under our short-term incentive program, we selected performance measures that, in some instances, differed among the named executive officers. These differences reflect the differing responsibilities of the executives. We also established targets for each performance measure.

The target goal for each non-discretionary measure in 2011 was derived from our 2011 budget. Consistent with past practice, the Compensation Committee can make adjustments on a case-by-case basis, such as for group operating income, as described below.

•

Diluted earnings per share (EPS) – We believe that the paramount objective of a principal executive officer is to increase stockholder return significantly, and that for a large, well-established industrial corporation, EPS is typically a key metric affecting share price. Therefore, we believe EPS is an excellent measure of our executive officers’ performance.

•

Organic revenue growth – Revenue growth is key to the long-term vitality of a business and we believe this is an indicator of our executive officers’ performance. This measure is applied either on a Companywide basis, or, for our group presidents, with regard to their respective operating groups. We define our organic revenue growth measure as actual revenue compared to prior-year revenue without giving effect to (i) increases in revenues from businesses that we acquired during the year and (ii) foreign currency effects.

•

Group operating income – This measure applies to our group presidents with regard to their respective operating groups, and reflects adjustments deemed appropriate by the Compensation Committee. We believe this measure is a reliable indicator of operating group performance. Adjustments to operating unit income in 2011 included estimated tax benefits pertaining to the disposal of excess and obsolete inventory and the inclusion of specified financing costs related to acquisitions. We increased operating unit income by the estimated tax benefit realized through the disposal of excess and obsolete inventory. We reduced operating unit income by the estimated amount of interest cost we incur on funds borrowed to finance an acquisition where the results of operations of the acquired business are included in the unit’s operating results. We believe that reducing the operating unit income derived from an acquired business by these interest costs better reflects the contribution of the acquisition to the operating unit’s performance.

•

Operating working capital – This measure represents inventory plus accounts receivable less accounts payable as a percentage of sales. We use this measure to encourage our group presidents to manage our working capital in a manner that increases cash available for investment. Operating working capital is reported at the Corporate and Group level. A lower working capital percentage is an indicator of a group president’s and the CFO’s success in increasing our cash resources.

•

Discretionary – A portion of each executive’s award, ranging from 10% to 20%, is based on discretionary factors that are deemed appropriate by the Compensation Committee. In the case of the group presidents, these factors take into account acquisition activity of their respective operating groups.

The weighting of performance measures for each named executive officer is set forth in the table below. The target award is payable upon achievement of 100 percent of a designated goal. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the increase from 80 percent to 120 percent of the goal attainment with regard to each measure except for sales and working capital. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the increase from 97 percent to 103 percent of the sales goal and in proportion to the decrease from 110 percent to 90 percent of the working capital goal. The discretionary portions of the award opportunities are not subject to any specified formula.

Name	Performance Measure	Designated Goal	Actual Results	Performance Measure as a Percentage of Total Target Award Opportunity	Actual Award	Actual Award as Percentage of Target Award Opportunity for the Performance Measure
Frank S. Hermance	Diluted Earnings Per Share	$2.00	$2.37	80%	$1,601,600	193%
	Discretionary	200%	200%	20%	$416,000	200%
John J. Molinelli	Diluted Earnings Per Share	$2.00	$2.37	70%	$451,076	193%
	Organic Revenue Growth	5.94%	10.71%	10%	$66,950	200%
	Corporate Working Capital	18.8%	17.6%	10%	$54,899	164%
	Discretionary	100%	200%	10%	$66,950	200%
David A. Zapico	Diluted Earnings Per Share	$2.00	$2.37	35%	$175,175	193%
	Organic Revenue Growth	4.70%	16.17%	10%	$52,000	200%
	Group Operating Income	$226,589,456	$286,890,633	35%	$182,000	200%
	Group Working Capital	17.40%	13.3%	10%	$52,000	200%
	Discretionary	100%	193%	10%	$50,180	193%
Timothy N. Jones	Diluted Earnings Per Share	$2.00	$2.37	35%	$169,701	193%
	Organic Revenue Growth	6.43%	5.98%	10%	$21,410	85%
	Group Operating Income	$162,432,478	$179,810,050	35%	$135,313	153%
	Group Working Capital	19.10%	18.3%	10%	$35,767	142%
	Discretionary	100%	200%	10%	$50,375	200%
John W. Hardin	Diluted Earnings Per Share	$2.00	$2.37	35%	$166,417	193%
	Organic Revenue Growth	6.80%	9.70%	10%	$48,576	197%
	Group Operating Income	$219,713,440	$224,900,012	35%	$96,654	112%
	Group Working Capital	25.40%	25.60%	10%	$22,724	92%
	Discretionary	100%	164%	10%	$40,508	164%

As a result of our actual outcomes with respect to the performance measures and the Committee’s determinations with respect to the discretionary component, the award payments and the percentage of the aggregate target award represented by the award payments are as follows: Mr. Hermance, $2,017,600 (194%); Mr. Molinelli, $639,875 (191%); Mr. Zapico, $511,355 (197%); Mr. Jones, $412,566 (164%) and Mr. Hardin, $374,879 (152%). In accordance with SEC regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The discretionary awards for the named executive officers appear in the “Bonus” column. The other awards are reflected in the “Non-Equity Incentive Plan Compensation” column.

The actual total cash compensation for the named executive officers, as a percentage of the dollar amount of target total cash compensation at the 50th percentile reference point for comparable executives ranged from 122% to 164%. The level of total cash compensation delivered to the named executive officers was primarily driven by the short-term incentive payouts achieved based on record levels of performance.

In providing a discretionary award to Mr. Hermance, the Compensation Committee considered our success with respect to our four growth strategies:

•

Operational Excellence - We achieved record operating margins of 21.3% in 2011, which was a 180-basis-point improvement over 2010 operating margins. Also, working capital as a percentage of sales at year-end 2011 was a record low level of 17%.

•

Global and market expansion - International sales grew by 24% in 2011, representing 50% of overall sales. We significantly expanded our presence in the BRIC countries (Brazil, Russia, India and China) in 2011 which contributed to the 31% growth in BRIC sales.

•	Strategic acquisitions - We completed 5 acquisitions in 2011 that added approximately $215 million in annualized revenue.

•	New products - We introduced a number of new products that contributed to our revenue and profitability. Sales from new products introduced over the last three years grew 27% in 2011 versus 2010.

In the case of Mr. Molinelli, the Compensation Committee considered the same factors as those considered for Mr. Hermance. The group presidents’ discretionary awards reflected the Committee’s assessment of acquisition activities for their respective areas of responsibility.

Equity-Based Compensation

Our equity-based compensation in 2011 consisted of awards of stock options and restricted stock. We use the most recent year 50th percentile of the general industry group as a reference point for assessing and establishing competitive compensation. Our equity-based awards were within the competitive compensation guideline of 20 percent above or below equity-based awards for comparable executives at the 50th percentile.

We granted 50 percent of the long-term incentive award in the form of stock options, and 50 percent in the form of restricted stock. To determine the option award size, we applied a Black-Scholes methodology and to determine the restricted stock award size, we divided the value by the fair market value of a share of the Company’s common stock. As a result, we awarded options and restricted stock to the named executive officers as set forth in the Grants of Plan-Based Awards table on page 25 under the column headings, “All Other Option Awards: Number of Securities Underlying Options” and “All Other Stock Awards: Number of Shares of Stock or Units” respectively.

The dollar amounts shown in the Summary Compensation Table under “Option Awards” and “Stock Awards” generally reflect the grant date fair values computed in accordance with ASC 718. See the footnotes to the Summary Compensation Table for further information.

Our options generally vest in equal annual increments on the first four anniversaries of the date of grant. We believe that these vesting terms provide to our executives a meaningful incentive for continued employment. For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.

We believe that the vesting provisions of our equity awards also serve as an incentive for continued employment. However, to encourage performance that ultimately enhances stockholder value, we provide for immediate vesting of a restricted stock award if the closing price of our Common Stock during any five consecutive trading days reaches 200 percent of the price of our Common Stock on the date of grant.

Stock-Based Award Grant Practices

Our practices for the grant of stock-based awards encompass the following principles:

•	The majority of stock-based awards are approved annually by the Compensation Committee on a pre-scheduled date, which occurs in close proximity to the date of our Annual Meeting of Stockholders.

•

The annual stock-based awards will not be made when the Compensation Committee is aware that executive officers or non-employee Directors are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•

While stock-based awards other than annual awards may be granted to address, among other things, the recruiting or hiring of new employees and promotions, such awards will not be made to executive officers if the Committee is aware that the executive officers are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•

The Compensation Committee has established that stock options are granted only on the date the Compensation Committee approves the grant and with an exercise price equal to the fair market value on the date of grant, except in cases where international sub-plans require compliance with specific grant date criteria. In these cases, the Compensation Committee may grant stock options at a specified future date with the exercise prices equal to the fair market value on the date of grant.

•	Backdating of stock options is prohibited.

Stock Ownership Guidelines

We believe that by encouraging our executives to maintain a meaningful equity interest in our Company, we will align the interests of our executives with those of our stockholders. Mr. Hermance is required to hold a multiple of five times his base salary in our stock. The multiple for Messrs. Molinelli, Zapico, Jones and Hardin is three times base salary. Under our guidelines, an executive is expected to reach his or her stock ownership requirement within five years of being promoted to his or her position. As of December 31, 2011, each of our named executive officers met his stock ownership guideline.

Clawback Policy

The Company reserves the right to recover, or clawback, from a current or former executive officer any wrongfully-earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

•

There has been restatement of Company financials, due to the material noncompliance with any financial reporting requirement (other than a restatement caused by a change in applicable accounting rules or interpretations), and such executive officer engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement,

•	The cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

•	The cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

•	The pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement.

Any recoupment under this policy may be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.

Ongoing and Post-employment Agreements

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were adopted and, in some cases, amended at various times over the past 25 years, and were designed to be a part of a competitive compensation package. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

•

The Employees’ Retirement Plan – This plan is a tax-qualified defined benefit plan available to all U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays annual benefits based on final average plan compensation and years of credited service. The amount of compensation that can be taken into account is subject to limits imposed by the Internal Revenue Code ($245,000 in 2011), and the maximum annual benefits payable under the plan also are subject to Internal Revenue Code limits ($195,000 in 2011). Messrs. Hermance, Molinelli, Zapico and Jones participate in The Employees’ Retirement Plan. See the Pension Benefits table and accompanying narrative for additional information.

•

The Retirement and Savings Plan – This is a tax-qualified defined contribution plan under which our participating employees may contribute a percentage of specified compensation on a pretax basis. In the case of highly compensated employees, including the named executive officers, contributions of up to ten percent of eligible compensation can be made, subject to a limit mandated by the Internal Revenue Code, which was $16,500 for

2011, or, if the participant was at least 50 years old, $22,000. We provide a matching contribution equal to one-third of the first six percent of compensation contributed, subject to a maximum of $1,200. A participant may invest the participant’s contributions and matching contributions in one or more of a number of investment alternatives, including our Common Stock, and the value of a participant’s account will be determined by the investment performance of the participant’s account. No more than 25 percent of a participant’s contributions can be invested in our Common Stock. All of the named executive officers participate in The Retirement and Savings Plan. Our matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

•

Retirement Feature of The Retirement and Savings Plan – The Retirement Feature is available to participants in The Retirement and Savings Plan who meet specified criteria, including ineligibility to participate in any of our defined benefit plans. Mr. Hardin participates in the Retirement Feature. We make retirement contributions based on the total of a participant’s age plus years of service. For Mr. Hardin, we contributed an amount equal to five percent of his compensation subject to Social Security taxes and seven percent of his additional compensation. We also make an employer incentive retirement contribution equal to one percent of a participant’s eligible compensation if the participant is contributing at least six percent of his or her compensation under The Retirement and Savings Plan. See the notes to the “All Other Compensation” column of the Summary Compensation Table for further information regarding our contributions to the Retirement Feature for the account of Mr. Hardin.

•

Supplemental Executive Retirement Plan (“SERP”) – This plan is a non-qualified deferred compensation plan that provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2011, compensation in excess of $245,000 constitutes excess compensation. Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s excess compensation, which is then deemed to be invested in our Common Stock. Payout of an executive’s account, which is subject to tax liability, occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP. All of the named executive officers participate in the SERP. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

•

Deferred Compensation Plan – This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, constitutes excess compensation. In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his or her eligible incentive award into a notional investment in our Common Stock, in an interest-bearing account or in both. A participant generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to four annual installments commencing on a date specified by the participant in his or her distribution election. Payments may commence sooner upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash. Messrs. Hermance and Molinelli participate in the Deferred Compensation Plan. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

•

Supplemental Senior Executive Death Benefit Program – Under this program, Messrs. Hermance and Molinelli have entered into agreements that require us to pay death benefits to their designated beneficiaries and to pay benefits to them under certain circumstances during their lifetimes. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for a maximum benefit of $100,000 per year for a period of 10 years. We have purchased insurance policies on the lives of Messrs. Hermance and Molinelli to fund our obligations under the Program. See the Pension Benefits table and accompanying narrative for additional information.

•

2004 Executive Death Benefit Plan – This plan provides for retirement benefits or, if the executive dies before retirement, a death benefit. Generally, if the executive dies before retirement, the executive’s beneficiary will receive a monthly payment of $8,333 until the participant would have reached age 80. If the executive retires (either at age 65 or after attaining age 55 with at least five years of service) the executive will be entitled to receive a distribution based on the value of his account in the plan, which is determined by gains or losses on, and death benefits received under, a pool of insurance policies that we own covering the lives of participants. Messrs. Zapico, Jones and Hardin participate in this plan. See the Non-qualified Deferred Compensation table and accompanying narrative for further information.

•

Change of Control Agreements – We have change of control agreements with each of our executive officers, which are described under “Potential Payments Upon Termination or Change of Control.” We entered into these change of control agreements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change of control. In addition, we want our executives to support a corporate transaction involving a change of control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us. Our agreement with each executive other than Mr. Hermance provides for payments and other benefits to the executive if we terminate the executive’s employment without cause or if the executive terminates employment for “good reason” within two years following a change of control. Mr. Hermance’s change of control agreement differs from those of the other named executive officers with respect to the amount of the payment and the scope of the benefits upon the change of control events and does not have the two-year limit applicable to the other executives following the change of control. Given the critical nature of his role as Chief Executive, his tenure with us, and our interest in retaining his services, we believe that it is appropriate to provide Mr. Hermance with this protection so that he is free to focus all of his attention on the growth and future of the Company, even in a period following a change of control. We believe that the incentive provided by these additional benefits is well worth any potential cost. For these same reasons, we also have agreed to provide payments and other benefits to Mr. Hermance if, outside of the context of a change of control, we terminate his employment without cause or he terminates his employment for good reason. In addition, Mr. Hermance’s agreement differs from the other agreements with respect to payments that exceed the limitations under Section 280G of the Internal Revenue Code. The other executives’ agreements limit the payments made upon a change of control to the maximum amount that may be paid without an excise tax and loss of corporate tax deduction under Sections 4999 and 280G of the Internal Revenue Code. Mr. Hermance’s agreement does not contain this limitation as discussed under “Tax Considerations” below.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation made to the chief executive officer and other officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under Section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company. In 2011, we had two vestings of restricted stock which resulted in compensation paid to Mr. Hermance that is non-deductible under Section 162(m). A portion of two vestings of restricted stock paid to Messrs. Zapico, Jones and Hardin was non-deductible under Section 162(m).

Under Mr. Hermance’s change of control agreement, our payments to Mr. Hermance may exceed the limitations under Section 280G of the Internal Revenue Code, and therefore a portion of the payments may not be deductible. In addition, we will make an additional payment to Mr. Hermance if payments to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. We did not wish to have the provisions of Mr. Hermance’s agreement serve as a disincentive to his pursuit of a change of control that otherwise might be in the best interests of our Company and its stockholders. Accordingly, we determined to provide a payment to reimburse Mr. Hermance for any excise taxes payable in connection with the change-of-control payment, as well as any taxes that accrue as a result of our reimbursement. We believe that, in light of Mr. Hermance’s outstanding record in enhancing value for our stockholders, this determination is appropriate.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

In connection with 2011 compensation, Mr. Hermance, aided by our human resources department, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels.

Mr. Hermance did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Hermance’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee:

Charles D. Klein, Chairperson

James R. Malone

Elizabeth R. Varet

Dated: March 23, 2012

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE - 2011

The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (Losses) (5)	All Other Compensation (6)	Total
Frank S. Hermance Chairman of the Board and Chief Executive Officer	2011	$1,040,000	$416,000	$1,664,328	$1,142,362	$1,601,600	$394,964	$443,138	$6,702,392
	2010	1,000,000	400,000	2,419,443	1,696,859	1,600,000	248,233	442,782	7,807,317
	2009	784,600	320,000	2,106,851	1,565,070	—	201,900	162,360	5,140,781
John J. Molinelli Executive Vice President– Chief Financial Officer	2011	515,000	66,950	479,165	328,758	572,925	356,135	146,636	2,465,569
	2010	495,000	64,350	555,282	389,309	579,150	253,282	148,278	2,484,651
	2009	402,108	106,800	512,566	380,718	—	261,300	69,984	1,733,476
David A. Zapico President–Electronic Instruments	2011	400,000	50,180	286,783	196,642	461,175	62,644	105,709	1,563,133
	2010	382,500	49,725	343,305	240,703	447,526	56,515	105,617	1,625,891
	2009	343,263	91,200	394,156	292,734	17,935	74,197	45,866	1,259,351
Timothy N. Jones President– Electromechanical Group	2011	387,500	50,375	286,783	196,642	362,191	104,739	85,009	1,473,239
	2010	372,500	48,425	343,305	240,703	435,826	101,289	92,579	1,634,627
	2009	294,225	59,670	323,829	240,474	—	134,226	26,641	1,079,065
John W. Hardin President–Electronic Instruments	2011	380,000	40,508	286,783	196,642	334,371	(5,135)	91,974	1,325,143
	2010	360,000	26,208	343,305	240,703	278,195	15,736	60,215	1,324,362
	2009	294,225	73,320	312,708	232,128	—	27,453	65,507	1,005,341

(1)	Regularly scheduled salary increases were deferred in 2009. In addition, base pay was reduced by one week’s pay in connection with cost reduction initiatives that were administered across our Company in 2009.
(2)	The amounts shown for stock awards relate to restricted shares granted under our 2002 Stock Incentive Plan and 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. For information regarding the number of shares subject to 2011 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 25.
(3)	The amounts shown for option awards relate to shares granted under our 2002 Stock Incentive Plan and 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in Note 11 to our Consolidated Financial Statements on page 40 of Appendix A to this proxy statement. For information regarding the number of shares subject to 2011 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 25.
(4)	Represents payments under our short-term incentive program based on achievement of Companywide or operating group performance measures. See “Compensation Discussion and Analysis – 2011 Compensation – Short-Term Incentive Program.”

(Footnotes continue on following page.)

(5)	Includes, for 2011, the aggregate change in actuarial present value of the accumulated benefit under defined benefit plans as follows: Mr. Hermance, $253,800; Mr. Molinelli, $333,200; Mr. Zapico, $68,000; and Mr. Jones, $114,100. Also includes earnings (losses) on non-qualified deferred compensation plans, to the extent required to be disclosed under SEC regulations, as follows: Mr. Hermance, $141,164; Mr. Molinelli, $22,935; Mr. Zapico, $(5,356); Mr. Jones, $(9,361); and Mr. Hardin, $(5,135). The Company did not change its benefit programs for the named executive officers in 2011; the change in benefit value is attributed to underlying assumptions such as the discount rate used to calculate the actuarial present value.
(6)	Included in All Other Compensation for 2011 are the following items that exceeded $10,000:

•

our contributions under our defined contribution plans, including our Supplemental Executive Retirement Plan, as follows: Mr. Hermance, $339,798; Mr. Molinelli, $119,484; Mr. Zapico, $87,826; Mr. Jones, $73,359; and Mr. Hardin, $73,336.

•

dividends on restricted stock and the interest on the dividend balance, which totaled $40,378 for Mr. Hermance and $10,196 for Mr. Molinelli, and are subject to forfeiture if the related restricted stock does not vest.

•

perquisites which totaled $34,557 for Mr. Hermance, $15,591 for Mr. Molinelli, $10,842 for Mr. Zapico, and $11,671 for Mr. Hardin. Perquisites included automobile allowances for all of the named executive officers, and country club dues for Mr. Hermance.

GRANTS OF PLAN-BASED AWARDS - 2011

The following table provides details regarding plan-based awards granted to the named executive officers in 2011.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
Name		Threshold	Target	Maximum
Frank S. Hermance	2/18/11	—	$832,000	$1,664,000	—	—	—	N/A
	5/03/11	—	—	—	37,200	100,560	$44.74	$2,806,690
John J. Molinelli	2/18/11	—	301,275	602,550	—	—	—	N/A
	5/03/11	—	—	—	10,710	28,940	44.74	807,923
David A. Zapico	2/18/11	—	234,000	468,000	—	—	—	N/A
	5/03/11	—	—	—	6,410	17,310	44.74	483,425
Timothy N. Jones	2/18/11	—	226,688	453,375	—	—	—	N/A
	5/03/11	—	—	—	6,410	17,310	44.74	483,425
John W. Hardin	2/18/11	—	222,300	444,600	—	—	—	N/A
	5/03/11	—	—	—	6,410	17,310	44.74	483,425

(1)	These targets were established under our short-term incentive program. See “Compensation Discussion and Analysis – 2011 Compensation – Short-Term Incentive Program” for information regarding the criteria applied in determining the amounts payable under the awards. There were no threshold amounts payable under the short-term incentive program. The actual amounts paid with respect to these awards are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 23. Targets reflect the October 1, 2011 salary for each individual, as required by the program.
(2)	The stock awards constitute restricted shares granted under our 2007 Omnibus Incentive Compensation Plan. These shares become vested on the earliest to occur of (a) the closing price of our Common Stock on any five consecutive days equaling or exceeding $89.48 per share, (b) the death or permanent disability of the grantee, (c) the termination of the grantee’s employment with us in connection with a change of control, or (d) the fourth anniversary of the date of grant, namely May 3, 2015, provided the grantee has been employed by us continuously through that date. In the event of the grantee’s attainment of at least 55 years of age and at least 10 years of service with the Company prior to the fourth anniversary of the date of grant, then a ratable vesting schedule will apply whereby 25% of the restricted stock shall become nonforfeitable annually on the next anniversary of the date of grant if the grantee is still employed by the Company on such anniversary. Cash dividends are earned on the restricted shares but are not paid until the restricted shares vest. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.
(3)	The option awards constitute stock options granted under our 2007 Omnibus Incentive Compensation Plan. Stock options become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the date of grant. Options generally become fully exercisable in the event of the grantee’s death or permanent disability, normal retirement or termination of employment in connection with a change of control.
(4)	The grant date fair value is computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair value of option awards in this column are set forth in Note 11 to our Consolidated Financial Statements on page 40 of Appendix A to this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2011

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2011.

	Option Awards (1)					Stock Awards (2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)
Frank S. Hermance	4/26/2006	189,922	—	22.1778	4/25/2013	172,965	$7,281,827
	4/24/2007	191,325	—	24.2933	4/23/2014
	4/23/2008	145,675	48,560	32.4000	4/22/2015
	4/23/2009	150,486	150,489	21.8067	4/22/2016
	4/29/2010	55,965	167,895	29.3800	4/28/2017
	5/03/2011	—	100,560	44.7400	5/02/2018
John J. Molinelli	4/27/2005	41,805	—	16.8578	4/26/2012	43,995	1,852,190
	4/26/2006	41,985	—	22.1778	4/25/2013
	4/24/2007	46,125	—	24.2933	4/23/2014
	4/23/2008	39,229	13,076	32.4000	4/22/2015
	4/23/2009	36,606	36,609	21.8067	4/22/2016
	4/29/2010	12,840	38,520	29.3800	4/28/2017
	5/03/2011	—	28,940	44.7400	5/02/2018
David A. Zapico	4/24/2007	38,580	—	24.2933	4/23/2014	28,370	1,194,377
	4/23/2008	28,024	9,341	32.4000	4/22/2015
	4/23/2009	28,146	28,149	21.8067	4/22/2016
	4/29/2010	7,938	23,817	29.3800	4/28/2017
	5/03/2011	—	17,310	44.7400	5/02/2018
Timothy N. Jones	4/27/2005	15,120	—	16.8578	4/26/2012	26,315	1,107,862
	4/26/2006	33,727	—	22.1778	4/25/2013
	4/24/2007	30,000	—	24.2933	4/23/2014
	4/23/2008	22,420	7,475	32.4000	4/22/2015
	4/23/2009	23,122	23,123	21.8067	4/22/2016
	4/29/2010	7,938	23,817	29.3800	4/28/2017
	5/03/2011	—	17,310	44.7400	5/02/2018
John W. Hardin	4/27/2005	4,804	—	16.8578	4/26/2012	28,101	1,183,052
	4/26/2006	9,148	—	22.1778	4/25/2013
	4/24/2007	11,122	—	24.2933	4/23/2014
	4/23/2008	10,926	3,642	32.4000	4/22/2015
	4/23/2009	22,320	22,320	21.8067	4/22/2016
	4/29/2010	7,938	23,817	29.3800	4/28/2017
	5/03/2011	—	17,310	44.7400	5/02/2018

(1)	All option grants become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the dates of grant.

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all named executive officers:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Date	Price-Related Event for Accelerated Vesting*
Frank S. Hermance	4/23/2008	53,415	4/23/2012	$64.80
	4/29/2010	82,350	4/29/2014	58.76
	5/03/2011	37,200	5/03/2015	89.48
John J. Molinelli	4/23/2008	14,385	4/23/2012	64.80
	4/29/2010	18,900	4/29/2014	58.76
	5/03/2011	10,710	5/03/2015	89.48
David A. Zapico	4/23/2008	10,275	4/23/2012	64.80
	4/29/2010	11,685	4/29/2014	58.76
	5/03/2011	6,410	5/03/2015	89.48
Timothy N. Jones	4/23/2008	8,220	4/23/2012	64.80
	4/29/2010	11,685	4/29/2014	58.76
	5/03/2011	6,410	5/03/2015	89.48
John W. Hardin	4/23/2008	4,006	4/23/2012	64.80
	7/23/2008	6,000	7/23/2012	66.23
	4/29/2010	11,685	4/29/2014	58.76
	5/03/2011	6,410	5/03/2015	89.48

*	The price-related event for accelerated vesting of the restricted stock awards will occur if the closing price per share of our Common Stock for five consecutive trading days is equal to at least two times the closing price per share on the date of grant.
(3)	The dollar values are based on the closing price of our Common Stock on December 30, 2011 ($42.10). Cash dividends will be earned but will not be paid until the restricted shares vest. The dividends will be payable at the same rate as dividends to holders of our outstanding Common Stock. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.

OPTION EXERCISES AND STOCK VESTED - 2011

The following table provides information regarding option exercises and vesting of restricted stock awards for the named executive officers in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Frank S. Hermance	322,052	$8,655,574	157,125	$7,184,222
John J. Molinelli	55,530	1,743,153	38,100	1,741,898
David A. Zapico	33,727	767,112	30,285	1,385,761
Timothy N. Jones	—	—	24,345	1,113,353
John W. Hardin	—	—	19,030	865,110

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired upon exercise and the option exercise price for the acquired shares.
(2)	On April 6, 2011, the price-related event for accelerated vesting of the restricted stock granted on April 23, 2009 occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on April 6, 2011 ($44.62), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

Also, on April 25, 2011, the 4-year cliff vesting of the restricted stock granted on April 24, 2007 occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on April 25, 2011 ($46.18), multiplied by the number of shares acquired on vesting, minus the par value per share paid by the named executive, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

PENSION BENEFITS - 2011

We have the following defined benefit plans in which some or all of our named executive officers participate:

•

The Employees’ Retirement Plan – This plan is a qualified defined benefit pension plan that provides retirement benefits to our U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays benefits based upon eligible final average plan compensation and years of credited service. Compensation in excess of a specified amount prescribed by the Department of the Treasury ($245,000 for 2011) is not taken into account under the Retirement Plan. Mr. Hardin, who joined us after January 1, 1997, is not eligible to participate in The Employees’ Retirement Plan, but instead is eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan, a defined contribution plan.

Annual benefits earned under The Employees’ Retirement Plan are computed using the following formula:

(A + B) x C x 1.02

where:

•

A = 32.0% of eligible compensation not in excess of Social Security covered compensation plus 40.0% of eligible compensation in excess of Social Security covered compensation, times credited service at the normal retirement date (maximum of 15 years) divided by 15;

•	B = 0.5% of eligible plan compensation times credited service at the normal retirement date in excess of 15 years (maximum of ten years); and

•	C = current credited service divided by credited service at the normal retirement date.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains age 65 with 5 years of service. Otherwise, benefits are reduced 6.67% for each year by which pension commencement precedes the attainment of age 65. Pension benefits earned are distributed in the form of a lifetime annuity. Messrs. Hermance, Molinelli and Jones are eligible for early retirement under the plan.

•

Supplemental Senior Executive Death Benefit Program – Under this program, we have entered into individual agreements with Messrs. Hermance and Molinelli that require us to pay death benefits to their designated beneficiaries and to pay lifetime benefits to them under specified circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the program provides for an annual benefit of up to a maximum of $100,000 per year, or an aggregate of $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive’s beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement. To fund benefits under the Program, we have purchased individual life insurance policies on the lives of certain of the covered executives. We retain the right to terminate all of the Program agreements under designated circumstances.

The following table provides details regarding the present value of accumulated benefits under the plans described above for the named executive officers in 2011.

Name	Plan Name	Number of Years Credited Service at December 31, 2011	Present Value of Accumulated Benefit (1)	Payments During 2011
Frank S. Hermance	The Employees’ Retirement Plan Supplemental Senior Executive Death Benefit Plan	21 N/A	$1,060,900 561,200	— —
John J. Molinelli	The Employees’ Retirement Plan Supplemental Senior Executive Death Benefit Plan	43 N/A	1,526,000 561,500	— —
David A. Zapico	The Employees’ Retirement Plan	22	275,600	—
Timothy N. Jones	The Employees’ Retirement Plan	32	563,700	—
John W. Hardin	N/A	N/A	N/A	—

(1)	The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through December 31, 2011. We used the following assumptions in quantifying the present value of the accumulated benefit: discount rate – 5.00%; limitation on eligible annual compensation under the Internal Revenue Code - $245,000; limitation on eligible annual benefits under the Internal Revenue Code - $195,000; retirement age - 65; termination and disability rates - none; form of payment - single life annuity; RP-2000 mortality table, as adjusted.

NON-QUALIFIED DEFERRED COMPENSATION - 2011

We have the following non-qualified deferred compensation plans in which our named executive officers participate:

•

Supplemental Executive Retirement Plan (“SERP”) – This plan provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Department of the Treasury ($245,000 in 2011). Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s compensation that exceeds the Department of the Treasury limits, which is then deemed to be invested in our Common Stock. Payout of an executive’s account occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP.

•

Deferred Compensation Plan – This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, exceeds limits imposed by the Department of the Treasury ($245,000 in 2011). In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his or her eligible incentive award. The monies are invested in one of two notional accounts, a Common Stock fund and an interest-bearing fund. A participant generally may elect to have the value of his or her account distributed following retirement, or while in service, as specified by the participant in his or her deferral election. Payments may commence earlier upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control, as defined in the plan. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.

•

2004 Executive Death Benefit Plan – Under this plan, we provide a retirement benefit to Messrs. Zapico, Jones and Hardin. The retirement benefit under this plan is designed to provide the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual benefit will vary based on the gains and losses from the underlying investments in a pool of insurance policies that we own covering the lives of the participants; and on death benefits received from these same policies. The maximum salary on which the benefit can be based is $500,000. If the covered executive dies while actively employed or while disabled and before age 65, the executive’s beneficiaries will receive monthly payments from the date of the executive’s death until the executive would have attained age 80.

The following table provides details regarding non-qualified deferred compensation for the named executive officers in 2011.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (3)
Frank S. Hermance	$1,971,000	$365,638	$1,239,986	—	$23,493,714
John J. Molinelli	317,085	118,284	334,142	—	5,691,218
David A. Zapico	—	86,626	62,108	—	1,058,684
Timothy N. Jones	—	72,159	29,385	—	680,896
John W. Hardin	—	57,122	15,485	—	376,724

(1)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 23: Mr. Hermance, $365,638; Mr. Molinelli, $118,284; Mr. Zapico, $86,626; Mr. Jones, $72,159; and Mr. Hardin, $57,122.
(2)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 23: Mr. Hermance, $141,164; Mr. Molinelli, $22,935; Mr. Zapico, $(5,356); Mr. Jones, $(9,361); and Mr. Hardin, $(5,135).
(3)	Includes for each named executive officer the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Hermance, $12,979,342; Mr. Molinelli, $2,461,755; Mr. Zapico, $422,321; Mr. Jones, $276,460; and Mr. Hardin, $142,682.

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE OF CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change of control. The information in this section does not include information relating to the following:

•

distributions under The Employees’ Retirement Plan and distributions, other than death benefits, under the Supplemental Senior Executive Death Benefit Plan – see “Pension Benefits – 2011” for information regarding these plans,

•

distributions under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan and distributions, other than death benefits, under the 2004 Executive Death Benefit Plan – see “Nonqualified Deferred Compensation – 2011” for information regarding these plans,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including tax-qualified defined contribution plans, and

•	short-term incentive payments that would not be increased due to the termination event.

The following items are reflected in the summary table on page 34. The payment amounts reflect the payments that would have been due to the named executive officers had the termination or change of control event occurred on December 31, 2011.

Change of Control Agreements. Under our change of control agreements with our named executive officers other than Mr. Hermance, in the event that a named executive officer’s employment is terminated by us without cause or by the named executive officer for “good reason” within two years beginning on the effective date of a change of control, the executive officer will receive: (1) 2.99 times the sum of (a) the executive officer’s base salary in effect on the last day of the fiscal year immediately preceding the effective date of the change of control and (b) the greater of the target bonus for the fiscal year in which the change of control occurred or the average of the bonus received for the two previous fiscal years; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; and (2) continuation of health benefits until the earliest to occur of Medicare eligibility, coverage under another group health plan without a pre-existing condition limitation, the expiration of ten years, or the executive officer’s death. Payments to executive officers other than Mr. Hermance under the change of control agreements will be reduced, if necessary, to prevent them from being subject to the limitation on deductions under Section 280G of the Internal Revenue Code. The Compensation Committee selected the 2.99 times multiple of salary and bonus to reflect competitive market levels for such agreements and, except in the case of Mr. Hermance, the amount payable is subject to limitations designed to minimize the payment of any excise taxes by us.

Generally, a change of control is deemed to occur under the change of control agreements if: (1) any person or more than one person acting as a group acquires ownership of stock which constitutes more than 50 percent of the total fair market value or total voting power of our stock; (2) any person or more than one person acting as a group acquires (during the 12-month period ending on the date of the most recent acquisition) ownership of stock possessing 30 percent or more of the total fair market value or total voting power of our stock; (3) a majority of Board members are replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of the Board; or (4) any person or more than one person acting as a group acquires assets from us having a total fair market value of not less than 40 percent of the total fair market value of all of our assets immediately prior to the acquisition.

A termination for “good reason” generally means a termination initiated by the executive officer in the event of:

(1) our noncompliance with the change of control agreement; (2) any involuntary reduction in the executive officer’s authority, duties or responsibilities that were in effect immediately prior to the change of control; (3) any involuntary reduction in the executive officer’s total compensation that was in effect immediately prior to the change of control; or (4) any transfer of the executive officer without the executive officer’s consent of more than 50 miles from the executive officer’s principal place of business immediately prior to the change of control other than on a temporary basis (less than 6 months).

A termination for cause would result from misappropriation of funds, habitual insobriety or substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties that has a material adverse effect on our business, operations, assets, properties or financial condition.

Under our change of control agreement with Mr. Hermance, in the event that his employment is terminated by us without cause or by Mr. Hermance for good reason in anticipation of, or following, a change of control, he will receive: (1) a lump sum payment equal to 2.99 times the sum of (a) Mr. Hermance’s base salary for the year prior to the year in which his termination occurs and (b) his targeted bonus for the year in which he is terminated or, if the amount of the targeted bonus is not known, the average of his bonuses for the two years preceding the year in which his termination occurs; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; (2) continuation of health benefits, disability insurance and death benefits until the earliest of (a) the end of the tenth year following the year of the separation from service; (b) Medicare eligibility; (c) commencement of new employment where Mr. Hermance can participate in similar plans or programs without a pre-existing condition limitation; or (d) death; and (3) use of an automobile and reimbursement of reasonable operating expenses, and continued reimbursement of country club dues, in each case until the second anniversary of his termination or, if earlier, his death.

In addition, upon a change of control, or upon Mr. Hermance’s termination without cause or resignation for good reason in anticipation of a change of control, (1) all of his restricted stock awards and stock options immediately vest; (2) all stock options, other than incentive stock options, will be exercisable for one year following his termination, or, if earlier, the stated expiration date of the stock option; and (3) if Mr. Hermance becomes subject to excise taxes under Section 4999 of the Internal Revenue Code because our change of control payments to him are subject to the limitations on deductions under Section 280G of the Internal Revenue Code, he will be reimbursed for those excise taxes and any additional taxes payable by him as a result of the reimbursement.

Generally, a change of control is deemed to occur under Mr. Hermance’s change of control agreement upon: (1) the acquisition by any person or group of 20 percent or more of our total voting stock; (2) the acquisition by us, any executive benefit plan, or any entity we establish under the plan, acting separately or in combination with each other or with other persons, of 50 percent or more of our voting stock, if after such acquisition our Common Stock is no longer publicly traded; (3) the death, resignation or removal of our Directors within a two-year period, as a result of which the Directors serving at the beginning of the period and Directors elected with the advance approval of two-thirds of the Directors serving at the beginning of the period constitute less than a majority of the Board; (4) the approval by the shareholders of (a) a merger in which the shareholders no longer own or control at least 50 percent of the value of our outstanding equity or the combined voting power of our then outstanding voting securities, or (b) a sale or other disposition of all or substantially all of the Company’s assets. A termination is deemed to be in anticipation of a change of control if it occurs during the 90 days preceding the change of control and the substantial possibility of a change of control was known to Mr. Hermance and a majority of the Directors.

“Good reason” and “cause” are defined in Mr. Hermance’s agreement in substantially the same manner as in the other executive officers’ change of control agreements.

Payments and other benefits under the change of control agreements would have been in the following amounts if the event requiring payment occurred on December 31, 2011: Lump sum payments – Mr. Hermance, $6,219,200; Mr. Molinelli, $3,458,496; Mr. Zapico, $2,703,866; Mr. Jones, $2,499,366; Mr. Hardin, $2,151,727. Health and disability benefits – Mr. Hermance, $63,800; Mr. Molinelli, $0; Mr. Zapico, $96,800; Mr. Jones, $210,900; Mr. Hardin, $257,000. Perquisites – Mr. Hermance, $75,942 (including use of an automobile and operating expenses in the amount of $58,262; and country club fees). The benefits Mr. Hermance receives upon acceleration of his equity grants in connection with a change of control are quantified below under “Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock.”

In addition, Mr. Hermance’s change of control agreement generally provides that in the event his employment is terminated by us without cause or by Mr. Hermance for good reason, in either case prior to and other than in anticipation of or following a change of control, he would receive the same benefits as he would receive in connection with a change of control, as described above, except: (1) the portion of the lump sum payment based on a multiple of cash compensation will be equal to two times, rather than 2.99 times, cash compensation and (2) the continuation of health benefits, disability benefits and death benefits cannot exceed a maximum of two years from the termination of his employment, rather than ten years.

Payments and other benefits to Mr. Hermance under this provision include the following: lump sum payments, $4,160,000; stock option grant vesting acceleration, $5,660,575; restricted stock award vesting acceleration, $7,359,119; health and disability insurance benefits, $63,800; perquisites, $75,942 (including use of an automobile and operating expenses in the amount of $58,262; and country club fees).

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock. Under our stock incentive plans, outstanding stock options generally will vest immediately upon the occurrence of any of the following events: (1) the holder’s retirement after age 65, following two years of service with us; (2) the death of the holder; (3) the disability of the holder; or (4) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of stock options in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon normal retirement or death or disability are as follows: Mr. Hermance, $5,660,575; Mr. Molinelli, $1,359,729; Mr. Zapico, $964,796; Mr. Jones, $844,702; Mr. Hardin, $791,226. The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of our Common Stock on December 31, 2011 and the exercise price per share for the affected options.

Outstanding restricted stock generally will vest immediately upon the occurrence of either of the following events:

(1) the holder’s death or disability; or (2) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of restricted stock in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon disability or death are as follows: Mr. Hermance, $7,359,119; Mr. Molinelli, $1,871,867; Mr. Zapico, $1,207,508; Mr. Jones, $1,119,499; Mr. Hardin, $1,195,747. Benefits in connection with other events of termination addressed in the table below are as follows: Mr. Hermance, $3,816,888; Mr. Molinelli, $974,770; Mr. Zapico (normal retirement only), $655,397; Mr. Jones (normal retirement only), $574,721; Mr. Hardin (normal retirement only), $631,597. The value of the accelerated vesting benefit equals the number of shares of restricted stock that would vest on an accelerated basis on the occurrence of the specified termination or change of control event times the closing price per share of our Common Stock on December 31, 2011, plus accrued dividends and the interest on the dividend balance.

Our incentive plans define “change of control” in substantially the same manner as the change of control agreements relating to our executives other than Mr. Hermance.

Death Benefits. Death benefits are payable to Messrs. Hermance and Molinelli under our Supplemental Senior Executive Death Benefit Plan, as described under “Pension Benefits – 2011.” Death benefits are payable to Messrs. Zapico, Jones and Hardin under our 2004 Executive Death Benefit Plan, as described under “Nonqualified Deferred Compensation – 2011.”

The amount of death benefits payable to each of the named executive officers in the event of his death would have been as follows on December 31, 2011: Mr. Hermance, $1,153,000; Mr. Molinelli, $948,200; Mr. Zapico, $1,626,500; Mr. Jones, $1,434,000; Mr. Hardin, $1,638,300.

Summary Table. The following table summarizes the amounts payable to each of the named executive officers based on the items described above with respect to each of the events set forth in the table. As used in the table below, “change of control” refers to payment or other benefit events occurring upon a change of control or in connection with a termination related to a change of control, as applicable.

Name	Voluntary Termination/Early Retirement/ Termination For Cause	Normal Retirement	Involuntary Not For Cause Termination	Change of Control	Disability	Death
Frank S. Hermance	$3,816,888	$9,477,463	$17,319,436	$19,378,636	$13,019,694	$14,172,694
John J. Molinelli	974,770	2,334,499	974,770	6,690,092	3,231,596	4,179,796
David A. Zapico	—	1,620,193	—	4,972,970	2,172,304	3,798,804
Timothy N. Jones	—	1,419,423	—	4,674,467	1,964,201	3,398,201
John W. Hardin	—	1,422,823	—	4,395,700	1,986,973	3,625,573

STOCK OWNERSHIP OF

EXECUTIVE OFFICERS AND DIRECTORS

The Compensation Committee of the Board of Directors approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. See “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 19 for a discussion of stock ownership guidelines for our named executive officers.

The Board of Directors established stock ownership guidelines for non-employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, each non-employee Director is expected to own, by the end of a five-year period, shares of our Common Stock having a value equal to at least five times the Director’s annual cash retainer. Each non-employee Director other than Mr. Conti, who first became a Director in 2010, has exceeded his or her required stock ownership level of five times his or her annual retainer.

The following table shows the number of shares of Common Stock that the Directors and all executive officers as a group beneficially owned, and the number of deemed shares held for the account of the executive officers under the SERP as of January 30, 2012.

	Number of Shares and Nature of Ownership (1)
Name	Outstanding Shares Beneficially Owned	Right to Acquire (2)	Total	Percent of Class	SERP	Total Beneficial and SERP Ownership
Anthony J. Conti	2,032	792	2,824	*	—	2,824
John W. Hardin	41,632	66,258	107,890	*	8,044	115,934
Frank S. Hermance	1,583,412	733,373	2,316,785	1.4%	229,044	2,545,829
Timothy N. Jones	62,925	132,327	195,252	*	14,294	209,546
Charles D. Klein (3)	204,757	20,114	224,871	*	—	224,871
Steven W. Kohlhagen	32,395	20,114	52,509	*	—	52,509
James R. Malone	35,495	20,114	55,609	*	—	55,609
John J. Molinelli	422,987	218,590	641,577	*	81,773	723,350
Elizabeth R. Varet (4)	482,078	20,114	502,192	*	—	502,192
Dennis K. Williams	9,895	20,114	30,009	*	—	30,009
David A. Zapico	54,327	102,688	157,015	*	23,978	180,993
Directors and Executive Officers as a Group (12 persons) including individuals named above	2,995,976	1,406,810	4,402,786	2.7%	368,163	4,770,949

*	Represents less than 1% of the outstanding shares of our Common Stock.
(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.
(2)	Shares the Director or executive officer has a right to acquire through stock option exercises within 60 days of January 30, 2012.

(Footnotes continue on following page.)

(3)	Includes 4,500 shares owned by one of Mr. Klein’s adult children through a trust for which Mr. Klein’s wife is the trustee and as to which Mr. Klein disclaims any beneficial ownership. Includes 9,500 shares held by a charitable foundation of which Mr. Klein is a director.
(4)	Includes 49,000 shares, of which 45,000 shares are owned by a trust of which Ms. Varet’s husband is a beneficiary and 4,000 shares are owned by Ms. Varet’s adult children, as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 379,821 shares.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 16, 2012.

Name and Address of Beneficial Owner	Nature of Beneficial Ownership		Number of Shares	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	Sole voting power for 2,646,715 shares and sole dispositive power…	(1)	11,601,465	7.2%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	Sole voting power for 10,346,250 shares and sole dispositive power....	(2)	11,037,750	6.8%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Sole voting and dispositive power…	(3)	9,500,994	5.9%

(1)	Based on Schedule 13G filed on February 13, 2012. These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(2)	Based on Schedule 13G filed on February 10, 2012.
(3)	Based on Schedule 13G filed on February 13, 2012.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. Copies of all such Section 16(a) reports are required to be furnished to us. These filing requirements also apply to holders of more than 10% of our Common Stock, but we do not know of any person that holds more than 10% of our Common Stock. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all of our officers and Directors made all required filings on a timely basis except for one Form 4 report that was filed one day late by Mr. Mandos reporting one transaction due to an inadvertent administrative error.

OTHER BUSINESS

We are not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the individuals named on the enclosed proxy card will vote the shares it represents in accordance with their judgment.

By Order of the Board of Directors

Kathryn E. Sena
Corporate Secretary

Dated: March 23, 2012

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless a stockholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, Stockholder Services, 6201 15th Avenue, Brooklyn, NY 11219. Stockholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting American Stock Transfer & Trust Company at the address above.

ELECTRONIC DISTRIBUTION OF PROXY STATEMENTS

AND ANNUAL REPORTS

To receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via E-mail. Once enrolled, stockholders will no longer receive a printed copy of proxy materials, unless they request one. Each year they will receive an e-mail explaining how to access the Annual Report and Proxy Statement online as well as how to vote their shares online. They may suspend electronic distribution at any time by contacting American Stock Transfer & Trust Company.

APPENDIX A

AMETEK, Inc.

ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

INFORMATION RELATING TO AMETEK COMMON STOCK

The principal market on which the Company’s common stock is traded is the New York Stock Exchange and it is traded under the symbol “AME.”

Market Price and Dividends Per Share

The high and low sales prices of the Company’s common stock on the New York Stock Exchange composite tape and the quarterly dividends per share paid on the common stock were:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011
Dividends paid per share	$0.06	$0.06	$0.06	$0.06
Common stock trading range:
High	$44.83	$47.00	$46.59	$43.73
Low	$38.38	$40.38	$32.67	$30.87
2010
Dividends paid per share	$0.04	$0.04	$0.04	$0.06
Common stock trading range:
High	$27.89	$29.59	$32.41	$41.34
Low	$23.76	$25.33	$26.46	$31.55

Stock Performance Graph

The following graph and accompanying table compare the cumulative total stockholder return for AMETEK, Inc. over the last five years ended December 31, 2011 with total returns for the same period for the Russell 1000 Index and the Dow Jones U.S. Electronic Equipment Index. The performance graph and table assume a $100 investment made on December 31, 2006 and reinvestment of all dividends. The stock performance shown on the graph below is based on historical data and is not necessarily indicative of future stock price performance.

	December 31,
	2006	2007	2008	2009	2010	2011
AMETEK, Inc.	$100.00	$148.01	$96.01	$122.40	$189.54	$204.50
Russell 1000 Index*	100.00	105.77	66.01	84.77	98.42	99.90
Dow Jones U.S. Electronic Equipment Index*	100.00	117.34	68.89	99.05	133.21	121.36

*	Includes AMETEK, Inc.

AMETEK, INC.

SELECTED FINANCIAL DATA

2011	2010	2009	2008	2007
(In millions, except per share amounts)
Consolidated Operating Results (Year Ended December 31):
Net sales	$2,989.9	$2,471.0	$2,098.4	$2,531.1	$2,136.9
Operating income	$635.9	$482.2	$366.1	$432.7	$386.6
Interest expense	$(69.7)	$(67.5)	$(68.8)	$(63.7)	$(46.9)
Net income	$384.5	$283.9	$205.8	$247.0	$228.0
Earnings per share:
Basic	$2.40	$1.79	$1.28	$1.55	$1.44
Diluted	$2.37	$1.76	$1.27	$1.53	$1.41
Dividends declared and paid per share	$0.24	$0.18	$0.16	$0.16	$0.16
Weighted average common shares outstanding:
Basic	160.3	159.1	160.2	159.2	158.7
Diluted	162.1	160.9	161.8	161.2	161.4
Performance Measures and Other Data:
Operating income — Return on net sales	21.3%	19.5%	17.4%	17.1%	18.1%
— Return on average total assets	15.6%	13.6%	11.6%	14.9%	15.9%
Net income — Return on average total capital(1)	12.3%	10.2%	8.2%	10.9%	12.0%
— Return on average stockholders’ equity(1)	20.1%	17.0%	14.4%	19.5%	20.7%
EBITDA(2)	$712.2	$545.9	$428.0	$489.4	$433.9
Ratio of EBITDA to interest expense(2)	10.2	x	8.2	x	6.3	x	7.7	x	9.3	x
Depreciation and amortization	$86.5	$72.9	$65.5	$63.3	$52.7
Capital expenditures	$50.8	$39.2	$33.1	$44.2	$37.6
Cash provided by operating activities	$508.6	$423.0	$364.7	$247.3	$278.5
Free cash flow(3)	$457.8	$383.8	$331.6	$203.1	$240.9
Consolidated Financial Position (At December 31):
Current assets	$1,059.1	$974.5	$969.4	$954.6	$952.2
Current liabilities	$628.9	$550.9	$424.3	$447.5	$640.8
Property, plant and equipment, net	$325.3	$318.1	$310.1	$307.9	$293.1
Total assets	$4,319.5	$3,818.9	$3,246.0	$3,055.5	$2,745.7
Long-term debt	$1,123.4	$1,071.4	$955.9	$1,093.2	$667.0
Total debt	$1,263.9	$1,168.5	$1,041.7	$1,111.7	$903.0
Stockholders’ equity(1)	$2,052.8	$1,775.2	$1,567.0	$1,287.8	$1,240.7
Stockholders’ equity per share(1)	$12.80	$11.05	$9.68	$8.04	$7.70
Total debt as a percentage of capitalization(1)	38.1%	39.7%	39.9%	46.3%	42.1%
Net debt as a percentage of capitalization(1)(4)	34.8%	36.2%	33.7%	44.3%	37.1%

See Notes to Selected Financial Data on the following page.

Notes to Selected Financial Data

(1)

The adoption of provisions in Financial Accounting Standards Board Accounting Standards Codification Topic 740, Income Taxes as of January 1, 2007, resulted in a $5.9 million charge to the opening balance of stockholders’ equity.

(2)

EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. It should not be considered, however, as an alternative to operating income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of the Company’s overall liquidity as presented in the Company’s consolidated financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures used by other companies. The following table presents the reconciliation of net income reported in accordance with U.S. generally accepted accounting principles (“GAAP”) to EBITDA:

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(In millions)
Net income	$384.5	$283.9	$205.8	$247.0	$228.0

Add (deduct):
Interest expense	69.7	67.5	68.8	63.7	46.9
Interest income	(0.7)	(0.7)	(1.0)	(3.9)	(2.1)
Income taxes	172.2	122.3	88.9	119.3	108.4
Depreciation	48.9	45.4	42.2	45.8	42.3
Amortization	37.6	27.5	23.3	17.5	10.4

Total adjustments	327.7	262.0	222.2	242.4	205.9

EBITDA	$712.2	$545.9	$428.0	$489.4	$433.9

(3)

Free cash flow represents cash flow from operating activities less capital expenditures. Free cash flow is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 2 above). The following table presents the reconciliation of cash flow from operating activities reported in accordance with U.S. GAAP to free cash flow:

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(In millions)
Cash provided by operating activities	$508.6	$423.0	$364.7	$247.3	$278.5
Deduct: Capital expenditures	(50.8)	(39.2)	(33.1)	(44.2)	(37.6)

Free cash flow	$457.8	$383.8	$331.6	$203.1	$240.9

(4)

Net debt represents total debt minus cash and cash equivalents. Net debt is presented because the Company is aware that it is used by securities analysts, investors and other parties in evaluating the Company. (Also see note 2 above). The following table presents the reconciliation of total debt reported in accordance with U.S. GAAP to net debt:

	December 31,
	2011	2010	2009	2008	2007
	(In millions)
Total debt	$1,263.9	$1,168.5	$1,041.7	$1,111.7	$903.0
Less: Cash and cash equivalents	(170.4)	(163.2)	(246.4)	(87.0)	(170.1)

Net debt	1,093.5	1,005.3	795.3	1,024.7	732.9
Stockholders’ equity	2,052.8	1,775.2	1,567.0	1,287.8	1,240.7

Capitalization (net debt plus stockholders’ equity)	$3,146.3	$2,780.5	$2,362.3	$2,312.5	$1,973.6

Net debt as a percentage of capitalization	34.8%	36.2%	33.7%	44.3%	37.1%

AMETEK, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events. When used in this report, the words “believes,” “anticipates,” “may,” “expect,” “intend,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. For more information concerning risks and other factors, that could have a material adverse effect on our business, or could cause actual results to differ materially from management’s expectations, see “Forward-Looking Information” on page A-18.

The following discussion and analysis of the Company’s results of operations and financial condition should be read in conjunction with “Selected Financial Data” and the consolidated financial statements of the Company and the related notes included elsewhere in this Appendix. We begin with an overview of our business and operations.

Business Overview

As a global business, AMETEK’s operations are affected by global, regional and industry economic factors. However, the Company’s strategic geographic and industry diversification, and its mix of products and services, have helped to limit the potential adverse impact of any unfavorable developments in any one industry or the economy of any single country on its consolidated operating results. In 2011, the Company established records for net sales, operating income, operating income margins, net income, diluted earnings per share and operating cash flow. The impact of contributions from recent acquisitions, combined with successful Operational Excellence initiatives, had a positive impact on 2011 results. The Company also benefited from its strategic initiatives under AMETEK’s four growth strategies: Operational Excellence, New Product Development, Global and Market Expansion and Strategic Acquisitions and Alliances. Highlights of 2011 were:

•

In 2011, net sales were $3.0 billion, an increase of $518.9 million or 21.0% from 2010, on internal growth of approximately 16% in the Electronic Instruments Group (“EIG”) and 6% in the Electromechanical Group (“EMG”) excluding the effect of foreign currency translation, and contributions from the 2010 and 2011 acquisitions.

•	Net income for 2011 was $384.5 million, an increase of $100.6 million or 35.4% when compared with $283.9 million in 2010.

•	During 2011, the Company completed the following acquisitions:

•	In April 2011, the Company acquired Avicenna Technology, Inc. (“Avicenna”), a supplier of custom, fine-featured components used in the medical device industry.

•

In May 2011, the Company acquired Coining Holding Company (“Coining”), a leading supplier of custom-shaped metal preforms, microstampings and bonding wire solutions for interconnect applications in microelectronics packaging and assembly.

•	In October 2011, the Company acquired Reichert Technologies, a manufacturer of analytical instruments and diagnostic devices for the eye care market.

•

In October 2011, the Company acquired EM Test (Switzerland) GmbH, a manufacturer of advanced monitoring, testing, calibrating and display instruments in the electrical immunity testing and emissions measurement markets.

•

In December 2011, the Company acquired Technical Manufacturing Corporation (“TMC”), a world leader in high-performance vibration isolation systems and optical test benches used to isolate highly sensitive instruments for the microelectronics, life sciences, photonics and ultra-precision manufacturing industries.

•	Higher earnings resulted in record cash flow provided by operating activities that totaled $508.6 million for 2011, a $85.6 million or 20.2% increase from 2010.

•

The Company continues to maintain a strong international sales presence. International sales, including U.S. export sales, were $1,501.1 million or 50.2% of net sales in 2011, compared with $1,211.3 million or 49.0% of net sales in 2010.

•

New orders for 2011 were $3,072.5 million, an increase of $421.2 million or 15.9% when compared with $2,651.3 million in 2010. As a result, the Company’s backlog of unfilled orders at December 31, 2011 was a year end record at $911.4 million.

•

The Company continued its emphasis on investment in research, development and engineering, spending $137.6 million in 2011 before customer reimbursement of $6.1 million. Sales from products introduced in the last three years were $595.2 million or 19.9% of net sales.

•

In September 2011, AMETEK completed a new five-year revolving credit facility with a total borrowing capacity of $700 million, which excludes an accordion feature that permits the Company to request up to an additional $200 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The new revolving credit facility replaced a $450 million total borrowing capacity revolving credit facility, which excluded a $100 million accordion feature, that was due to expire in June 2012. At December 31, 2011, the Company had $742.7 million available under its revolving credit facility, including the $200 million accordion feature.

•	In the fourth quarter of 2011, the Company issued a 55 million Swiss franc ($59.0 million) 2.44% senior note due December 2021.

Results of Operations

The following table sets forth net sales and income by reportable segment and on a consolidated basis:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Net sales(1):
Electronic Instruments	$1,647,195	$1,324,113	$1,146,578
Electromechanical	1,342,719	1,146,839	951,777

Consolidated net sales	$2,989,914	$2,470,952	$2,098,355

Operating income and income before income taxes:
Segment operating income(2):
Electronic Instruments	$420,197	$316,184	$232,875
Electromechanical	262,710	210,397	166,582

Total segment operating income	682,907	526,581	399,457
Corporate administrative and other expenses	(46,966)	(44,423)	(33,407)

Consolidated operating income	635,941	482,158	366,050
Interest and other expenses, net	(79,299)	(75,908)	(71,417)

Consolidated income before income taxes	$556,642	$406,250	$294,633

(1)	After elimination of intra- and intersegment sales, which are not significant in amount.

(2)

Segment operating income represents net sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

Year Ended December 31, 2011 Compared with Year Ended December 31, 2010

Results of Operations

In 2011, the Company established records for sales, operating income, operating income margins, net income, diluted earnings per share and operating cash flow. The Company achieved these results from strong internal growth in both EIG and EMG, as well as contributions from acquisitions completed in 2011 and the acquisitions of Technical Services for Electronics (“TSE”) in June 2010, Haydon Enterprises in July 2010 and Atlas Material Testing Technology LLC (“Atlas”) in November 2010. The full year impact of the 2011 acquisitions and our Operational Excellence capabilities should have a positive impact on our 2012 results.

Net sales for 2011 were $2,989.9 million, an increase of $518.9 million or 21.0% when compared with net sales of $2,471.0 million in 2010. Net sales for EIG were $1,647.2 million in 2011, an increase of 24.4% from net sales of $1,324.1 million in 2010. Net sales for EMG were $1,342.7 million in 2011, an increase of 17.1% from net sales of $1,146.8 million in 2010. The increase in net sales was primarily attributable to higher order rates, as well as the impact of the acquisitions mentioned above. The net sales increase for 2011 was driven by strong internal sales growth of approximately 11%, which excludes a 1% favorable effect of foreign currency translation. The acquisitions mentioned above contributed the remainder of the net sales increase.

Total international sales for 2011 were $1,501.1 million or 50.2% of net sales, an increase of $289.8 million or 23.9% when compared with international sales of $1,211.3 million or 49.0% of net sales in 2010. The $289.8 million increase in international sales resulted from higher sales growth noted above, driven by continued strong expansion into Asia, as well as growth in Europe, and includes the effect of foreign currency translation. Both reportable segments of the Company maintain a strong international sales presence in Europe and Asia. Export shipments from the United States, which are included in total international sales, were $774.9 million in 2011, an increase of $210.4 million or 37.3% compared with $564.5 million in 2010. Export shipments improved due to increased exports from both the base businesses and the acquisitions noted above.

New orders for 2011 were $3,072.5 million, an increase of $421.2 million or 15.9% when compared with $2,651.3 million in 2010. For 2011, internal order growth was approximately 8%, excluding a 1% favorable effect of foreign currency translation, driven by the differentiated businesses of both EIG and EMG, with the acquisitions mentioned above accounting for the remainder of the increase. As a result, the Company’s backlog of unfilled orders at December 31, 2011 was a year end record at $911.4 million, an increase of $82.6 million or 10.0% when compared with $828.8 million at December 31, 2010.

Segment operating income for 2011 was $682.9 million, an increase of $156.3 million or 29.7% when compared with segment operating income of $526.6 million in 2010. Segment operating income, as a percentage of net sales, increased to 22.8% in 2011 from 21.3% in 2010. The increase in segment operating income and segment operating margins resulted primarily from the leveraged impact of the Company’s net sales increase noted above, as well as the benefits of the Company’s lower cost structure through Operational Excellence initiatives.

Selling, general and administrative (“SG&A”) expenses for 2011 were $349.3 million, an increase of $52.8 million or 17.8% when compared with $296.5 million in 2010. As a percentage of net sales, SG&A expenses were 11.7% for 2011, compared with 12.0% in 2010. A portion of the increase in SG&A expenses was the result of a $2.1 million charge recorded in corporate administrative expenses related to the accelerated vesting of an April 2009 restricted stock grant in the second quarter of 2011. Selling expense increased $49.4 million or 19.5% for 2011 driven by the increase in net sales noted above. Selling expenses, as a percentage of net sales, decreased to 10.1% for 2011, compared with 10.3% for 2010. Base business selling expense increased approximately 11.6% for 2011, which was in line with internal sales growth.

Corporate administrative expenses for 2011 were $46.6 million, an increase of $3.5 million or 8.1% when compared with $43.1 million in 2010. As a percentage of net sales, corporate administrative expenses were 1.6% for 2011, compared with 1.7% in 2010. The increase in corporate administrative expenses was primarily the result of equity-based compensation associated with the accelerated vesting of restricted stock in the second quarter of 2011, noted above, as well as higher compensation related expenses.

Consolidated operating income was $635.9 million or 21.3% of net sales for 2011, an increase of $153.7 million or 31.9% when compared with $482.2 million or 19.5% of net sales in 2010.

Interest expense was $69.7 million for 2011, an increase of $2.2 million or 3.3% when compared with $67.5 million in 2010. The increase was primarily due to the full year impact of the issuance of an 80 million British pound senior note in the third quarter of 2010, partially offset by the repayment of a 50 million British pound senior note in the third quarter of 2010.

Other expenses, net were $9.6 million for 2011, an increase of $1.2 million when compared with $8.4 million in 2010. The increase was primarily driven by higher acquisition-related expenses and an unfavorable impact from foreign currency.

The effective tax rate for 2011 was 30.9% compared with 30.1% in 2010. The effective tax rate for 2011 included the impact of the accelerated vesting of non-deductible restricted stock amortization. The effective tax rate for 2011 and 2010 included the impact of international statutory tax rate reductions and benefits obtained from a favorable mix of international taxable earnings. See Note 8 to the consolidated financial statements included in this Appendix for further details.

Net income for 2011 was $384.5 million, an increase of $100.6 million or 35.4% when compared with $283.9 million in 2010. Diluted earnings per share for 2011 were $2.37, an increase of $0.61 or 34.7% when compared with $1.76 per diluted share in 2010.

Segment Results

EIG’s net sales totaled $1,647.2 million for 2011, an increase of $323.1 million or 24.4% when compared with $1,324.1 million in 2010. The net sales increase was due to internal growth of approximately 16%, excluding a favorable 1% effect of foreign currency translation, and was driven primarily by increases in EIG’s process, power and industrial businesses. The acquisitions of EM Test, Reichert Technologies and Atlas accounted for the remainder of the net sales increase.

EIG’s operating income was $420.2 million for 2011, an increase of $104.0 million or 32.9% when compared with $316.2 million in 2010. EIG’s operating margins were 25.5% of net sales for 2011 compared with 23.9% of net sales in 2010. The increase in segment operating income and operating margins was driven by the leveraged impact of the Group’s increase in net sales noted above, as well as the benefit of the Group’s lower cost structure through Operational Excellence initiatives.

EMG’s net sales totaled $1,342.7 million for 2011, an increase of $195.9 million or 17.1% when compared with $1,146.8 million in 2010. The net sales increase was due to internal growth of approximately 6%, excluding a favorable 1% effect of foreign currency translation, and was driven by increases in EMG’s differentiated businesses. The acquisitions of Coining, Avicenna, Haydon Enterprises and TSE accounted for the remainder of the net sales increase.

EMG’s operating income was $262.7 million for 2011, an increase of $52.3 million or 24.9% when compared with $210.4 million in 2010. EMG’s operating margins were 19.6% of net sales for 2011 compared with 18.3% of net sales in 2010. EMG’s increase in operating income and operating margins was primarily due to the leveraged impact of the Group’s increase in net sales noted above, as well as the benefit of the Group’s lower cost structure through Operational Excellence initiatives.

Year Ended December 31, 2010 Compared with Year Ended December 31, 2009

Results of Operations

In 2010, the Company posted strong sales and established records for operating income, operating income margins, net income, diluted earnings per share and operating cash flow. The Company achieved these results from strong internal growth in both EIG and EMG, as well as contributions from acquisitions of TSE, Haydon Enterprises and Atlas in 2010 and the acquisitions of High Standard Aviation in January 2009 and Ameron Global in December 2009. In the fourth quarter of 2009, the Company began to experience increased order rates which continued through 2010.

Net sales for 2010 were $2,471.0 million, an increase of $372.6 million or 17.8% when compared with net sales of $2,098.4 million in 2009. Net sales for EIG were $1,324.1 million in 2010, an increase of 15.5% from net sales of $1,146.6 million in 2009. Net sales for EMG were $1,146.8 million in 2010, an increase of 20.5% from net sales of $951.8 million in 2009. The increase in net sales was primarily attributable to higher order rates, as well as the impact of the acquisitions mentioned above. The net sales increase for 2010 was driven by strong internal sales growth of approximately 13%, with no impact from foreign currency translation. The acquisitions mentioned above contributed the remainder of the net sales increase.

Total international sales for 2010 were $1,211.3 million or 49.0% of net sales, an increase of $179.6 million or 17.4% when compared with international sales of $1,031.7 million or 49.2% of net sales in 2009. The $179.6 million increase in international sales resulted from higher sales growth noted above, as well as continued expansion into Asia, and includes the effect of foreign currency translation. Both reportable segments of the Company maintain a strong international sales presence in Europe and Asia. Export shipments from the United States, which are included in total international sales, were $564.5 million in 2010, an increase of $150.4 million or 36.3% compared with $414.1 million in 2009. Export shipments improved due to increased exports from both the base businesses and the acquisitions noted above.

New orders for 2010 were $2,651.3 million, an increase of $623.2 million or 30.7% when compared with $2,028.1 million in 2009. Throughout most of 2009, the Company experienced lower order rates primarily as a result of the global economic recession, which began in late 2008 and continued through most of 2009. However, order rates stabilized in the third quarter of 2009 and began to increase in the fourth quarter of 2009. For 2010, internal order growth was approximately 23%, excluding a 1% unfavorable effect of foreign currency translation, driven by both the Company’s differentiated and cost-driven businesses, with the acquisitions mentioned above accounting for the remainder of the increase. As a result, the Company’s backlog of unfilled orders at December 31, 2010 was $828.8 million, an increase of $180.4 million or 27.8% when compared with $648.4 million at December 31, 2009.

Segment operating income for 2010 was $526.6 million, an increase of $127.1 million or 31.8% when compared with segment operating income of $399.5 million in 2009. Segment operating income, as a percentage of net sales, increased to 21.3% in 2010 from 19.0% in 2009. The increase in segment operating income and segment operating margins resulted primarily from the leveraged impact of the Company’s net sales increase noted above, as well as the benefits of the Company’s lower cost structure through Operational Excellence initiatives.

SG&A expenses for 2010 were $296.5 million, an increase of $42.4 million or 16.7% when compared with $254.1 million in 2009. As a percentage of net sales, SG&A expenses were 12.0% for 2010, compared with 12.1% in 2009. Selling expense increased $32.4 million or 14.7% for 2010, which was in line with internal sales growth. Selling expenses, as a percentage of net sales, decreased to 10.3% for 2010, compared with 10.5% for 2009. Additionally, the Company’s acquisition strategy generally is to acquire differentiated businesses, which because of their distribution channels and higher marketing costs tend to have a higher content of selling expenses. Base business selling expense increased approximately 11.1% for 2010.

Corporate administrative expenses for 2010 were $43.1 million, an increase of $9.9 million or 29.8% when compared with $33.2 million in 2009. As a percentage of net sales, corporate administrative expenses were 1.7% for 2010, compared with 1.6% in 2009. The increase in corporate administrative expenses was primarily driven by higher compensation related expenses, as well as other costs necessary to grow the business.

Consolidated operating income was $482.2 million or 19.5% of net sales for 2010, an increase of $116.1 million or 31.7% when compared with $366.1 million or 17.4% of net sales in 2009.

Interest expense was $67.5 million for 2010, a decrease of $1.3 million or 1.9% when compared with $68.8 million in 2009. The decrease was primarily due to the impact of the repayment of a 40 million British pound borrowing under the revolving credit facility in the second quarter of 2009 and a 50 million British pound senior note in the third quarter of 2010, partially offset by the issuance of an 80 million British pound senior note in the third quarter of 2010.

Other expenses, net were $8.4 million for 2010, an increase of $5.7 million when compared with $2.7 million in 2009. The increase was primarily driven by acquisition related expenses.

The effective tax rate for 2010 was 30.1% compared with 30.2% in 2009. The effective tax rate for 2010 primarily reflects the impact of settlements of income tax examinations and the benefits obtained from international and state income tax planning initiatives.

Net income for 2010 was $283.9 million, an increase of $78.1 million or 37.9% when compared with $205.8 million in 2009. Diluted earnings per share for 2010 were $1.76, an increase of $0.49 or 38.6% when compared with $1.27 per diluted share in 2009.

Segment Results

EIG’s net sales totaled $1,324.1 million for 2010, an increase of $177.5 million or 15.5% when compared with $1,146.6 million in 2009. The net sales increase was due to internal growth of approximately 15%, with no impact from foreign currency translation, driven primarily by EIG’s process, power and industrial businesses. The acquisition of Atlas primarily accounted for the remainder of the net sales increase.

EIG’s operating income was $316.2 million for 2010, an increase of $83.3 million or 35.8% when compared with $232.9 million in 2009. EIG’s operating margins were 23.9% of net sales for 2010 compared with 20.3% of net sales in 2009. The increase in segment operating income and operating margins was driven by the leveraged impact of the Group’s increase in net sales noted above, as well as the benefit of the Group’s lower cost structure through Operational Excellence initiatives.

EMG’s net sales totaled $1,146.8 million for 2010, an increase of $195.0 million or 20.5% when compared with $951.8 million in 2009. The net sales increase was due to internal growth of approximately 12%, with no impact from foreign currency translation. The acquisitions of Ameron Global, TSE and Haydon Enterprises primarily accounted for the remainder of the net sales increase.

EMG’s operating income was $210.4 million for 2010, an increase of $43.8 million or 26.3% when compared with $166.6 million in 2009. EMG’s operating margins were 18.3% of net sales for 2010 compared with 17.5% of net sales in 2009. EMG’s increase in operating income and operating margins was primarily due to the leveraged impact of the Group’s higher net sales, which includes the acquisitions mentioned above.

Liquidity and Capital Resources

Cash provided by operating activities totaled $508.6 million in 2011, an increase of $85.6 million or 20.2% when compared with $423.0 million in 2010. The increase in cash provided by operating activities was primarily due to the $100.6 million increase in net income, partially offset by higher overall operating working capital levels necessary to grow the Company’s businesses. Free cash flow (cash flow provided by operating activities less capital expenditures) was $457.8 million in 2011, compared with $383.8 million in 2010. EBITDA (earnings before interest, income taxes, depreciation and amortization) was $712.2 million in 2011, compared with $545.9 million in 2010. Free cash flow and EBITDA are presented because the Company is aware that they are measures used by third parties in evaluating the Company. (See tables on page A-4 for a reconciliation of U.S. generally accepted accounting principles (“GAAP”) measures to comparable non-GAAP measures).

Cash used for investing activities totaled $526.5 million in 2011, compared with $566.8 million in 2010. In 2011, the Company paid $474.9 million for five business acquisitions, net of cash received, compared with $538.6 million paid for six business acquisitions, net of cash received, in 2010. Additions to property, plant and equipment totaled $50.8 million in 2011, compared with $39.2 million in 2010.

Cash provided by financing activities totaled $31.9 million in 2011, compared with $62.6 million in 2010. In 2011, net total borrowings increased by $99.1 million, compared with a net total borrowings increase of $139.3 million in 2010. In 2011, the Company repurchased 1.7 million shares of its common stock for $59.3 million, compared with $78.6 million used for repurchases of 3.1 million shares of the Company’s common stock in 2010. In November 2011, the Board of Directors approved an increase of $100 million in the authorization for the repurchase of the Company’s common stock. At December 31, 2011, $105.5 million was available under the Board authorization for future share repurchases.

In September 2011, AMETEK completed a new five-year revolving credit facility with a total borrowing capacity of $700 million, which excludes an accordion feature that permits the Company to request up to an additional $200 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. Interest rates on outstanding loans under either the current or replaced revolving credit facility are at the applicable London Interbank Offered Rate (“LIBOR”) plus a negotiated spread, or at the U.S. prime rate. The new revolving credit facility replaced a $450 million total borrowing capacity revolving credit facility, which excluded a $100 million accordion feature, that was due to expire in June 2012. The new revolving credit facility provides the Company with additional financial flexibility to support its growth plans, including its successful acquisition strategy. At December 31, 2011, the Company had available borrowing capacity of $742.7 million under its revolving credit facility, including the $200 million accordion feature.

In the fourth quarter of 2011, the Company issued a 55 million Swiss franc ($59.0 million) 2.44% senior note due December 2021.

In the third quarter of 2010, the Company paid in full an expiring 50 million British pound ($78.2 million) 5.96% senior note. In the third quarter of 2010, the Company issued an 80 million British pound ($124.3 million at December 31, 2011) 4.68% senior note due September 2020.

At December 31, 2011, total debt outstanding was $1,263.9 million, compared with $1,168.5 million at December 31, 2010, with no significant maturities until 2015. The debt-to-capital ratio was 38.1% at December 31, 2011, compared with 39.7% at December 31, 2010. The net debt-to-capital ratio (total debt less cash and cash equivalents divided by the sum of net debt and stockholders’ equity) was 34.8% at December 31, 2011, compared with 36.2% at December 31, 2010. The net debt-to-capital ratio is presented because the Company is aware that this measure is used by third parties in evaluating the Company. (See table on page A-4 for a reconciliation of U.S. GAAP measures to comparable non-GAAP measures).

Additional financing activities for 2011 include cash dividends paid of $38.4 million compared with $28.6 million in 2010. Proceeds from the exercise of employee stock options were $19.6 million in 2011, compared with $21.5 million in 2010.

As a result of all of the Company’s cash flow activities in 2011, cash and cash equivalents at December 31, 2011 totaled $170.4 million, compared with $163.2 million at December 31, 2010. At December 31, 2011, the Company had $168.2 million in cash outside the United States. The Company utilizes this cash to operate its international operations, as well as acquire international businesses. In the fourth quarter 2011, the Company utilized cash outside the United States to purchase EM Test. The Company is in compliance with all covenants, including financial covenants, for all of its debt agreements. The Company believes it has sufficient cash-generating capabilities from domestic and unrestricted foreign sources, available credit facilities and access to long-term capital funds to enable it to meet its operating needs and contractual obligations in the foreseeable future.

The following table summarizes AMETEK’s contractual cash obligations and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future years at December 31, 2011.

	Payments Due
Contractual Obligations(1)	Total	Less Than One Year	One to Three Years	Four to Five Years	After Five Years
	(In millions)
Long-term debt(2)	$1,110.0	$—	$—	$252.0	$858.0
Revolving credit loans(3)	134.2	134.2	—	—	—
Capital lease(4)	10.8	0.9	2.0	2.1	5.8
Other indebtedness	8.9	5.4	2.1	1.4	—

Total debt	1,263.9	140.5	4.1	255.5	863.8
Interest on long-term fixed-rate debt	418.6	66.6	132.9	118.9	100.2
Noncancellable operating leases(5)	131.3	27.0	37.0	23.2	44.1
Purchase obligations(6)	275.5	264.9	10.4	0.2	—
Employee severance and other	11.6	11.6	—	—	—

Total	$2,100.9	$510.6	$184.4	$397.8	$1,008.1

(1)

The liability for uncertain tax positions was not included in the table of contractual obligations as of December 31, 2011 because the timing of the settlements of these uncertain tax positions cannot be reasonably estimated at this time. See Note 8 to the consolidated financial statements included in this Appendix for further details.

(2)	Includes the $450 million private placement completed in 2007 and the $350 million private placement completed in 2008.

(3)

Although not contractually obligated, the Company expects to have the capability to repay the revolving credit loan within one year as permitted in the credit agreement. Accordingly, $134.2 million was classified as short-term debt at December 31, 2011.

(4)	Represents a capital lease for a building and land associated with the Cameca SAS acquisition. The lease has a term of 12 years, which began in July 2006, and is payable quarterly.

(5)	The leases expire over a range of years from 2012 to 2082 with renewal or purchase options, subject to various terms and conditions, contained in most of the leases.

(6)	Purchase obligations primarily consist of contractual commitments to purchase certain inventories at fixed prices.

Other Commitments

The Company has standby letters of credit and surety bonds of $26.8 million related to performance and payment guarantees at December 31, 2011. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material to its financial position.

Critical Accounting Policies

The Company has identified its critical accounting policies as those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ materially from the estimates used. The consolidated financial statements and related notes contain information that is pertinent to the Company’s accounting policies and to management’s discussion and analysis. The information that follows represents additional specific disclosures about the Company’s accounting policies regarding risks, estimates, subjective decisions or assessments whereby materially different financial condition and results of operations could have been reported had different assumptions been used or different conditions existed. Primary disclosure of the Company’s significant accounting policies is in Note 1 to the consolidated financial statements.

•

Revenue Recognition.    The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. The Company has agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for the sales incentive as a reduction of revenues when the sale is recognized. Accruals for sales returns, other allowances and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2011, 2010 and 2009, the accrual for future warranty obligations was $22.5 million, $18.3 million and $16.0 million, respectively. The Company’s expense for warranty obligations was $13.2 million, $10.6 million and $8.2 million in 2011, 2010 and 2009, respectively. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses. If actual future sales returns and allowances and warranty amounts are higher than past experience, additional accruals may be required.

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Accounts Receivable.    The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its historical experience. If the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables was $7.8 million and $6.0 million at December 31, 2011 and 2010, respectively.

•

Inventories.    The Company uses the first-in, first-out (“FIFO”) method of accounting, which approximates current replacement cost, for approximately 74% of its inventories at December 31, 2011. The last-in, first-out (“LIFO”) method of accounting is used to determine cost for the remaining 26% of its inventory at December 31, 2011. For inventories where cost is determined by the LIFO method, the FIFO value would have been $25.1 million and $23.9 million higher than the LIFO value reported in the consolidated balance sheet at December 31, 2011 and 2010, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

•

Goodwill and Other Intangible Assets.    Goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually. The impairment test for goodwill requires a two-step process. The first step is to compare the carrying amount of the reporting unit’s net assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required and no impairment loss is recognized. If the carrying amount exceeds the fair value, then the second step must be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The Company would be required to record any such impairment losses.

The Company identifies its reporting units at the component level, which is one level below our operating segments. Generally, goodwill arises from acquisitions of specific operating companies and is assigned to the reporting unit in which a particular operating company resides. Our reporting units are composed of the business units one level below our operating segment at which discrete financial information is prepared and regularly reviewed by segment management.

The Company principally relies on a discounted cash flow analysis to determine the fair value of each reporting unit, which considers forecasted cash flows discounted at an appropriate discount rate. The Company believes that market participants would use a discounted cash flow analysis to determine the fair value of its reporting units in a sale transaction. The annual goodwill impairment test requires the Company to make a number of assumptions and estimates concerning future levels of revenue growth, operating margins, depreciation, amortization and working capital requirements, which are based upon the Company’s long-range plan. The Company’s long-range plan is updated as part of its annual planning process and is reviewed and approved by management. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both equity and debt, including a risk premium. While the Company uses the best available information to prepare its cash flow and discount rate assumptions, actual future cash flows or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances. While there are always changes in assumptions to reflect changing business and market conditions, the Company’s overall methodology and the population of assumptions used have remained unchanged. In order to evaluate the sensitivity of the goodwill impairment test to changes in the fair value calculations, the Company applied a hypothetical 10% decrease in fair values of each reporting unit. The results (expressed as a percentage of carrying value for the respective reporting unit) showed that, despite the hypothetical 10% decrease in fair value, the fair values of the Company’s reporting units still exceeded their respective carrying values by 66% to 443% for each of the Company’s reporting units.

The impairment test for indefinite-lived intangibles other than goodwill (primarily trademarks and trade names) consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of its indefinite-lived intangibles using the relief from royalty method. The Company believes the relief from royalty method is a widely used valuation technique for such assets. The fair value derived from the relief from royalty method is measured as the discounted cash flow savings realized from owning such trademarks and trade names and not having to pay a royalty for their use.

The Company’s acquisitions have generally included a significant goodwill component and the Company expects to continue to make acquisitions. At December 31, 2011, goodwill and other indefinite-lived intangible assets totaled $2,114.0 million or 48.9% of the Company’s total assets. The Company performed its required annual impairment tests in the fourth quarter of 2011 and determined that the Company’s goodwill and indefinite-lived intangibles were not impaired. There can be no assurance that goodwill or indefinite-lived intangibles impairment will not occur in the future.

Other intangible assets with finite lives are evaluated for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of other intangible assets with finite lives is considered impaired when the total projected undiscounted cash flows from those assets are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of those assets. Fair market value is determined primarily using present value techniques based on projected cash flows from the asset group.

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Pensions.    The Company has U.S. and foreign defined benefit and defined contribution pension plans. The most significant elements in determining the Company’s pension income or expense are the assumed pension liability discount rate and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the valuation date. At the end of each year, the Company determines the assumed discount rate to be used to discount plan liabilities. In estimating this rate for 2011, the Company considered rates of return on high-quality, fixed-income investments that have maturities consistent with the anticipated funding requirements of the plan. The discount rate used in determining the 2011 pension cost was 5.6% for U.S. defined benefit pension plans and 5.71% for foreign plans. The discount rate used for determining the funded status of the plans at December 31, 2011 and determining the 2012 defined benefit pension cost was 5.0% for U.S. plans and 5.22% for foreign plans. In estimating the U.S. and foreign discount rates, the Company’s actuaries developed a customized discount rate appropriate to the plans’ projected benefit cash flow based on yields derived from a database of long-term bonds at consistent maturity dates. The Company used an expected long-term rate of return on plan assets for 2011 of 8.0% for U.S. defined benefit pension plans and 6.96% for foreign plans. The Company will use 8.0% for the U.S. plans in 2012 and 6.96% for the foreign plans in 2012. The Company determines the expected long-term rate of return based primarily on its expectation of future returns for the pension plans’ investments. Additionally, the Company considers historical returns on comparable fixed-income investments and equity investments and adjusts its estimate as deemed appropriate. The rate of compensation increase used in determining the 2011 pension expense for the U.S. plans was 3.75% and was 2.98% for the foreign plans. The U.S. rate of compensation increase will remain unchanged in 2012. The foreign plans’ rates of compensation increase will decrease slightly to 2.97% in 2012. In 2011, the Company recognized consolidated pre-tax pension income of $7.4 million from its U.S. and foreign defined benefit pension plans, compared with pre-tax pension income of $3.2 million recognized for these plans in 2010. The Company estimates its 2012 U.S. and foreign defined benefit pension pre-tax expense to be approximately $0.7 million.

All unrecognized prior service costs, remaining transition obligations or assets and actuarial gains and losses have been recognized, net of tax effects, as a charge to accumulated other comprehensive income in stockholders’ equity and will be amortized as a component of net periodic pension cost. The Company uses a December 31 measurement date (the date at which plan assets and benefit obligations are measured) for its U.S. and foreign defined benefit plans.

To fund the plans, the Company made cash contributions to its defined benefit pension plans in 2011 which totaled $5.4 million, compared with $3.6 million in 2010. The Company anticipates making approximately $3 million to $6 million in cash contributions to its defined benefit pension plans in 2012.

•

Income Taxes.    The process of providing for income taxes and determining the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. The Company conducts a broad range of operations around the world and is therefore subject to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of the Company’s tax assets and liabilities. To the extent the final outcome differs, future adjustments to the Company’s tax assets and liabilities may be necessary.

The Company assesses the realizability of its deferred tax assets, taking into consideration the Company’s forecast of future taxable income, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and the amount of, valuation allowances against the Company’s deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

The Company assesses the uncertainty in its tax positions, by applying a minimum recognition threshold which a tax position is required to meet before a tax benefit is recognized in the financial statements. Once the minimum threshold is met, using a more likely than not standard, a series of probability estimates is made for each item to properly measure and record a tax benefit. The tax benefit recorded is generally equal to the highest probable outcome that is more than 50% likely to be realized after full disclosure and resolution of a tax examination. The underlying probabilities are determined based on the best available objective evidence such as recent tax audit outcomes, published guidance, external expert opinion, or by analogy to the outcome of similar issues in the past. There can be no assurance that these estimates will ultimately be realized given continuous changes in tax policy, legislation and audit practice. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (“ASU 2010-06”). ASU 2010-06 provides amendments that clarify existing disclosures and require new disclosures related to fair value measurements, providing greater disaggregated information on each class of assets and liabilities and more robust disclosures on transfers between levels 1 and 2, and activity in level 3 fair value measurements. The Company adopted the applicable provisions within ASU 2010-06 effective January 1, 2010. The Company adopted the level 3 disclosure requirements of ASU 2010-06 that are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years as of January 1, 2011. The adoption of ASU 2010-06 did not have a significant impact on the Company’s fair value disclosures.

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition — Milestone Method (“ASU 2010-17”). ASU 2010-17 establishes criteria for a milestone to be considered substantive and allows revenue recognition when the milestone is achieved in research or development arrangements. In addition, it requires disclosure of certain information with respect to arrangements that contain milestones. ASU 2010-17 was effective on January 1, 2011 for the Company and the adoption did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (“ASU 2010-29”). ASU 2010-29 addresses diversity in practice about the interpretation of the pro forma disclosure requirement for business combinations. ASU 2010-29 requires disclosure of pro forma revenue and earnings for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period for both the current and any comparable periods reported. The Company adopted the disclosure requirements of ASU 2010-29 effective January 1, 2011. See Note 5 to the consolidated financial statements included in this Appendix for further details.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amendments result in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards (“IFRSs”). ASU 2011-04 is effective for fiscal years beginning after December 15, 2011. The Company has evaluated ASU 2011-04 and does not expect its adoption will have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 requires that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income and the total of comprehensive income. These amendments do not change the items that must be reported in other comprehensive income. The Company is currently evaluating the impact of adopting ASU 2011-05 that is effective for fiscal years beginning after December 15, 2011 and does not expect its adoption to impact the Company’s consolidated financial statements other than the change in presentation.

In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”). The amendments in ASU 2011-08 permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in FASB Accounting Standards Codification Topic 350, Intangibles — Goodwill and Other. ASU 2011-08 is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company is currently evaluating the impacts of adopting ASU 2011-08 and intends to adopt ASU 2011-08 for the year ending December 31, 2012.

Internal Reinvestment

Capital Expenditures

Capital expenditures were $50.8 million or 1.7% of net sales in 2011, compared with $39.2 million or 1.6% of net sales in 2010. 55% of the expenditures in 2011 were for improvements to existing equipment or additional equipment to increase productivity and expand capacity. The Company’s 2011 capital expenditures increased due to a continuing emphasis on spending to improve productivity and expand manufacturing capabilities. The 2012 capital expenditures are expected to approximate 1.8% of net sales, with a continued emphasis on spending to improve productivity.

Development and Engineering

The Company is committed to research, development and engineering activities that are designed to identify and develop potential new and improved products or enhance existing products. Research, development and engineering costs before customer reimbursement were $137.6 million, $112.1 million and $101.4 million in 2011, 2010 and 2009, respectively. Customer reimbursements in 2011, 2010 and 2009 were $6.1 million, $6.4 million and $5.5 million, respectively. These amounts included net Company-funded research and development expenses of $78.0 million, $56.8 million and $50.5 million, respectively. All such expenditures were directed toward the development of new products and processes and the improvement of existing products and processes.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. The Company believes these waste products were handled in compliance with regulations existing at that time. At December 31, 2011, the Company is named a Potentially Responsible Party (“PRP”) at 15 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 14 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In ten of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. At the remaining site where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligations. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2011 and 2010 were $28.0 million and $31.3 million, respectively, for both non-owned and owned sites. In 2011, the Company recorded $1.2 million in reserves. Additionally, the Company spent $4.5 million on environmental matters in 2011. The Company’s reserves for environmental liabilities at December 31, 2011 and 2010 include reserves of $17.5 million and $18.9 million, respectively, for an owned site acquired in connection with the 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a large Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2011, the Company had $14.3 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects.

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated results of operations, financial position or cash flows of the Company.

Market Risk

The Company’s primary exposures to market risk are fluctuations in interest rates, foreign currency exchange rates and commodity prices, which could impact its financial condition and results of operations. The Company addresses its exposure to these risks through its normal operating and financing activities. The Company’s differentiated and global business activities help to reduce the impact that any particular market risk may have on its operating income as a whole.

The Company’s short-term debt carries variable interest rates and generally its long-term debt carries fixed rates. These financial instruments are more fully described in the Notes to the consolidated financial statements.

The foreign currencies to which the Company has the most significant exchange rate exposure are the Chinese renminbi, the Euro, the British pound, the Japanese yen and the Mexican peso. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the occasional use of local borrowings and derivative financial instruments in the foreign country affected. The effect of translating foreign subsidiaries’ balance sheets into U.S. dollars is included in other comprehensive income within stockholders’ equity. Foreign currency transactions have not had a significant effect on the operating results reported by the Company because revenues and costs associated with the revenues are generally transacted in the same foreign currencies.

The primary commodities to which the Company has market exposure are raw material purchases of nickel, aluminum, copper, steel, titanium and gold. Exposure to price changes in these commodities is generally mitigated through adjustments in selling prices of the ultimate product and purchase order pricing arrangements, although forward contracts are sometimes used to manage some of those exposures.

Based on a hypothetical ten percent adverse movement in interest rates, commodity prices or foreign currency exchange rates, the Company’s best estimate is that the potential losses in future earnings, fair value of risk-sensitive financial instruments and cash flows are not material, although the actual effects may differ materially from the hypothetical analysis.

Forward-Looking Information

Certain matters discussed in this Appendix are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (“PSLRA”), which involve risk and uncertainties that exist in the Company’s operations and business environment and can be affected by inaccurate assumptions, or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company’s actual future results. The Company wishes to take advantage of the “safe harbor” provisions of the PSLRA by cautioning readers that numerous important factors, in some cases have caused, and in the future could cause, the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Some, but not all, of the factors or uncertainties that could cause actual results to differ from present expectations are contained in the Company’s Form 10-K for the year ended December 31, 2011, filed with Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, unless required by the securities laws to do so.

Management’s Responsibility for Financial Statements

Management has prepared and is responsible for the integrity of the consolidated financial statements and related information. The statements are prepared in conformity with U.S. generally accepted accounting principles consistently applied and include certain amounts based on management’s best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting and disclosure controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. We maintain a system of internal controls that is designed to provide reasonable assurance as to the fair and reliable preparation and presentation of the consolidated financial statements; however, there are inherent limitations in the effectiveness of any system of internal controls.

Management recognizes its responsibility for conducting the Company’s activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in a code of business conduct for all employees and in a financial code of ethics for the Chief Executive Officer and Senior Financial Officers, as well as in other key policy statements publicized throughout the Company.

The Audit Committee of the Board of Directors, which is composed solely of independent directors who are not employees of the Company, meets with the independent registered public accounting firm, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The report of the Audit Committee is included in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders. Both the independent registered public accounting firm and the internal auditors have direct access to the Audit Committee.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is engaged to render an opinion as to whether management’s financial statements present fairly, in all material respects, the Company’s financial position and operating results. This report is included herein.

Management’s Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011 based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2011.

The Company’s internal control over financial reporting as of December 31, 2011 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

Frank S. Hermance	John J. Molinelli
Chairman of the Board and Chief Executive Officer	Executive Vice President — Chief Financial Officer

February 23, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of AMETEK, Inc.:

We have audited AMETEK, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AMETEK, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, AMETEK, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AMETEK, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011, and our report dated February 23, 2012 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania

February 23, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of AMETEK, Inc.:

We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AMETEK, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2012 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania

February 23, 2012

AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Year Ended December 31,
	2011	2010	2009
Net sales	$2,989,914	$2,470,952	$2,098,355

Operating expenses:
Cost of sales, excluding depreciation	1,955,779	1,646,892	1,435,953
Selling, general and administrative	349,321	296,482	254,143
Depreciation	48,873	45,420	42,209

Total operating expenses	2,353,973	1,988,794	1,732,305

Operating income	635,941	482,158	366,050
Other expenses:
Interest expense	(69,729)	(67,522)	(68,750)
Other, net	(9,570)	(8,386)	(2,667)

Income before income taxes	556,642	406,250	294,633
Provision for income taxes	172,178	122,318	88,863

Net income	$384,464	$283,932	$205,770

Basic earnings per share	$2.40	$1.79	$1.28

Diluted earnings per share	$2.37	$1.76	$1.27

Weighted average common shares outstanding:
Basic shares	160,255	159,056	160,182

Diluted shares	162,108	160,884	161,775

See accompanying notes.

AMETEK, Inc.

Consolidated Balance Sheet

(In thousands, except share amounts)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$170,392	$163,208
Marketable securities	4,563	5,645
Receivables, less allowance for possible losses	438,245	399,913
Inventories	380,471	335,253
Deferred income taxes	29,268	27,106
Other current assets	36,180	43,367

Total current assets	1,059,119	974,492
Property, plant and equipment, net	325,329	318,126
Goodwill	1,806,237	1,573,645
Other intangibles, net of accumulated amortization	982,957	761,556
Investments and other assets	145,848	191,096

Total assets	$4,319,490	$3,818,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$140,508	$97,152
Accounts payable	283,068	236,600
Income taxes payable	24,127	39,026
Accrued liabilities	181,172	178,081

Total current liabilities	628,875	550,859
Long-term debt	1,123,416	1,071,360
Deferred income taxes	389,088	311,466
Other long-term liabilities	125,306	110,026

Total liabilities	2,266,685	2,043,711

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized: 5,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized: 400,000,000 shares; issued: 2011 — 169,216,075 shares; 2010 — 168,050,869 shares	1,692	1,681
Capital in excess of par value	316,534	263,290
Retained earnings	2,101,615	1,755,742
Accumulated other comprehensive loss	(157,263)	(91,958)
Treasury stock: 2011 — 8,844,495 shares; 2010 — 7,341,520 shares	(209,773)	(153,551)

Total stockholders’ equity	2,052,805	1,775,204

Total liabilities and stockholders’ equity	$4,319,490	$3,818,915

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Stockholders’ Equity

(In thousands)

	Year Ended December 31,
	2011		2010		2009
	Comprehensive Income	Stockholders’ Equity	Comprehensive Income	Stockholders’ Equity	Comprehensive Income	Stockholders’ Equity
Capital Stock
Preferred stock, $0.01 par value		$—		$—		$—

Common stock, $0.01 par value
Balance at the beginning of the year		1,681		1,665		1,653
Shares issued		11		16		12

Balance at the end of the year		1,692		1,681		1,665

Capital in Excess of Par Value
Balance at the beginning of the year		263,290		223,502		202,449
Issuance of common stock under employee stock plans		18,041		14,202		3,455
Share-based compensation costs		22,147		16,596		13,502
Excess tax benefits from exercise of stock options		13,056		8,990		4,096

Balance at the end of the year		316,534		263,290		223,502

Retained Earnings
Balance at the beginning of the year		1,755,742		1,500,471		1,320,470
Net income	$384,464	384,464	$283,932	283,932	$205,770	205,770

Cash dividends paid		(38,366)		(28,554)		(25,579)
Other		(225)		(107)		(190)

Balance at the end of the year		2,101,615		1,755,742		1,500,471

Accumulated Other Comprehensive (Loss) Income
Foreign currency translation:
Balance at the beginning of the year		(41,402)		(8,096)		(50,706)
Translation adjustments	(17,089)		(29,791)		38,357
(Loss) gain on net investment hedges, net of tax benefit (expense) of $221, $1,893 and ($2,290) in 2011, 2010 and 2009, respectively	(410)		(3,515)		4,253

	(17,499)	(17,499)	(33,306)	(33,306)	42,610	42,610

Balance at the end of the year		(58,901)		(41,402)		(8,096)

Defined benefit pension plans:
Balance at the beginning of the year		(50,798)		(67,121)		(93,360)
Change in pension plans, net of tax benefit (expense) of $27,117, ($9,938) and ($15,830) in 2011, 2010 and 2009, respectively	(47,635)	(47,635)	16,323	16,323	26,239	26,239

Balance at the end of the year		(98,433)		(50,798)		(67,121)

Unrealized holding (loss) gain on available-for-sale securities:
Balance at the beginning of the year		242		(64)		(701)
(Decrease) increase during the year, net of tax (expense) benefit of ($92), $165 and $343 in 2011, 2010 and 2009, respectively	(171)	(171)	306	306	637	637

Balance at the end of the year		71		242		(64)

Total other comprehensive (loss) income for the year	(65,305)		(16,677)		69,486

Total comprehensive income for the year	$319,159		$267,255		$275,256

Accumulated other comprehensive loss at the end of the year		(157,263)		(91,958)		(75,281)

Treasury Stock
Balance at the beginning of the year		(153,551)		(83,333)		(92,033)
Issuance of common stock under employee stock plans		3,114		8,391		8,700
Purchase of treasury stock		(59,336)		(78,609)		—

Balance at the end of the year		(209,773)		(153,551)		(83,333)

Total Stockholders’ Equity		$2,052,805		$1,775,204		$1,567,024

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Cash Flows

(In thousands)

	Year Ended December 31,
	2011	2010	2009
Cash provided by (used for):
Operating activities:
Net income	$384,464	$283,932	$205,770
Adjustments to reconcile net income to total operating activities:
Depreciation and amortization	86,532	72,896	65,500
Deferred income tax expense	12,154	3,774	5,768
Share-based compensation expense	22,147	16,596	13,502
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in receivables	(12,450)	(43,179)	87,146
(Increase) decrease in inventories and other current assets	(11,923)	7,334	83,622
Increase (decrease) in payables, accruals and income taxes	28,053	77,773	(91,622)
Increase in other long-term liabilities	550	6,382	3,345
Pension contribution	(5,386)	(3,555)	(21,127)
Other	4,424	1,060	12,767

Total operating activities	508,565	423,013	364,671

Investing activities:
Additions to property, plant and equipment	(50,816)	(39,183)	(33,062)
Purchases of businesses, net of cash acquired	(474,441)	(538,585)	(72,919)
Decrease (increase) in marketable securities	985	(619)	(638)
Other	(2,181)	11,564	275

Total investing activities	(526,453)	(566,823)	(106,344)

Financing activities:
Net change in short-term borrowings	41,550	92,364	(13,013)
Additional long-term borrowings	58,981	125,120	1,466
Reduction in long-term borrowings	(1,463)	(78,200)	(80,817)
Repurchases of common stock	(59,336)	(78,609)	—
Cash dividends paid	(38,366)	(28,554)	(25,579)
Excess tax benefits from share-based payments	13,056	8,990	4,096
Proceeds from employee stock plans and other	17,436	21,518	11,328

Total financing activities	31,858	62,629	(102,519)

Effect of exchange rate changes on cash and cash equivalents	(6,786)	(1,967)	3,568

Increase (decrease) in cash and cash equivalents	7,184	(83,148)	159,376

Cash and cash equivalents:
Beginning of year	163,208	246,356	86,980

End of year	$170,392	$163,208	$246,356

See accompanying notes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements reflect the results of operations, financial position and cash flows of AMETEK, Inc. (the “Company”), and include the accounts of the Company and subsidiaries, after elimination of all intercompany transactions in the consolidation. The Company’s investments in 50% or less owned joint ventures are accounted for by the equity method of accounting. Such investments are not significant to the Company’s consolidated results of operations, financial position or cash flows.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Securities and Other Investments

All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2011 and 2010, all of the Company’s equity securities and fixed-income securities (primarily those of a captive insurance subsidiary) are classified as “available-for-sale,” although the Company may hold fixed-income securities until their maturity dates. Fixed-income securities generally mature within three years. The aggregate market value of equity and fixed-income securities at December 31, 2011 and 2010 was $7.3 million ($7.3 million amortized cost) and $4.7 million ($4.5 million amortized cost), respectively. The temporary unrealized gain or loss on such securities is recorded as a separate component of accumulated other comprehensive income (in stockholders’ equity), and is not significant. Certain of the Company’s other investments, which are not significant, are also accounted for by the equity method of accounting as discussed above.

Accounts Receivable

The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on past experience. The allowance for possible losses on receivables was $7.8 million and $6.0 million at December 31, 2011 and 2010, respectively. See Note 7.

Inventories

The Company uses the first-in, first-out (“FIFO”) method of accounting, which approximates current replacement cost, for 74% of its inventories at December 31, 2011. The last-in, first-out (“LIFO”) method of accounting is used to determine cost for the remaining 26% of the Company’s inventory at December 31, 2011. For inventories where cost is determined by the LIFO method, the excess of the FIFO value over the LIFO value was $25.1 million and $23.9 million at December 31, 2011 and 2010, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties and related management initiatives.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of minor tools, jigs and dies, and maintenance and repairs is charged to expense as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets. The range of lives for depreciable assets is generally three to ten years for machinery and equipment, five to 27 years for leasehold improvements and 25 to 50 years for buildings.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The policy, with respect to sales returns and allowances, generally provides that the customer may not return products or be given allowances, except at the Company’s option. The Company has agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for these sales incentives as a reduction of revenues when the sale is recognized in the income statement. Accruals for sales returns, other allowances and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2011, 2010 and 2009, the accrual for future warranty obligations was $22.5 million, $18.3 million and $16.0 million, respectively. The Company’s expense for warranty obligations was $13.2 million in 2011, $10.6 million in 2010 and $8.2 million in 2009. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

Research and Development

Company-funded research and development costs are charged to expense as incurred and were $78.0 million in 2011, $56.8 million in 2010 and $50.5 million in 2009.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales and were $35.9 million in 2011, $33.3 million in 2010 and $24.6 million in 2009.

Earnings Per Share

The calculation of basic earnings per share is based on the weighted average number of common shares considered outstanding during the periods. The calculation of diluted earnings per share reflects the effect of all potentially dilutive securities (principally outstanding stock options and restricted stock grants). The number of weighted average shares used in the calculation of basic earnings per share and diluted earnings per share was as follows for the years ended December 31:

	2011	2010	2009
	(In thousands)
Weighted average shares:
Basic shares	160,255	159,056	160,182
Equity-based compensation plans	1,853	1,828	1,593

Diluted shares	162,108	160,884	161,775

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Instruments and Foreign Currency Translation

Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date and their results of operations are translated using average exchange rates for the year. Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions are included in operating results for the year.

The Company makes infrequent use of derivative financial instruments. Forward contracts are entered into from time to time to hedge specific firm commitments for certain inventory purchases or export sales, thereby minimizing the Company’s exposure to raw material commodity price or foreign currency fluctuation. No forward contracts were outstanding at December 31, 2011 or 2010. In instances where transactions are designated as hedges of an underlying item, the gains and losses on those transactions are included in accumulated other comprehensive income (“AOCI”) within stockholders’ equity to the extent they are effective as hedges. The Company has designated certain foreign-currency-denominated long-term borrowings as hedges of the net investment in certain foreign operations. As of December 31, 2011, these net investment hedges are the Company’s British-pound-denominated long-term debts, pertaining to certain of its investments in 100% owned subsidiaries whose functional currency is the British pound. As of December 31, 2010, these net investment hedges included the British-pound- and Euro-denominated long-term debts. These borrowings were designed to create net investment hedges in each of the foreign subsidiaries. The Company designated the British-pound- and Euro-denominated loans referred to above as hedging instruments to offset translation gains or losses on the net investment due to changes in the British pound and Euro exchange rates. These net investment hedges were evidenced by management’s documentation supporting the contemporaneous hedge designation on the acquisition dates. Any gain or loss on the hedging instrument (the debt) following hedge designation, is reported in AOCI in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness. As of December 31, 2011 and 2010, all net investment hedges were effective. At December 31, 2011, the translation losses on the net carrying value of the foreign-currency-denominated investments exceeded the translation gains on the carrying value of the underlying debt and the difference was included in AOCI. At December 31, 2010, the translation losses on the net carrying value of the foreign-currency-denominated investments exceeded the translation gains on the carrying value of the underlying debt and the difference was included in AOCI. An evaluation of hedge effectiveness is performed by the Company on an ongoing basis and any changes in the hedge are made as appropriate. See Note 4.

Share-Based Compensation

The Company accounts for share-based payments in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation–Stock Compensation. Accordingly, the Company expenses the fair value of awards made under its share-based plans. That cost is recognized in the consolidated financial statements over the requisite service period of the grants. See Note 11.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually.

The Company identifies its reporting units at the component level, which is one level below our operating segments. Generally, goodwill arises from acquisitions of specific operating companies and is assigned to the reporting unit in which a particular operating company resides. Our reporting units are composed of business units and are one level below our operating segment and for which discrete financial information is prepared and regularly reviewed by segment management.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company principally relies on a discounted cash flow analysis to determine the fair value of each reporting unit, which considers forecasted cash flows discounted at an appropriate discount rate. The Company believes that market participants would use a discounted cash flow analysis to determine the fair value of its reporting units in a sales transaction. The annual goodwill impairment test requires the Company to make a number of assumptions and estimates concerning future levels of revenue growth, operating margins, depreciation, amortization and working capital requirements, which are based upon the Company’s long-range plan. The Company’s long-range plan is updated as part of its annual planning process and is reviewed and approved by management. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both equity and debt, including a risk premium. While the Company uses the best available information to prepare its cash flow and discount rate assumptions, actual future cash flows or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances.

The impairment test for indefinite-lived intangibles other than goodwill (primarily trademarks and trade names) consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of its indefinite-lived intangibles using the relief from royalty method. The fair value derived from the relief from royalty method is measured as the discounted cash flow savings realized from owning such trademarks and trade names and not having to pay a royalty for their use.

The Company completed its required annual impairment tests in the fourth quarter of 2011, 2010 and 2009 and determined that the carrying values of goodwill and other intangible assets with indefinite lives were not impaired.

The Company evaluates impairment of its long-lived assets, other than goodwill and indefinite-lived intangible assets when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from such asset group are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset group. Fair market value is determined primarily using present value techniques based on projected cash flows from the asset group. Losses on long-lived assets held for sale, other than goodwill and indefinite-lived intangible assets, are determined in a similar manner, except that fair market values are reduced for disposal costs.

Intangible assets, other than goodwill, with definite lives are amortized over their estimated useful lives. Patents are being amortized over useful lives of four to 20 years. Customer relationships are being amortized over a period of five to 20 years. Miscellaneous other intangible assets are being amortized over a period of three to 20 years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets.

Income Taxes

The Company’s annual provision for income taxes and determination of the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. The Company conducts a broad range of operations around the world and is therefore subject to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of the Company’s tax assets and liabilities. To the extent the final outcome differs, future adjustments to the Company’s tax assets and liabilities may be necessary. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

The Company also is required to assess the realizability of its deferred tax assets, taking into consideration the Company’s forecast of future taxable income, the reversal of other existing temporary differences, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and amount of, valuation allowances against the Company’s deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (“ASU 2010-06”). ASU 2010-06 provides amendments that clarify existing disclosures and require new disclosures related to fair value measurements, providing greater disaggregated information on each class of assets and liabilities and more robust disclosures on transfers between levels 1 and 2, and activity in level 3 fair value measurements. The Company adopted the applicable provisions within ASU 2010-06 effective January 1, 2010. The Company adopted the level 3 disclosure requirements of ASU 2010-06 that are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years as of January 1, 2011. The adoption of ASU 2010-06 did not have a significant impact on the Company’s fair value disclosures.

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition — Milestone Method (“ASU 2010-17”). ASU 2010-17 establishes criteria for a milestone to be considered substantive and allows revenue recognition when the milestone is achieved in research or development arrangements. In addition, it requires disclosure of certain information with respect to arrangements that contain milestones. ASU 2010-17 was effective on January 1, 2011 for the Company and the adoption did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (“ASU 2010-29”). ASU 2010-29 addresses diversity in practice about the interpretation of the pro forma disclosure requirement for business combinations. ASU 2010-29 requires disclosure of pro forma revenue and earnings for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period for both the current and any comparable periods reported. The Company adopted the disclosure requirements of ASU 2010-29 effective January 1, 2011. See Note 5.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amendments result in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards (“IFRSs”). ASU 2011-04 is effective for fiscal years beginning after December 15, 2011. The Company has evaluated ASU 2011-04 and does not expect its adoption will have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 requires that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income and the total of comprehensive income. These amendments do not change the items that must be reported in other comprehensive income. The Company is currently evaluating the impact of adopting ASU 2011-05 that is effective for fiscal years beginning after December 15, 2011 and does not expect its adoption to impact the Company’s consolidated financial statements other than the change in presentation.

In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”). The amendments in ASU 2011-08 permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in FASB Accounting Standards Codification Topic 350, Intangibles — Goodwill and Other. ASU 2011-08 is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company is currently evaluating the impacts of adopting ASU 2011-08 and intends to adopt ASU 2011-08 for the year ending December 31, 2012.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company utilizes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

At December 31, 2011, $0.2 million of the Company’s marketable securities are valued as level 1 investments. In addition, the Company held $4.4 million of marketable securities in an institutional diversified equity securities mutual fund. These securities are valued as level 2 investments. The marketable securities are shown as a separate line on the consolidated balance sheet. For the year ended December 31, 2011, gains and losses on the investments noted above were not significant. No transfers between level 1 and level 2 investments occurred during the year ended December 31, 2011.

Fair value of the institutional equity securities mutual fund was estimated using the net asset value of the Company’s ownership interests in the fund’s capital. The mutual fund seeks to provide long-term growth of capital by investing primarily in equity securities traded on U.S. exchanges and issued by large, established companies across many business sectors. There are no restrictions on the Company’s ability to redeem these equity securities investments.

4.	Hedging Activities

The Company has designated certain foreign-currency-denominated long-term borrowings as hedges of the net investment in certain foreign operations. As of December 31, 2011, these net investment hedges are the Company’s British-pound-denominated long-term debt, pertaining to certain of its investments in 100% owned subsidiaries whose functional currency is the British pound. As of December 31, 2010, these net investment hedges included the British-pound- and Euro-denominated long-term debts. These borrowings were designed to create net investment hedges in each of the foreign subsidiaries. The Company designated the British-pound- and Euro-denominated loans referred to above as hedging instruments to offset translation gains or losses on the net investment due to changes in the British pound and Euro exchange rates. These net investment hedges were evidenced by management’s documentation supporting the contemporaneous hedge designation on the acquisition dates. Any gain or loss on the hedging instrument (the debt) following hedge designation is reported in accumulated other comprehensive income in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness.

At December 31, 2011 and 2010, the Company had $186.5 million and $187.2 million, respectively, of British-pound-denominated loans, which are designated as a hedge against the net investment in foreign subsidiaries acquired in 2008, 2006, 2004 and 2003. At December 31, 2010, the Company had a $66.9 million Euro-denominated loan, which was designated as a hedge against the net investment in a foreign subsidiary acquired in 2005. As a result of these British-pound- and Euro-denominated loans being designated and effective as net investment hedges, $0.7 million and $9.9 million of currency remeasurement gains have been included in the foreign currency translation component of other comprehensive income at December 31, 2011 and 2010, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Acquisitions

In 2011, the Company spent $474.9 million in cash, net of cash acquired, to acquire Avicenna Technology, Inc. (“Avicenna”) in April 2011, Coining Holding Company (“Coining”) in May 2011, Reichert Technologies and EM Test (Switzerland) GmbH in October 2011 and Technical Manufacturing Corporation (“TMC”) in December 2011. Avicenna is a supplier of custom, fine-featured components used in the medical device industry. Coining is a leading supplier of custom-shaped metal preforms, microstampings and bonding wire solutions for interconnect applications in microelectronics packaging and assembly. Reichert Technologies is a manufacturer of analytical instruments and diagnostic devices for the eye care market. EM Test is a manufacturer of advanced monitoring, testing, calibrating and display instruments. TMC is a world leader in high-performance vibration isolation systems and optical test benches used to isolate highly sensitive instruments for the microelectronics, life sciences, photonics and ultra-precision manufacturing industries. Avicenna and Coining are part of AMETEK’s Electromechanical Group (“EMG”) and Reichert Technologies, EM Test and TMC are part of AMETEK’s Electronic Instruments Group (“EIG”).

The operating results of the above acquisitions have been included in the Company’s consolidated results from the respective dates of acquisitions.

The following table represents the allocation of the aggregate purchase price for the net assets of the above acquisitions based on their estimated fair value at December 31, 2011 (in millions):

Property, plant and equipment	$13.6
Goodwill	238.1
Other intangible assets	260.0
Deferred income taxes	(37.0)
Net working capital and other*	0.2

Total purchase price	$474.9

*	Includes $28.3 million in accounts receivable, whose fair value, contractual cash flows and expected cash flows are approximately equal.

The amount allocated to goodwill is reflective of the benefits the Company expects to realize from the acquisitions as follows: Avicenna provides the Company with additional expertise in producing fine-featured catheter and other medical components for leads, guide wires and custom medical assemblies. Avicenna complements the Company’s medical device market businesses and is an excellent fit with its Technical Services for Electronics (“TSE”) business, which was acquired in 2010. The combination of these two businesses positions AMETEK as the only medical interconnects provider with integrated capabilities for the catheter, cardiac and neurostimulation markets. Coining is a global leader in custom-shaped preforms, microstampings and wire used for joining electronic circuitry, packaging microelectronics and providing thermal protection and electric conductivity for a wide range of electronic devices. Coining’s products are used in highly engineered applications for the RF/microwave, photonics, medical, aerospace and defense, and general electronics industries. Coining is an excellent fit with the engineered materials, interconnects and packaging businesses. Reichert Technologies is a leader and innovator in high-technology instruments used by ophthalmologists, optometrists, and opticians for vision correction and the screening and diagnosis of eye diseases such as glaucoma and macular degeneration. EM Test is a global leader in equipment used to perform electrical immunity and electromagnetic compatibility testing. EM Test provides a valuable platform for growth in the highly attractive markets for electrical immunity testing and emissions measurement. Its products are used in test applications by a wide range of industries to ensure that electronic and electrical products are not susceptible to external electromagnetic disturbances and do not generate electromagnetic disturbances that might affect other products or instruments. TMC serves the leading manufacturers of life sciences, photonics and semiconductor equipment with a broad range of custom active piezoelectric vibration cancellation systems, based on their patented active piezo technology. TMC also supplies passive vibration cancellation systems, optical test tables, acoustic isolation hoods and magnetic isolation hoods. TMC is an excellent fit with the Company’s high-end analytical instruments businesses and further broadens the Company’s product offerings and expertise in ultra precision manufacturing. The Company expects approximately $47.0 million of the goodwill recorded in connection with 2011 acquisitions will be tax deductible in future years.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is in the process of finalizing the deferred taxes for its fourth quarter 2011 acquisitions of Reichert Technologies, EM Test and TMC. Additionally, the Company is in the process of finalizing its third-party valuations of certain tangible and intangible assets related to its TMC acquisition. The Company recorded $2.5 million in contingent liabilities for the TMC acquisition primarily related to final tax true ups tied to, among other things, the final third-party valuation.

At December 31, 2011, purchase price allocated to other intangible assets of $260.0 million consists of $63.0 million of indefinite-lived intangible trademarks and trade names, which are not subject to amortization. The remaining $197.0 million of other intangible assets consist of $178.9 million of customer relationships, which are being amortized over a period of 12 to 20 years and $18.1 million of purchased technology and other, which are being amortized over a period of three to 20 years. Amortization expense for each of the next five years for the 2011 acquisitions listed above is expected to approximate $11.1 million per year.

In 2010, the Company spent $538.6 million in cash, net of cash acquired, to acquire TSE in June 2010, Haydon Enterprises in July 2010, Atlas Material Testing Technology LLC (“Atlas”) in November 2010, as well as the small acquisitions of Sterling Ultra Precision in January 2010, Imago Scientific Instruments in April 2010 and American Reliance’s Power Division in August 2010. TSE is a manufacturer of engineered interconnect solutions for the medical device industry. Haydon Enterprises is a leader in linear actuators and lead screw assemblies for the medical, industrial equipment, aerospace, analytical instrument, computer peripheral and semiconductor industries. Atlas is the world’s leading provider of weathering test instruments and related testing and consulting services. Atlas is a part of EIG and TSE and Haydon Enterprises are part of EMG.

The 2011 acquisitions noted above had an immaterial impact on reported net sales, net income and diluted earnings per share for the year ended December 31, 2011. Had the 2011 acquisitions been made at the beginning of 2011 or 2010, unaudited pro forma net sales, net income and diluted earnings per share for the years ended December 31, 2011 and 2010, respectively, would not have been materially different than the amounts reported. Pro forma results are not necessarily indicative of the results that would have occurred if the acquisitions had been completed at the beginning of 2011 or 2010.

In 2009, the Company spent $72.9 million in cash, net of cash acquired, to acquire High Standard Aviation in January 2009, a small acquisition of two businesses in India, Unispec Marketing Pvt. Ltd. and Thelsha Technical Services Pvt. Ltd., in September 2009 and Ameron Global in December 2009. High Standard Aviation is a provider of electrical and electromechanical, hydraulic and pneumatic repair services to the aerospace industry. Ameron Global is a manufacturer of highly engineered pressurized gas components and systems for commercial and aerospace customers and is also a leader in maintenance, repair and overhaul of fire suppression and oxygen supply systems. High Standard Aviation and Ameron Global are a part of EMG.

Acquisitions Subsequent to December 31, 2011

In January 2012, the Company acquired O’Brien Corporation, a leading manufacturer of fluid and gas handling solutions, sample conditioning equipment and process analyzers. O’Brien was acquired for approximately $175 million and has estimated annual sales of approximately $80 million. O’Brien’s products and solutions are used in critical applications in process industries worldwide. O’Brien’s product lines are both highly differentiated and highly complementary to AMETEK’s process instruments businesses and will join EIG.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill by segment were as follows:

	EIG	EMG	Total
	(In millions)
Balance at December 31, 2009	$746.9	$530.4	$1,277.3
Goodwill acquired	105.2	208.3	313.5
Purchase price allocation adjustments and other	25.8	(24.3)	1.5
Foreign currency translation adjustments	(13.5)	(5.2)	(18.7)

Balance at December 31, 2010	864.4	709.2	1,573.6
Goodwill acquired	135.7	102.4	238.1
Purchase price allocation adjustments and other	3.7	(2.0)	1.7
Foreign currency translation adjustments	(6.1)	(1.1)	(7.2)

Balance at December 31, 2011	$997.7	$808.5	$1,806.2

Other intangible assets were as follows at December 31:

	2011	2010
	(In thousands)
Definite-lived intangible assets (subject to amortization):
Patents	$53,048	$52,403
Purchased technology	124,773	107,170
Customer lists	657,152	479,943
Other acquired intangibles	24,865	25,944

	859,838	665,460

Accumulated amortization:
Patents	(30,913)	(28,687)
Purchased technology	(33,819)	(28,026)
Customer lists	(97,832)	(70,982)
Other acquired intangibles	(22,057)	(20,825)

	(184,621)	(148,520)

Net intangible assets subject to amortization	675,217	516,940
Indefinite-lived intangible assets (not subject to amortization):
Trademarks and trade names	307,740	244,616

	$982,957	$761,556

Amortization expense was $37.6 million, $27.5 million and $23.3 million for the years ended December 31, 2011, 2010 and 2009, respectively. Amortization expense for each of the next five years is expected to approximate $45.0 million per year, not considering the impact of potential future acquisitions.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Other Consolidated Balance Sheet Information

	December 31,
	2011	2010
	(In thousands)
INVENTORIES
Finished goods and parts	$70,315	$46,953
Work in process	72,676	73,556
Raw materials and purchased parts	237,480	214,744

	$380,471	$335,253

PROPERTY, PLANT AND EQUIPMENT
Land	$32,172	$32,634
Buildings	211,060	209,019
Machinery and equipment	679,446	651,883

	922,678	893,536
Less: Accumulated depreciation	(597,349)	(575,410)

	$325,329	$318,126

ACCRUED LIABILITIES
Employee compensation and benefits	$75,051	$71,957
Severance and lease termination	11,614	18,143
Product warranty obligation	22,466	18,347
Other	72,041	69,634

	$181,172	$178,081

	2011	2010	2009
	(In thousands)
ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES RECEIVABLE
Balance at the beginning of the year	$6,047	$5,788	$8,489
Additions charged to expense	2,458	1,466	1,139
Recoveries credited to allowance	11	120	70
Write-offs	(585)	(1,036)	(4,520)
Currency translation adjustments and other	(91)	(291)	610

Balance at the end of the year	$7,840	$6,047	$5,788

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Income Taxes

The components of income before income taxes and the details of the provision for income taxes were as follows for the years ended December 31:

	2011	2010	2009
	(In thousands)
Income before income taxes:
Domestic	$366,654	$266,783	$207,831
Foreign	189,988	139,467	86,802

Total	$556,642	$406,250	$294,633

Provision for income taxes:
Current:
Federal	$103,598	$70,008	$58,247
Foreign	39,516	37,514	22,123
State	16,910	11,022	2,725

Total current	160,024	118,544	83,095

Deferred:
Federal	14,051	7,071	7,024
Foreign	(2,508)	(3,105)	(1,464)
State	611	(192)	208

Total deferred	12,154	3,774	5,768

Total provision	$172,178	$122,318	$88,863

Significant components of the deferred tax (asset) liability were as follows at December 31:

	2011	2010
	(In thousands)
Current deferred tax (asset) liability:
Reserves not currently deductible	$(20,874)	$(19,795)
Share-based compensation	(4,234)	(4,989)
Net operating loss carryforwards	(2,264)	(2,344)
Foreign tax credit carryforwards	—	(2,018)
Other	(1,896)	2,040

Net current deferred tax asset	$(29,268)	$(27,106)

Noncurrent deferred tax (asset) liability:
Differences in basis of property and accelerated depreciation	$27,329	$28,697
Reserves not currently deductible	(22,822)	(21,953)
Pensions	8,720	31,927
Differences in basis of intangible assets and accelerated amortization	376,986	287,645
Net operating loss carryforwards	(1,241)	(9,077)
Share-based compensation	(8,548)	(10,422)
Foreign tax credit carryforwards	(331)	—
Other	8,581	(494)

	388,674	306,323
Less: Valuation allowance	414	5,143

Net noncurrent deferred tax liability	389,088	311,466

Net deferred tax liability	$359,820	$284,360

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s effective tax rate reconciles to the U.S. Federal statutory rate as follows for the years ended December 31:

	2011	2010	2009
U.S. Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.0	1.9	0.4
Foreign operations, net	(4.9)	(3.4)	(4.2)
Other	(1.2)	(3.4)	(1.0)

Consolidated effective tax rate	30.9%	30.1%	30.2%

At December 31, 2011, there has been no provision for U.S. deferred income taxes for the undistributed earnings of certain non-U.S. subsidiaries, which total approximately $410.3 million at December 31, 2011, because the Company intends to reinvest these earnings indefinitely in operations outside the United States. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes and withholding taxes payable to the various foreign countries. Determination of the amount of the unrecognized deferred income tax liability on these undistributed earnings is not practicable. At December 31, 2010, the Company had $5.7 million of deferred income taxes for undistributed earnings of certain non-U.S. subsidiaries that were distributed during 2011.

At December 31, 2011, the Company had tax benefits of $3.5 million related to net operating loss carryforwards, which will be available to offset future income taxes payable, subject to certain annual or other limitations based on foreign and U.S. tax laws. This amount includes net operating loss carryforwards of $0.2 million for federal income tax purposes with no valuation allowance, $3.0 million for state income tax purposes with a valuation allowance of $0.1 million, and $0.3 million for foreign income tax purposes with no valuation allowance. These net operating loss carryforwards, if not used, will expire between 2012 and 2032. As of December 31, 2011, the Company had $0.3 million of U.S. foreign tax credit carryforwards.

The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. This allowance primarily relates to the deferred tax assets established for state tax credits and net operating loss carryforwards. In 2011, the Company recorded a decrease of $4.7 million in the valuation allowance primarily related to a reduction for net operating losses that are no longer available as well as a valuation allowance related to state research and development credits that are now expected to be utilized.

At December 31, 2011, the Company had gross unrecognized tax benefits of $28.5 million, of which $25.9 million, if recognized, would impact the effective tax rate. At December 31, 2010, the Company had gross unrecognized tax benefits of $22.8 million, of which $18.3 million, if recognized, would impact the effective tax rate.

At December 31, 2011 and 2010, the Company reported $7.2 million and $6.1 million, respectively, related to interest and penalty exposure as accrued income tax expense in the consolidated balance sheet. During 2011, 2010 and 2009, the Company recognized $1.1 million of expense, $1.9 million of expense and $0.7 million of income, respectively, for interest and penalties related to uncertain tax positions in the income statement as a component of income tax expense.

The most significant tax jurisdiction for the Company is the United States. The Company files income tax returns in various state and foreign tax jurisdictions, in some cases for multiple legal entities per jurisdiction. Generally, the Company has open tax years subject to tax audit on average of between three and six years in these jurisdictions. At December 31, 2011, the Internal Revenue Service (“IRS”) has been and is continuing to examine the Company’s U.S. income tax returns for the years 2006 through 2009. The IRS previously completed the examination of the Company’s U.S. income tax returns for the years 2006 and 2007, however, the periods were reopened by the Company for a limited scope examination of the research and development credit. The Company has not materially extended any other statutes of limitation for any significant location and has reviewed and accrued for, where necessary, tax liabilities for open periods including state and foreign jurisdictions that remain subject to examination. There have been no penalties asserted or imposed by the IRS related to substantial understatement of income, gross valuation misstatement or failure to disclose a listed or reportable transaction.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2011, the Company added $9.6 million of tax, interest and penalties related to 2011 activity for identified uncertain tax positions and reversed $2.9 million of tax and interest related to statute expirations and settlement of prior uncertain positions. During 2010, the Company added $5.4 million of tax, interest and penalties related to 2010 activity for identified uncertain tax positions and reversed $8.4 million of tax and interest related to statute expirations and settlement of prior uncertain positions.

The following is a reconciliation of the liability for uncertain tax positions at December 31:

	2011	2010	2009
	(In millions)
Balance at the beginning of the year	$22.8	$26.5	$18.6
Additions for tax positions related to the current year	1.4	1.2	8.8
Additions for tax positions of prior years	6.5	2.7	2.5
Reductions for tax positions of prior years	(2.0)	(3.5)	(1.4)
Reductions related to settlements with taxing authorities	—	(4.1)	(2.0)
Reductions due to statute expirations	(0.2)	—	—

Balance at the end of the year	$28.5	$22.8	$26.5

In 2011, the additions above primarily reflect the increase in tax liabilities for uncertain tax positions related to certain foreign activities, while the reductions above primarily relate to a revised UK tax claim and tax paid as a result of a foreign dividend payment. At December 31, 2011, tax, interest and penalties of $30.4 million were classified as a noncurrent liability. The net increase in uncertain tax positions for the year ended December 31, 2011 resulted in an increase to income tax expense of $3.2 million.

9.	Debt

Long-term debt consisted of the following at December 31:

	2011	2010
	(In thousands)
U.S. dollar 6.59% senior notes due September 2015	$90,000	$90,000
U.S. dollar 6.69% senior notes due December 2015	35,000	35,000
U.S. dollar 6.20% senior notes due December 2017	270,000	270,000
U.S. dollar 6.35% senior notes due July 2018	80,000	80,000
U.S. dollar 7.08% senior notes due September 2018	160,000	160,000
U.S. dollar 7.18% senior notes due December 2018	65,000	65,000
U.S. dollar 6.30% senior notes due December 2019	100,000	100,000
British pound 5.99% senior note due November 2016	62,170	62,396
British pound 4.68% senior note due September 2020	124,339	124,792
Euro 3.94% senior note due August 2015	64,800	66,850
Swiss franc 2.44% senior note due December 2021	58,686	—
Revolving credit loan	134,200	92,000
Other, principally foreign	19,729	22,474

Total debt	1,263,924	1,168,512
Less: Current portion	(140,508)	(97,152)

Total long-term debt	$1,123,416	$1,071,360

Maturities of long-term debt outstanding at December 31, 2011 were as follows: $2.3 million in 2013; $1.8 million in 2014; $191.2 million in 2015; $64.3 million in 2016; $270.0 million in 2017; and $593.8 million in 2018 and thereafter.

In the third quarter of 2010, the Company paid in full an expiring 50 million British pound ($78.2 million) 5.96% senior note.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2007, the Company issued $270 million in aggregate principal amount of 6.20% private placement senior notes due December 2017 and $100 million in aggregate principal amount of 6.30% private placement senior notes due December 2019. In July 2008, the Company issued $80 million in aggregate principal amount of 6.35% private placement senior notes due July 2018. In September 2008, the Company issued $90 million in aggregate principal amount of 6.59% private placement senior notes due September 2015 and $160 million in aggregate principal amount of 7.08% private placement senior notes due September 2018. In December 2008, the Company issued $35 million in aggregate principal amount of 6.69% private placement senior notes due December 2015 and $65 million in aggregate principal amount of 7.18% private placement senior notes due December 2018.

In September 2005, the Company issued a 50 million Euro ($64.8 million at December 31, 2011) 3.94% senior note due August 2015. In November 2004, the Company issued a 40 million British pound ($62.2 million at December 31, 2011) 5.99% senior note due November 2016. In September 2010, the Company issued an 80 million British pound ($124.3 million at December 31, 2011) 4.68% senior note due September 2020. In December 2011, the Company issued a 55 million Swiss franc ($58.7 million at December 31, 2011) 2.44% senior note due December 2021.

In September 2011, the Company completed a new five-year revolving credit facility with a total borrowing capacity of $700 million, which excludes an accordion feature that permits the Company to request up to an additional $200 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The revolving credit facility places certain restrictions on allowable additional indebtedness. The new revolving credit facility replaced a $450 million total borrowing capacity revolving credit facility, which excluded a $100 million accordion feature, that was due to expire in June 2012. At December 31, 2011, the Company had available borrowing capacity of $742.7 million under its revolving credit facility, including the $200 million accordion feature.

Interest rates on outstanding loans under either the current or replaced revolving credit facility are at the applicable London Interbank Offered Rate (“LIBOR”) plus a negotiated spread, or at the U.S. prime rate. At December 31, 2011 and 2010, the Company had $134.2 million and $92.0 million, respectively, of borrowings outstanding under the revolving credit facility. The weighted average interest rate on the revolving credit facility for the years ended December 31, 2011 and 2010 was 1.10% and 0.82%, respectively. The Company had outstanding letters of credit totaling $25.9 million and $22.6 million at December 31, 2011 and 2010, respectively.

The private placements, the senior notes and the revolving credit facility are subject to certain customary covenants, including financial covenants that, among other things, require the Company to maintain certain debt-to-EBITDA and interest coverage ratios. The Company was in compliance with all provisions of the debt arrangements at December 31, 2011.

Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of $56.0 million at December 31, 2011. Foreign subsidiaries had debt outstanding at December 31, 2011 totaling $19.7 million, including $13.4 million reported in long-term debt.

The weighted average interest rate on total debt outstanding at December 31, 2011 and 2010 was 6.0% and 6.3%, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Financial Instruments

The estimated fair values of the Company’s financial instruments are compared below to the recorded amounts at December 31, 2011 and 2010. Cash, cash equivalents and marketable securities are recorded at fair value at December 31, 2011 and 2010 in the accompanying consolidated balance sheet.

	Asset (Liability)
	December 31, 2011		December 31, 2010
	Recorded Amount	Fair Value	Recorded Amount	Fair Value
	(In thousands)
Fixed-income investments	$2,811	$2,811	$—	$—
Short-term borrowings	(135,892)	(135,892)	(95,904)	(95,904)
Long-term debt (including current portion)	(1,128,032)	(1,298,503)	(1,072,608)	(1,176,399)

The fair value of fixed-income investments is based on quoted market prices. The fair value of short-term borrowings approximates the carrying value. The Company’s long-term debt is all privately held with no public market for this debt, therefore, the fair value of long-term debt was computed based on comparable current market data for similar debt instruments. See Note 9 for long-term debt principals, interest rates and maturities.

11.	Share-Based Compensation

Under the terms of the Company’s stockholder-approved share-based plans, incentive and non-qualified stock options and restricted stock have been, and may be, issued to the Company’s officers, management-level employees and members of its Board of Directors. Employee and non-employee director stock options generally vest at a rate of 25% per year, beginning one year from the date of the grant, and restricted stock generally has a four-year cliff vesting. Stock options generally have a maximum contractual term of seven years. At December 31, 2011, 15.4 million shares of Company common stock were reserved for issuance under the Company’s share-based plans, including 5.5 million shares for stock options outstanding.

The Company issues previously unissued shares when stock options are exercised and shares are issued from treasury stock upon the award of restricted stock.

The Company measures and records compensation expense related to all stock awards by recognizing the grant date fair value of the awards over their requisite service periods in the financial statements. For grants under any of the Company’s plans that are subject to graded vesting over a service period, the Company recognizes expense on a straight-line basis over the requisite service period for the entire award.

The fair value of each stock option grant is estimated on the date of grant using a Black-Scholes-Merton option pricing model. The following weighted average assumptions were used in the Black-Scholes-Merton model to estimate the fair values of options granted during the years indicated:

	2011	2010	2009
Expected volatility	26.4%	25.6%	25.8%
Expected term (years)	5.0	5.0	4.9
Risk-free interest rate	1.96%	2.48%	1.89%
Expected dividend yield	0.54%	0.54%	0.73%
Black-Scholes-Merton fair value per stock option granted	$11.34	$7.56	$5.20

Expected volatility is based on the historical volatility of the Company’s stock. The Company used historical exercise data to estimate the stock options’ expected term, which represents the period of time that the stock options granted are expected to be outstanding. Management anticipates that the future stock option holding periods will be similar to the historical stock option holding periods. The risk-free interest rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve at the time of grant. Compensation expense recognized for all share-based awards is net of estimated forfeitures. The Company’s estimated forfeiture rates are based on its historical experience.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total share-based compensation expense was as follows for the years ended December 31:

	2011	2010	2009
	(In thousands)
Stock option expense	$8,027	$7,580	$6,297
Restricted stock expense	14,120	9,016	7,205

Total pre-tax expense	22,147	16,596	13,502
Related tax benefit	(7,083)	(5,459)	(4,223)

Reduction of net income	$15,064	$11,137	$9,279

Pre-tax share-based compensation expense is included in either cost of sales, or selling, general and administrative expenses, depending on where the recipient’s cash compensation is reported.

The following is a summary of the Company’s stock option activity and related information for the year ended December 31, 2011:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In millions)
Outstanding at the beginning of the year	6,119	$24.25
Granted	660	44.70
Exercised	(1,165)	18.91
Forfeited	(148)	28.28
Expired	—	—

Outstanding at the end of the year	5,466	$27.75	3.9	$80.1

Exercisable at the end of the year	2,926	$24.95	3.0	$50.2

The aggregate intrinsic value of stock options exercised during 2011, 2010 and 2009 was $28.2 million, $29.3 million and $15.5 million, respectively. The total fair value of stock options vested during 2011, 2010 and 2009 was $7.5 million, $7.0 million and $5.4 million, respectively.

The following is a summary of the Company’s nonvested stock option activity and related information for the year ended December 31, 2011:

	Shares	Weighted Average Grant Date Fair Value
	(In thousands)
Nonvested stock options outstanding at the beginning of the year	3,236	$6.32
Granted	660	11.34
Vested	(1,208)	6.23
Forfeited	(148)	6.91

Nonvested stock options outstanding at the end of the year	2,540	$7.63

As of December 31, 2011, there was approximately $12.8 million of expected future pre-tax compensation expense related to the 2.5 million nonvested stock options outstanding, which is expected to be recognized over a weighted average period of less than two years.

The fair value of restricted shares under the Company’s restricted stock arrangement is determined by the product of the number of shares granted and the grant date market price of the Company’s common stock. Upon the grant of restricted stock, the fair value of the restricted shares (unearned compensation) at the date of grant is charged as a reduction of capital in excess of par value in the Company’s consolidated balance sheet and is amortized to expense on a straight-line basis over the vesting period, which is the same as the calculated derived service period as determined on the grant date.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted stock grants are subject to accelerated vesting due to certain events, including doubling of the grant price of the Company’s common stock as of the close of business during any five consecutive trading days. On April 6, 2011, 509,709 shares of restricted stock, which were granted on April 23, 2009, vested under this accelerated vesting provision. The pre-tax charge to income due to the accelerated vesting of these shares was $5.2 million ($3.6 million net after-tax charge) for the year ended December 31, 2011.

The following is a summary of the Company’s nonvested restricted stock activity and related information for the year ended December 31, 2011:

	Shares	Weighted Average Grant Date Fair Value
	(In thousands)
Nonvested restricted stock outstanding at the beginning of the year	1,532	$26.23
Granted	268	44.41
Vested	(810)	22.95
Forfeited	(47)	32.22

Nonvested restricted stock outstanding at the end of the year	943	$34.07

The total fair value of the restricted stock that vested was $18.6 million and $5.7 million in 2011 and 2010, respectively, and 2009 was not significant. The weighted average fair value of restricted stock granted per share during 2011 and 2010 was $44.41 and $29.01, respectively. As of December 31, 2011, there was approximately $17.3 million of expected future pre-tax compensation expense related to the 0.9 million nonvested restricted shares outstanding, which is expected to be recognized over a weighted average period of approximately two years.

Under a Supplemental Executive Retirement Plan (“SERP”) in 2011, the Company reserved 34,988 shares of common stock. Reductions for retirements and terminations were 12,667 shares in 2011. The total number of shares of common stock reserved under the SERP was 445,488 as of December 31, 2011. Charges to expense under the SERP are not significant in amount and are considered pension expense with the offsetting credit reflected in capital in excess of par value.

12.	Retirement Plans and Other Postretirement Benefits

Retirement and Pension Plans

The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The plans generally provide benefits based on participants’ years of service and/or compensation. The following is a brief description of the Company’s retirement and pension plans.

The Company maintains contributory and noncontributory defined benefit pension plans. Benefits for eligible salaried and hourly employees under all defined benefit plans are funded through trusts established in conjunction with the plans. The Company’s funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits based on actuarial calculations and the applicable requirements of U.S. federal and local foreign laws. The Company estimates that it will make both required and discretionary cash contributions of approximately $3 million to $6 million to its worldwide defined benefit pension plans in 2012.

The Company uses a measurement date of December 31 (its fiscal year end) for its U.S. and foreign defined benefit pension plans.

The Company sponsors a 401(k) retirement and savings plan for eligible U.S. employees. Participants in the retirement and savings plan may contribute a specified portion of their compensation on a before-tax basis, which vary by location. The Company matches employee contributions ranging from 20% to 100%, up to a maximum percentage ranging from 1% to 8% of eligible compensation or up to a maximum of $1,200 per participant in some locations.

The Company’s retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under the retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee’s salary subject to pre-established vesting. Employees of certain of the Company’s foreign operations participate in various local defined contribution plans.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a SERP covering certain current and former executives of the Company. These supplemental benefits are designed to compensate the executive for retirement benefits that would have been provided under the Company’s primary retirement plan, except for statutory limitations on compensation that must be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company’s common stock upon retirement or termination of the executive. The Company is providing for these obligations by charges to earnings over the applicable periods.

The following tables set forth the changes in net projected benefit obligation and the fair value of plan assets for the funded and unfunded defined benefit plans for the years ended December 31:

U.S. Defined Benefit Pension Plans:

	2011	2010
	(In thousands)
Change in projected benefit obligation (“PBO”):
Net projected benefit obligation at the beginning of the year	$384,763	$376,907
Service cost	3,095	2,917
Interest cost	21,271	21,489
Actuarial losses	34,765	9,578
Gross benefits paid	(24,962)	(24,380)
Plan amendments and other	—	(1,748)

Net projected benefit obligation at the end of the year	$418,932	$384,763

Change in plan assets:
Fair value of plan assets at the beginning of the year	$465,903	$430,513
Actual return on plan assets	527	59,520
Employer contributions	247	250
Gross benefits paid	(24,962)	(24,380)

Fair value of plan assets at the end of the year	$441,715	$465,903

Foreign Defined Benefit Pension Plans:

	2011	2010
	(In thousands)
Change in projected benefit obligation:
Net projected benefit obligation at the beginning of the year	$126,334	$110,607
Service cost	1,267	1,004
Interest cost	7,244	6,386
Acquisitions	—	9,633
Foreign currency translation adjustment	(863)	(4,370)
Employee contributions	403	389
Actuarial (gains) losses	(1,869)	6,069
Gross benefits paid	(4,106)	(3,384)

Net projected benefit obligation at the end of the year	$128,410	$126,334

Change in plan assets:
Fair value of plan assets at the beginning of the year	$126,539	$112,503
Actual return on plan assets	(2,347)	15,852
Employer contributions	5,139	3,305
Employee contributions	403	389
Foreign currency translation adjustment	(523)	(4,062)
Gross benefits paid	(4,106)	(3,384)
Acquisitions	—	1,936

Fair value of plan assets at the end of the year	$125,105	$126,539

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accumulated benefit obligation (“ABO”) consisted of the following at December 31:

U.S. Defined Benefit Pension Plans:

	2011	2010
	(In thousands)
Funded plans	$402,306	$370,610
Unfunded plans	5,558	4,757

Total	$407,864	$375,367

Foreign Defined Benefit Pension Plans:

	2011	2010
	(In thousands)
Funded plans	$112,540	$107,506
Unfunded plans	7,339	7,432

Total	$119,879	$114,938

Weighted average assumptions used to determine benefit obligations at December 31:

	2011	2010
U.S. Defined Benefit Pension Plans:
Discount rate	5.00%	5.60%
Rate of compensation increase (where applicable)	3.75%	3.75%
Foreign Defined Benefit Pension Plans:
Discount rate	5.22%	5.71%
Rate of compensation increase (where applicable)	2.97%	2.97%

The following is a summary of the fair value of plan assets for U.S. plans at December 31, 2011 and 2010.

	December 31, 2011			December 31, 2010
Asset Class	Total	Level 1	Level 2	Total	Level 1	Level 2
	(In thousands)
Cash and temporary investments	$2,402	$2,402	$—	$23,163	$23,163	$—
Equity securities:
AMETEK common stock	26,368	26,368	—	33,822	33,822	—
U.S. Small cap common stocks	26,033	26,033	—	35,280	35,280	—
U.S. Large cap common stocks	62,567	40,281	22,286	71,898	46,461	25,437
Diversified common stocks — U.S.	41,467	—	41,467	42,135	—	42,135
Diversified common stocks — Global	60,430	—	60,430	67,575	—	67,575
Fixed-income securities and other:
U.S. Corporate	24,856	24,856	—	37,963	37,963	—
U.S. Government	5,126	5,126	—	8,024	8,024	—
Global asset allocation*	121,296	70,855	50,441	99,058	60,226	38,832
Inflation related funds	52,438	12,438	40,000	46,985	17,349	29,636
Alternative investments:
Collective trust	18,732	—	—	—	—	—

Total investments	$441,715	$208,359	$214,624	$465,903	$262,288	$203,615

*	This asset class was invested in diversified companies in all geographical regions.

U.S. equity securities and global equity securities categorized as Level 1 are traded on national and international exchanges and are valued at their closing prices on the last trading day of the year. For U.S. equity securities and global equity securities not traded on an active exchange, or if the closing price is not available, the trustee obtains indicative quotes from a pricing vendor, broker or investment manager. These securities are categorized as Level 2 if the custodian obtains corroborated quotes from a pricing vendor.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, some U.S. equity securities and global equity securities are public investment vehicles valued using the Net Asset Value (“NAV”) provided by the fund manager. The NAV is the total value of the fund divided by the number of shares outstanding. U.S. equity securities and global equity securities are categorized as Level 1 if traded at their NAV on a nationally recognized securities exchange or categorized as Level 2 if the NAV is corroborated by observable market data.

Fixed income securities categorized as Level 1 are traded on national and international exchanges and are valued at their closing prices on the last trading day of the year and categorized as Level 2 if valued by the trustee using pricing models that use verifiable observable market data, bids provided by brokers or dealers or quoted prices of securities with similar characteristics.

Alternative investments categorized as Level 3 are valued based on unobservable inputs and cannot be corroborated using verifiable observable market data.

The following is a summary of the changes in the fair value of the U.S. plans’ level 3 investments (fair value using significant unobservable inputs):

Alternative Investments
(In thousands)
Balance, December 31, 2009	$18,958
Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	—
Realized gains (losses) relating to assets sold during the year	755
Purchases, sales, issuances and settlements, net	(19,713)

Balance, December 31, 2010	—

Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	807
Realized gains (losses) relating to assets sold during the year	—
Purchases, sales, issuances and settlements, net	17,925

Balance, December 31, 2011	$18,732

The expected long-term rate of return on these plan assets was 8.00% in 2011 and 8.25% in 2010. Equity securities included 626,324 shares of AMETEK, Inc. common stock with a market value of $26.4 million (6.0% of total plan investment assets) at December 31, 2011 and 861,300 shares of AMETEK, Inc. common stock with a market value of $33.8 million (7.3% of total plan investment assets) at December 31, 2010.

The objectives of the AMETEK, Inc. U.S. defined benefit plans’ investment strategy are to maximize the plans’ funded status and minimize Company contributions and plan expense. Because the goal is to optimize returns over the long term, an investment policy that favors equity holdings has been established. Since there may be periods of time where both equity and fixed-income markets provide poor returns, an allocation to alternative assets may be made to improve the overall portfolio’s diversification and return potential. The Company periodically reviews its asset allocation, taking into consideration plan liabilities, plan benefit payment streams and the investment strategy of the pension plans. The actual asset allocation is monitored frequently relative to the established targets and ranges and is rebalanced when necessary. The target allocations for the U.S. defined benefits plans are approximately 50% equity securities, 25% fixed-income securities and 25% other securities and/or cash.

The equity portfolio is diversified by market capitalization and style. The equity portfolio also includes an international component.

The objective of the fixed-income portion of the pension assets is to provide interest rate sensitivity for a portion of the assets and to provide diversification. The fixed-income portfolio is diversified within certain quality and maturity guidelines in an attempt to minimize the adverse effects of interest rate fluctuations.

Other than for investments in alternative assets, described in the footnote to the table above, certain investments are prohibited. Prohibited investments include venture capital, private placements, unregistered or restricted stock, margin trading, commodities, short selling and rights and warrants. Foreign currency futures, options and forward contracts may be used to manage foreign currency exposure.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the fair value of plan assets for foreign defined benefit pension plans at December 31, 2011 and 2010.

	December 31, 2011		December 31, 2010
Asset Class	Total	Level 2	Total	Level 2
	(In thousands)
Cash	$4,920	$4,920	$4,336	$4,336
U.S. Mutual equity funds	10,224	10,224	10,141	10,141
Foreign mutual equity funds	72,221	72,221	77,260	77,260
Real estate	404	404	2,647	2,647
Mutual bond funds — Global	21,481	21,481	18,782	18,782
Life insurance	15,855	—	13,373	—

Total investments	$125,105	$109,250	$126,539	$113,166

Equity funds, real estate funds and fixed income funds that are valued by the vendor using observable market inputs are considered level 2 investments. Life insurance assets are considered level 3 investments as their values are determined by the sponsor using unobservable market data.

The following is a summary of the changes in the fair value of the foreign plans’ level 3 investments (fair value determined using significant unobservable inputs):

Life Insurance
(In thousands)
Balance, December 31, 2009	$9,747
Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	1,690
Realized gains (losses) relating to assets sold during the year	—
Acquisitions	1,936
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2010	13,373

Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	2,482
Realized gains (losses) relating to assets sold during the year	—
Acquisitions	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2011	$15,855

The objective of AMETEK, Inc.’s foreign defined benefit plans’ investment strategy is to maximize the long-term rate of return on plan investments, subject to a reasonable level of risk. Liability studies are also performed on a regular basis to provide guidance in setting investment goals with an objective to balance risks against the current and future needs of the plans. The trustees consider the risk associated with the different asset classes, relative to the plans’ liabilities and how this can be affected by diversification, and the relative returns available on equities, fixed-income investments, real estate and cash. Also, the likely volatility of those returns and the cash flow requirements of the plans are considered. It is expected that equities will outperform fixed-income investments over the long term. However, the trustees recognize the fact that fixed-income investments may better match the liabilities for pensioners. Because of the relatively young active employee group covered by the plans and the immature nature of the plans, the trustees have chosen to adopt an asset allocation strategy more heavily weighted toward equity investments. This asset allocation strategy will be reviewed, from time to time, in view of changes in market conditions and in the plans’ liability profile. The target allocations for the foreign defined benefit plans are approximately 74% equity securities, 17% fixed-income securities and 9% other securities, insurance or cash.

The assumption for the expected return on plan assets was developed based on a review of historical investment returns for the investment categories for the defined benefit pension assets. This review also considered current capital market conditions and projected future investment returns. The estimates of future capital market returns by asset class are lower than the actual long-term historical returns. The current low interest rate environment influences this outlook. Therefore, the assumed rate of return for U.S. plans is 8.0% and 6.96% for foreign plans in 2012.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets and pension plans with an accumulated benefit obligation in excess of plan assets were as follows at December 31:

U.S. Defined Benefit Pension Plans:

	Projected Benefit Obligation Exceeds Fair Value of Assets		Accumulated Benefit Obligation Exceeds Fair Value of Assets
	2011	2010	2011	2010
	(In thousands)
Benefit obligation	$5,558	$4,757	$5,558	$4,757
Fair value of plan assets	—	—	—	—

Foreign Defined Benefit Pension Plans:

	Projected Benefit Obligation Exceeds Fair Value of Assets		Accumulated Benefit Obligation Exceeds Fair Value of Assets
	2011	2010	2011	2010
	(In thousands)
Benefit obligation	$61,580	$59,966	$7,871	$9,612
Fair value of plan assets	50,125	51,040	467	2,057

The following table provides the amounts recognized in the consolidated balance sheet at December 31:

	2011	2010
	(In thousands)
Funded status asset (liability):
Fair value of plan assets	$566,820	$592,442
Projected benefit obligation	(547,342)	(511,097)

Funded status at the end of the year	$19,478	$81,345

Amounts recognized in the consolidated balance sheet consisted of:
Noncurrent asset for pension benefits (other assets)	$36,490	$95,029
Current liabilities for pension benefits	(563)	(235)
Noncurrent liability for pension benefits	(16,449)	(13,449)

Net amount recognized at the end of the year	$19,478	$81,345

The following table provides the amounts recognized in accumulated other comprehensive income, net of taxes, at December 31:

Net amounts recognized:	2011	2010
	(In thousands)
Net actuarial loss	$98,345	$50,677
Prior service costs	93	139
Transition asset	(5)	(18)

Total recognized	$98,433	$50,798

Other changes in pension plan assets and benefit obligations recognized in other comprehensive income, net of taxes:	2011	2010	2009
	(In thousands)
Net actuarial loss (gain)	$50,582	$(10,871)	$(18,086)
Amortization of net actuarial loss	(2,914)	(4,306)	(8,079)
Loss recognized due to curtailment	—	(993)	—
Amortization of prior service costs	(46)	(149)	(85)
Amortization of transition asset	13	(4)	11

Total recognized	$47,635	$(16,323)	$(26,239)

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the components of net periodic pension benefit expense for the years ended December 31:

	2011	2010	2009
	(In thousands)
Defined benefit plans:
Service cost	$4,362	$3,921	$4,517
Interest cost	28,515	27,874	28,239
Expected return on plan assets	(45,049)	(41,991)	(35,711)
Amortization of:
Net actuarial loss	4,727	6,949	13,165
Prior service costs	75	83	138
Transition asset	(22)	(21)	(18)

Pension (income) expense	(7,392)	(3,185)	10,330
Pension curtailment charge	—	41	—

Total net periodic benefit (income) expense	(7,392)	(3,144)	10,330

Other plans:
Defined contribution plans	14,571	12,505	12,521
Foreign plans and other	5,586	4,442	3,977

Total other plans	20,157	16,947	16,498

Total net pension expense	$12,765	$13,803	$26,828

The estimated amount that will be amortized from accumulated other comprehensive income into net periodic pension benefit expense in 2012 for the net actuarial losses and prior service costs is expected to be $11.4 million.

The following weighted average assumptions were used to determine the above net periodic pension benefit expense for the years ended December 31:

	2011	2010	2009
U.S. Defined Benefit Pension Plans:

Discount rate	5.60%	5.90%	6.50%
Expected return on plan assets	8.00%	8.25%	8.25%
Rate of compensation increase (where applicable)	3.75%	3.75%	3.75%

Foreign Defined Benefit Pension Plans:

Discount rate	5.71%	5.98%	6.09%
Expected return on plan assets	6.96%	6.97%	6.97%
Rate of compensation increase (where applicable)	2.97%	2.98%	2.98%

Estimated Future Benefit Payments

The estimated future benefit payments for U.S. and foreign plans are as follows (in thousands): 2012 – $29,668; 2013 – $30,328; 2014 – $31,126; 2015 – $31,912; 2016 – $32,889; 2017 to 2021 – $177,481. Future benefit payments primarily represent amounts to be paid from pension trust assets. Amounts included that are to be paid from the Company’s assets are not significant in any individual year.

Postretirement Plans and Postemployment Benefits

The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of former employees. Benefits under these arrangements are not funded and are not significant.

The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits are not significant in amount.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has a deferred compensation plan, which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest-bearing account, benefits from which are payable out of the general assets of the Company, or (b) the equivalent of a fund which invests in shares of the Company’s common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $19.5 million and $16.9 million at December 31, 2011 and 2010, respectively. Administrative expense for the deferred compensation plan is borne by the Company and is not significant.

13.	Guarantees

The Company does not provide significant guarantees on a routine basis. The Company primarily issues guarantees, stand-by letters of credit and surety bonds in the ordinary course of its business to provide financial or performance assurance to third parties on behalf of its consolidated subsidiaries to support or enhance the subsidiary’s stand-alone creditworthiness. The amounts subject to certain of these agreements vary depending on the covered contracts actually outstanding at any particular point in time. At December 31, 2011, the maximum amount of future payment obligations relative to these various guarantees was $64.7 million and the outstanding liability under certain of those guarantees was $4.1 million.

Indemnifications

In conjunction with certain acquisition and divestiture transactions, the Company may agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from specified events (e.g., breaches of contract obligations or retention of previously existing environmental, tax or employee liabilities) whose terms range in duration and often are not explicitly defined. Where appropriate, the obligation for such indemnifications is recorded as a liability. Because the amount of these types of indemnifications generally is not specifically stated, the overall maximum amount of the obligation under such indemnifications cannot be reasonably estimated. Further, the Company indemnifies its directors and officers for claims against them in connection with their positions with the Company. Historically, any such costs incurred to settle claims related to these indemnifications have been minimal for the Company. The Company believes that future payments, if any, under all existing indemnification agreements would not have a material impact on its consolidated results of operations, financial position or cash flows.

Product Warranties

The Company provides limited warranties in connection with the sale of its products. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

Changes in the accrued product warranty obligation were as follows at December 31:

	2011	2010	2009
	(In thousands)
Balance at the beginning of the year	$18,347	$16,035	$16,068
Accruals for warranties issued during the year	13,247	10,616	8,236
Settlements made during the year	(10,175)	(9,691)	(11,095)
Changes in liability for pre-existing warranties, including expirations during the year	—	(262)	277
Warranty accruals related to acquired businesses and other during the year	1,047	1,649	2,549

Balance at the end of the year	$22,466	$18,347	$16,035

Certain settlements of warranties made during the period were for specific nonrecurring warranty obligations. Product warranty obligations are reported as current liabilities in the consolidated balance sheet.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Contingencies

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. At December 31, 2011, the Company is named a Potentially Responsible Party (“PRP”) at 15 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 14 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In ten of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. At the remaining site where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligations. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2011 and 2010 were $28.0 million and $31.3 million, respectively, for both non-owned and owned sites. In 2011, the Company recorded $1.2 million in reserves. Additionally, the Company spent $4.5 million on environmental matters in 2011. The Company’s reserves for environmental liabilities at December 31, 2011 and 2010 include reserves of $17.5 million and $18.9 million, respectively, for an owned site acquired in connection with the 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a large Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2011, the Company had $14.3 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects.

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated results of operations, financial position or cash flows of the Company.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Leases and Other Commitments

Minimum aggregate rental commitments under noncancellable leases in effect at December 31, 2011 (principally for production and administrative facilities and equipment) amounted to $131.3 million, consisting of payments of $27.0 million in 2012, $20.9 million in 2013, $16.1 million in 2014, $13.1 million in 2015, $10.1 million in 2016 and $44.1 million thereafter. The leases expire over a range of years from 2012 to 2082, with renewal or purchase options, subject to various terms and conditions, contained in most of the leases. Rental expense was $26.4 million in 2011, $23.1 million in 2010 and $22.8 million in 2009.

As of December 31, 2011 and 2010, the Company had $275.5 million and $222.0 million, respectively, in purchase obligations outstanding, which primarily consisted of contractual commitments to purchase certain inventories at fixed prices.

16.	Reportable Segments and Geographic Areas Information

Descriptive Information about Reportable Segments

The Company has two reportable segments, EIG and EMG. The Company identifies its operating segments for segment reporting purposes primarily on the basis of product type, production processes, distribution methods and management organizations.

EIG produces instrumentation for various electronic applications used in transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure, temperature, flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. EIG also produces analytical instrumentation for the medical, laboratory and research markets, as well as instruments for food service equipment, measurement and monitoring instrumentation for various process industries and instruments and complete instrument panels for heavy trucks, and heavy construction and agricultural vehicles. EIG also manufactures ultraprecise measurement instrumentation, as well as thermoplastic compounds for automotive, appliance and telecommunications applications.

EMG produces brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. EMG also produces high-purity metal powders and alloys in powder, strip and wire form for electronic components, aircraft and automotive products, as well as heat exchangers and thermal management subsystems. EMG also supplies hermetically sealed (moisture-proof) connectors, terminals and headers. These electromechanical devices are used in aerospace, defense, medical and other industrial applications. Additionally, EMG produces air-moving electric motors and motor-blower systems for manufacturers of floorcare appliances and outdoor power equipment.

Measurement of Segment Results

Segment operating income represents net sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense. Net sales by segment are reported after elimination of intra- and intersegment sales and profits, which are insignificant in amount. Reported segment assets include allocations directly related to the segment’s operations. Corporate assets consist primarily of investments, prepaid pensions, insurance deposits and deferred taxes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segment Financial Information

	2011	2010	2009
	(In thousands)
Net sales(1):
Electronic Instruments	$1,647,195	$1,324,113	$1,146,578
Electromechanical	1,342,719	1,146,839	951,777

Consolidated net sales	$2,989,914	$2,470,952	$2,098,355

Operating income and income before income taxes:
Segment operating income(2):
Electronic Instruments	$420,197	$316,184	$232,875
Electromechanical	262,710	210,397	166,582

Total segment operating income	682,907	526,581	399,457
Corporate administrative and other expenses	(46,966)	(44,423)	(33,407)

Consolidated operating income	635,941	482,158	366,050
Interest and other expenses, net	(79,299)	(75,908)	(71,417)

Consolidated income before income taxes	$556,642	$406,250	$294,633

Assets:
Electronic Instruments	$2,154,502	$1,959,586
Electromechanical	1,965,665	1,753,041

Total segment assets	4,120,167	3,712,627
Corporate	199,323	106,288

Consolidated assets	$4,319,490	$3,818,915

Additions to property, plant and equipment(3):
Electronic Instruments	$27,196	$31,496	$22,220
Electromechanical	30,977	26,690	16,668

Total segment additions to property, plant and equipment	58,173	58,186	38,888
Corporate	2,419	3,240	2,161

Consolidated additions to property, plant and equipment	$60,592	$61,426	$41,049

Depreciation and amortization:
Electronic Instruments	$39,749	$32,893	$32,635
Electromechanical	46,143	38,524	32,444

Total segment depreciation and amortization	85,892	71,417	65,079
Corporate	640	1,479	421

Consolidated depreciation and amortization	$86,532	$72,896	$65,500

(1)	After elimination of intra- and intersegment sales, which are not significant in amount.

(2)

Segment operating income represents net sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

(3)	Includes $9.8 million in 2011, $22.2 million in 2010 and $8.0 million in 2009 from acquired businesses.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Areas

Information about the Company’s operations in different geographic areas for the years ended December 31, 2011, 2010 and 2009 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.

	2011	2010	2009
	(In thousands)
Net sales:
United States	$1,488,773	$1,259,608	$1,066,644

International(1):
United Kingdom	174,714	174,980	170,229
European Union countries	456,035	362,463	339,328
Asia	546,542	405,200	308,805
Other foreign countries	323,850	268,701	213,349

Total international	1,501,141	1,211,344	1,031,711

Total consolidated	$2,989,914	$2,470,952	$2,098,355

Long-lived assets from continuing operations (excluding intangible assets):
United States	$215,987	$206,869

International(2):
United Kingdom	34,093	34,031
European Union countries	52,832	54,815
Asia	8,496	8,862
Other foreign countries	13,921	13,549

Total international	109,342	111,257

Total consolidated	$325,329	$318,126

(1)	Includes U.S. export sales of $774.9 million in 2011, $564.5 million in 2010 and $414.1 million in 2009.

(2)	Represents long-lived assets of foreign-based operations only.

17.	Additional Consolidated Income Statement and Cash Flow Information

Included in other income are interest and other investment income of $0.8 million, $1.1 million and $0.9 million for 2011, 2010 and 2009, respectively. Income taxes paid in 2011, 2010 and 2009 were $130.1 million, $95.9 million and $84.3 million, respectively. Cash paid for interest was $68.2 million, $66.8 million and $68.0 million in 2011, 2010 and 2009, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Stockholders’ Equity

In 2010, the Company repurchased approximately 3,071,000 shares of common stock for $78.6 million in cash under its share repurchase authorization. At December 31, 2010, $64.9 million was available under the Board authorization for future share repurchases. In 2011, the Company repurchased approximately 1,677,000 shares of common stock for $59.3 million in cash under its share repurchase authorization. In November 2011, the Board of Directors approved an increase of $100 million in the authorization for the repurchase of the Company’s common stock. This increase was added to the $5.5 million that remained available from an existing $75 million authorization approved in 2010. At December 31, 2011, $105.5 million was available under the Board authorization for future share repurchases.

At December 31, 2011, the Company held 8.8 million shares in its treasury at a cost of $209.8 million, compared with 7.3 million shares at a cost of $153.6 million at December 31, 2010. The number of shares outstanding at December 31, 2011 was 160.4 million shares, compared with 160.7 million shares at December 31, 2010.

The Company has a Shareholder Rights Plan, under which the Company’s Board of Directors declared a dividend of one Right for each share of Company common stock owned at the close of business on June 2, 2007, and has authorized the issuance of one Right for each share of common stock of the Company issued between the Record Date and the Distribution Date. The Plan provides, under certain conditions involving acquisition of the Company’s common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in June 2017.

19.	Fourth Quarter of 2008 Restructuring Charges and Asset Write-Downs

During the fourth quarter of 2008, the Company recorded pre-tax charges totaling $40.0 million, which had the effect of reducing net income by $27.3 million ($0.17 per diluted share). These charges included restructuring costs for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million). The charges included $30.1 million for severance costs for more than 10% of the Company’s workforce and $1.5 million for lease termination costs associated with the closure of certain facilities. Of the $40.0 million in charges, $32.9 million of the restructuring charges and asset write-downs were recorded in cost of sales and $7.1 million of the restructuring charges and asset write-downs were recorded in Selling, general and administrative expenses. The restructuring charges and asset write-downs were reported in 2008 segment operating income as follows: $20.4 million in EIG, $19.4 million in EMG and $0.2 million in Corporate administrative and other expenses. The restructuring costs for employee reductions and facility closures relate to plans established by the Company in 2008 as part of cost reduction initiatives that were broadly implemented across the Company’s various businesses during fiscal 2009. The restructuring costs resulted from the consolidation of manufacturing facilities, the migration of production to low-cost locales and a general reduction in workforce in response to lower levels of expected sales volumes in certain of the Company’s businesses.

The following table provides a rollforward of the remaining accruals established in the fourth quarter of 2008 for restructuring charges and asset write-downs:

	Restructuring
	Severance	Facility Closures	Total
	(In millions)
Restructuring accruals at December 31, 2009	$12.2	$1.0	$13.2
Utilization	(4.6)	(0.7)	(5.3)
Foreign currency translation and other	(1.0)	—	(1.0)

Restructuring accruals at December 31, 2010	6.6	0.3	6.9
Utilization	(3.5)	(0.1)	(3.6)
Foreign currency translation and other	(0.1)	—	(0.1)

Restructuring accruals at December 31, 2011	$3.0	$0.2	$3.2

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(In thousands, except per share amounts)
2011
Net sales	$717,783	$758,834	$750,546	$762,751	$2,989,914
Operating income	$152,020	$156,955	$159,586	$167,380	$635,941
Net income	$90,435	$94,144	$97,978	$101,907	$384,464
Basic earnings per share*	$0.57	$0.59	$0.61	$0.64	$2.40
Diluted earnings per share*	$0.56	$0.58	$0.60	$0.63	$2.37
Dividends paid per share*	$0.06	$0.06	$0.06	$0.06	$0.24
2010
Net sales	$556,662	$591,941	$644,374	$677,975	$2,470,952
Operating income	$102,446	$115,595	$128,593	$135,524	$482,158
Net income	$57,945	$67,391	$77,357	$81,239	$283,932
Basic earnings per share*	$0.36	$0.43	$0.49	$0.51	$1.79
Diluted earnings per share*	$0.36	$0.42	$0.48	$0.50	$1.76
Dividends paid per share*	$0.04	$0.04	$0.04	$0.06	$0.18

*

The sum of quarterly earnings per share may not equal total year earnings per share due to rounding of earnings per share amounts, and differences in weighted average shares and equivalent shares outstanding for each of the periods presented.

This document is printed on recycled paper, which contains at least 10% post consumer waste.

ANNUAL MEETING OF STOCKHOLDERS OF

AMETEK, Inc.

May 1, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online or by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.ametek.com/2012proxy

” Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ”

¢	20330300000000000000 3	050112

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Approval, by non-binding advisory vote, of AMETEK, Inc. executive compensation.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O James R. Malone O Elizabeth R. Varet O Dennis K. Williams			FOR	AGAINST	ABSTAIN
				3. Ratification of Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐

At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE WILL BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 & 3 AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

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Annual Meeting of Stockholders

AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 11:00 a.m. Eastern Daylight Time on Tuesday, May 1, 2012, at the InterContinental The Barclay New York, Sutton Room, 111 East 48th Street, New York, NY 10017. Please see your proxy statement for directions should you wish to attend the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF

AMETEK, Inc.

May 1, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.ametek.com/2012proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

”  Please detach along perforated line and mail in the envelope provided. ”

¢	20330300000000000000 3	050112

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Approval, by non-binding advisory vote, of AMETEK, Inc. executive compensation.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O James R. Malone O Elizabeth R. Varet O Dennis K. Williams			FOR	AGAINST	ABSTAIN
				3. Ratification of Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐

At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE WILL BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 & 3 AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Annual Meeting of Stockholders

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 11:00 a.m. Eastern Daylight Time on Tuesday, May 1, 2012, at the InterContinental The Barclay New York, Sutton Room, 111 East 48th Street, New York, NY 10017. Please see your proxy statement for directions should you wish to attend the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐	¢

AMETEK, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank S. Hermance, Robert S. Feit and Kathryn E. Sena or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at the InterContinental The Barclay New York, Sutton Room, 111 East 48th Street, New York, NY 10017, on Tuesday, May 1, 2012, at 11:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)

SEE REVERSE SIDE

¢	14475	¢